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As filed with the Securities and Exchange Commission on September 27, 2001

Registration No. 333-67642

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM SB-2
On FORM SB-2/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELECTRIC CITY CORP.
(Name of Small Business Issuer in its Charter)

Delaware (State or other jurisdiction of incorporation or organization	3699 (Primary Standard Industrial Classification Code Number)	36-4197337 (I.R.S. Employer Identification No.)

1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Address, and Telephone Number of Principal Executive Offices)

GREG RICE, ESQ.
General Counsel
Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Name, Address, and Telephone Number of Agent for Service)

Approximate Date of Commencement of Proposed sale to the Public:
From time to time after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ELECTRIC CITY CORP.

4,491,097 Shares of Common Stock

    The selling stockholders are offering up to 4,491,097 shares of our common stock, par value $0.0001 per share. The selling stockholders can sell these shares on any exchange on which the shares are listed or in privately negotiated transactions, whenever they decide and at the prices they set. We may issue up to 1,495,000 of these shares upon exercise of options and warrants held by some of the selling stockholders. We will not receive any of the proceeds from the sale of these shares of our common stock, but will receive proceeds from the exercise of any of such options and warrants.

    Our common stock is quoted on The American Stock Exchange under the symbol "ELC." On September 26, 2001, the closing sale price for shares of our common stock was $1.76 per share.

    Our principal executive office is located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007. Our telephone number at that address is (847) 437-1666. Our web site is located at http://www.electriccityeccc.com.

Investing in our common stock involves risks described beginning on page 4.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2001.

    This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC" or "Commission") using a "shelf registration" process. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.

    Unless otherwise indicated or the context otherwise requires, the terms "we," "us," "our," "the Company" and "Electric City" mean Electric City Corp., and the term "common stock" means Electric City Corp.'s common stock, par value $0.0001 per share.

TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	4
Use Of Proceeds	12
Plan Of Distribution	12
Legal Proceedings	13
Directors, Executive Officers, Promoters And Control Persons	14
Selling Security Holders, Security Ownership of Certain Beneficial Owners and Management	17
Description Of Securities	25
Interest Of Named Experts And Counsel	35
Commission Position On Indemnification For Securities Act Liability	35
Description Of Business	35
Management's Discussion And Analysis Of Plan Of Operation	43
Description Of Property	52
Certain Relationships And Related Transactions	52
Market For Common Equity And Related Stockholder Matters	55
Executive Compensation	56
Index To Financial Statements	62

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under "Risk Factors," that could cause our actual results, performance, prospects or opportunities in 2001 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, our limited operating history, our history of operating losses, our reliance on licensed technologies, customers' acceptance of our new and existing products, the risk of increased competition, our ability to successfully integrate acquired businesses, products and technologies, our ability to manage our growth, our commercial scale development of products and technologies to satisfy customers' demands and requirements, our need for additional financing and the terms and conditions of any financing that is consummated, the possible volatility of our stock price, the concentration of ownership of our stock and the potential fluctuation in our operating results. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.

Our Company

    We were organized as Electric City LLC, a Delaware limited liability company, on December 5, 1997. On June 5, 1998 we merged Electric City LLC with and into Electric City Corp., a Delaware corporation. On June 10, 1998, we issued approximately six (6%) percent of our issued and outstanding common stock to the approximately 330 shareholders of Pice Products Corporation ("Pice") an inactive, unaffiliated company with minimal assets, pursuant to the merger of Pice with and into Electric City. This merger facilitated the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol "ECCC". Since December 12, 2000, our common stock has traded on the American Stock Exchange under the trading symbol "ELC".

Our Products

    We are a developer, manufacturer and integrator of energy saving technologies and custom electric switchgear. Our premier energy saving product is the EnergySaver™ system, which reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting. In addition to our EnergySaver™ system, we manufacture, through our subsidiary Switchboard Apparatus, Inc. ("Switchboard Apparatus"), custom electric switchgear, including our TP3 line of prepackaged electrical distribution panels designed for use in telecommunications and Internet network centers.

    Our EnergySaver™ product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. Our Switchgear product line, including the TP3 product line, is manufactured at the facilities of Switchboard Apparatus in Broadview, Illinois.

    Giorgio Reverberi has patented in the U.S and Italy certain technologies underlying the EnergySaver™ products. We have entered into a license agreement with Mr. Reverberi relating to the license of the EnergySaver™ technology in the United States and certain other markets.

    We are pursuing a multi-channel marketing and sales distribution strategy to bring our products to market. Our multi-channel approach includes the use of a direct sales force, distributors and manufacturers' representatives.

The Offering

Securities Offered.	The selling stockholders are offering up to 4,491,097 shares of our common stock.
Terms of the Offering.
We have agreed to use our best efforts to keep this registration statement effective until all registered shares have been sold or may be sold without volume restrictions pursuant to the Securities Act of 1933.

Use of Proceeds.
We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. To the extent the selling stockholders exercise their options or warrants, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel, and consolidating our manufacturing facilities.
American Stock Exchange Symbol.	ELC

RISK FACTORS

    You should carefully consider the risks and uncertainties described below and all of the other information included in this prospectus before you decide whether to purchase shares of our common stock. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively affect the value of your investment.

Risks Related to Our Business

  We have a limited operating history upon which to evaluate our potential for future success.

    We were formed in December 1997. To date, we have only generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

  We have incurred operating losses since inception and may not achieve or sustain profitability in the future.

    We have incurred substantial net losses in each year since we commenced operations in December 1997. We must overcome significant manufacturing and marketing hurdles to sell large quantities of our products. In addition, we may be required to reduce the prices of our products in order to increase sales. If we reduce product prices, we may not be able to reduce product costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we expect to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel and consolidating our manufacturing facilities; (2) for research and development; and (3) to acquire complementary products, technologies and services. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity could be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.

  Our independent certified public accountants have issued a "going concern" opinion raising doubt about our financial viability.

    We are currently experiencing a significant lack of liquidity. As a result of our continuing losses and significant lack of liquidity, our independent certified public accountants, BDO Seidman, LLP, issued a "going concern" opinion in connection with their audit of our financial statements for the year ending December 31, 2000. This opinion expressed substantial doubt as to our ability to continue as a going concern. The going concern opinion could also have an adverse impact on our ability to execute the business plan, result in the reluctance on the part of certain suppliers to do business with us, or result in the loss of new business due to potential customers' concern about our ability to deliver product.

  A decrease in electric retail rates could lessen demand for our EnergySaver™ products.

    Our principal products, our EnergySaver™ products, have the greatest profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current high levels. Due to a potential overbuilding of power generating stations throughout certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and less of a demand for energy saving devices such as our EnergySaver™ products.

  We have a license under certain patents and our ability to sell our products may be adversely impacted if the license expires or is terminated.

    We have entered into a license agreement with Giorgio Reverberi, who holds a U.S. patent and who has applied for several patents in other countries. Pursuant to the terms of the license, Mr. Reverberi granted to us the exclusive right to manufacture and sell products containing the load reduction technology claimed under Mr. Reverberi's U.S. patent or any other related patent held by him in the U.S., the remainder of North America, South America and parts of Africa. However, the exclusive rights that we received from Mr. Reverberi may not have any value in territories where Mr. Reverberi does not have or does not obtain protectable rights. The term of the license expires when the last of these patents expires. We expect that these patents will expire in or around November 2017. Mr. Reverberi may terminate our license agreement if we materially breach its terms and fail to cure the breach within 180 days after we are notified of the breach. If our license with Mr. Reverberi is terminated, that could impact our ability to manufacture, sell or otherwise commercialize products in certain countries in the event that Mr. Reverberi has valid patent(s) in those countries with one or more patent claims that cover those products.

  If we are not able to protect our intellectual property rights against infringement or others obtain intellectual property rights relating to energy management technology, we could lose our competitive advantage in the energy management market.

    We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. Although we entered into confidentiality and rights to inventions agreements with our non-union employees and consultants during March 2001, the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect our competitive advantage in the energy management market. Our license to use Mr. Reverberi's patents may have little or no value to us if Mr. Reverberi's patents are not valid. In addition, patents held by third parties may limit our ability to manufacture, sell or otherwise commercialize products and could result in the assertion of claims of patent infringement against us. It that were to happen, we could try to modify our products to be non-infringing, but such modifications might not be successful to avoid infringing on the intellectual property rights of third parties.

    Claims of patent infringement, regardless of merit, could result in the expenditure of significant financial and managerial resources by us. We may be forced to seek to enter license agreements with third parties (other than Mr. Reverberi) to resolve claims of infringement by our products of the intellectual property rights of third parties. These licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business

  The loss of key personnel may harm our ability to obtain and retain customers, manage our rapid growth and compete effectively.

    Our future success will depend significantly upon the continued contributions of certain members of our senior management, including John P. Mitola, our Chief Executive Officer, and Brian Kawamura, our President and Chief Operating Officer, because they are critical to obtaining and retaining customers and managing our rapid growth. Our future success will also depend upon our ability to attract and retain highly qualified technical, operating and marketing personnel. We believe that there is intense competition for qualified personnel in the power management industry. If we cannot hire, train and retain qualified personnel or if a significant number of our current employees depart, we may be unable to successfully manufacture and market our products.

  If we are unable to manage our growth, it will adversely affect our business, the quality of our products and our ability to attract and retain key personnel.

    We have experienced rapid growth, which has been primarily through acquisitions of other businesses, and are subject to the risks inherent in the expansion and growth of a business enterprise. This significant growth, if sustained, will continue to place a substantial strain on our operational and administrative resources and increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to:

  •
  further develop and improve our operating, information, accounting, financial and other internal systems and controls on a timely basis;

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  improve our business development, marketing and sales capabilities; and

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  expand, train, motivate and manage our employee base.

    Our current senior management has limited experience managing a publicly traded company. Our systems currently in place will not be adequate if we continue to grow at our current pace and will need to be modified and enhanced. The skills of management currently in place may not be adequate if we continue to grow at our current pace.

  If our EnergySaver™ products do not achieve or sustain market acceptance, our ability to compete will be adversely affected.

    To date, we have not sold our EnergySaver™ product line in very large quantities and a sufficient market may not develop for it. Significant marketing will be required in order to establish a sufficient market for the EnergySaver™ products. The technology underlying these products may not become a preferred technology to address the energy management needs of our customers and potential customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in the energy management market.

  Failure to meet customers' expectations or deliver expected technical performance could result in losses and negative publicity.

    Customer engagements involve the installation of energy management equipment that we design to help our clients reduce energy/power consumption and/or increase energy/power reliability. We rely on outside contractors to install our EnergySaver™ products. Any defects in this equipment and/or its installation or any other failure to meet our customers' expectations could result in:

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  delayed or lost revenues due to adverse customer reaction;

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  requirements to provide additional products and/or services to a customer at no charge;

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  negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

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  claims for substantial damages against us, regardless of our responsibility for such failure.

  The cyclical nature of the construction industry could negatively affect the sales of our products.

    The construction industry is cyclical and is frequently affected by changes in general and local economic conditions, including:

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  employment levels;

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  availability of financing for customers;

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  interest rate fluctuations; and

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  consumer confidence.

    A decline in construction activity may decrease our ability to sell our products. We have no control over these economic conditions. Any significant downturn in construction activity could reduce demand for our products and could affect the sales of our products.

  If sufficient additional funding is not available to us, the commercialization of our products and our ability to grow at a rapid pace may be hindered; the raising of additional capital through the issuance of equity or equity-linked securities would dilute your ownership interest in us.

    We may need to obtain additional funds to grow our product development, manufacturing, marketing and sales activities at the pace that we intend. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our operating plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products. If we receive additional funds through the issuance of equity securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock. On July 31, 2001, the Company entered into a securities purchase agreement (subject to shareholder approval) with five investors. This transaction was approved by our shareholders at our 2001 annual meeting held on August 30, 2001 and on September 7, we closed the issuance of our Series A Convertible Preferred Stock for gross proceeds of $16,000,000 for the issuance of 1,600,000 shares of our Series A Convertible Preferred Stock, 320,864 shares of its common stock, one year warrants to purchase an additional 400,000 shares of Series A Convertible Preferred Stock at $10 per share and seven year warrants to purchase 3,000,000 additional shares of common stock at $1 per share.. This preferred stock has a conversion price that is below the current market price of our common stock and will enable the investors to nominate and elect up to four directors to our board of directors.

  We need to effectively market our energy management products in order to successfully sell large quantities of these products.

    One of the challenges we face in commercializing our energy management products is demonstrating the advantages of our products over more traditional products and competitive products. As we grow, we will need to further develop our marketing and sales force. In addition to our internal sales force, we rely on third parties to market and sell our products. We currently maintain a number of relationships and have a number of agreements with third parties regarding the marketing and distribution of our EnergySaver™, products and are substantially dependent upon the efforts of these third parties in marketing and selling these products. Maintenance of these relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The current contracts associated with certain of these relationships allow the distributors to terminate the relationship upon 30 days' written notice. Without these relationships, our ability to market and sell our EnergySaver™ products would be harmed and we would need to divert even more resources to increasing our internal sales force. If we are unable to expand our internal sales force and maintain our third party marketing relationships, our ability to generate significant revenues will be seriously harmed.

    The distribution rights we have granted to third parties in specified geographic territories may make it difficult for us to grow our business in such territories if those distributors do not successfully market and support our products in those territories. We have in the past been, and may in the future be, involved in disputes with distributors that have distribution rights in specified geographic territories, but are achieving sales results which do not meet goals. We recently repurchased for cash and stock consideration the distribution rights for Arizona, Colorado, Florida, Georgia, Michigan, Nebraska,

North Carolina, Ohio, South Carolina and Virginia from three distributors that were not meeting our sales goals. We may have to expend additional funds, incur debt or issue additional securities in the future to repurchase other distribution rights that we have granted or may grant in the future.

  We do not know if our "Virtual Negawatt Power Plant" concept or our "Shared Savings" program will be successful.

    We recently announced our "Virtual Negawatt Power Plant" concept and our "Shared Savings" program. We plan to advance the distribution of our EnergySaver™ products and increase the profitability of our EnergySaver™ product line through these new projects. We are at the very early stages and have not yet begun to implement these projects, and we have no experience in this area. As a result, we do not know if these projects will be successful. If these projects are unsuccessful, our plans to significantly increase the distribution of our EnergySaver™ product line, especially in markets where electricity has been deregulated, may not develop and our growth may be impaired.

  If our management fails to properly identify companies to acquire and to effectively negotiate the terms of these acquisition transactions, our growth may be impaired.

    Our recent growth is due in large part to acquisitions. Our future growth may depend, in part, on our ability to identify opportunities to acquire companies with complementary technologies, products and/or services and to successfully negotiate the terms of any acquisitions we want to make. Our management, including our Board of Directors, will have discretion in identifying and selecting companies to be acquired by us and in structuring and negotiating these acquisitions. In general, our common stockholders will not have the opportunity to approve these acquisitions (The holders of Series A Convertible Preferred Stock have certain rights to approve acquisitions—See "Description of Securities—Series A Convertible Preferred Stock"). In addition, in making acquisition decisions, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual operating results of any acquired company or the combination of us and an acquired company may significantly fall short of these projections.

    We may be unable to acquire companies that we identify for various reasons, including:

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  our inability to interest such companies in a proposed transaction;

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  our inability to agree on the terms of an acquisition;

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  incompatibility between our management and management of a target company; and

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  our inability to obtain required approvals of the holders of the Series A Convertible Preferred Stock.

    If we cannot consummate acquisitions on a timely basis or agree on terms at all, or if we cannot continue to acquire companies with complementary technologies, products and/or services on terms acceptable to us, our growth may be impaired.

  Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.

    During our limited operating history, we have acquired a company, Switchboard Apparatus, which forms the core of our switchgear business unit. Our future growth may depend, in part, upon our ability to successfully acquire other complementary businesses. We may encounter problems associated with such acquisitions, including the following:

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  difficulties in integrating acquired operations and products with our existing operations and products;

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  difficulties in meeting operating expectations for acquired businesses;

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  diversion of management's attention from other business concerns;

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  adverse impact on earnings of amortization or write-offs of goodwill and other intangible assets relating to acquisitions; and

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  issuances of equity securities that may be dilutive to existing stockholders to pay for acquisitions.

  Expanding our international operations will be difficult and our failure to do so successfully or in a cost-effective manner could have a material adverse effect on our business, operating results and financial condition.

    We have recently begun marketing and selling our products in Mexico and plan to expand our international operations and enter new international markets, such as Canada and Brazil. Under our license with Messrs. Reverberi and Marino, Mr. Reverberi granted to us exclusive rights to manufacture and sell products containing his patented load reduction technology in North America, South America and parts of Africa. Our future expansion into international markets will require significant management attention and financial resources and could adversely affect our business, operating results and financial condition. In order to expand international sales successfully, we must establish additional foreign operations and joint ventures, hire additional personnel and recruit additional international distributors. We may not be able to do so in a timely or cost efficient manner, and our failure to do so may limit our international sales growth.

    There are certain risks inherent in international business activities including:

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  changes in foreign currency exchange rates;

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  tariffs and other trade barriers;

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  costs of localizing products for foreign countries;

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  lack of acceptance of localized products in foreign countries;

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  longer accounts receivable payment cycles;

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  difficulties in managing international operations;

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  difficulties enforcing agreements in foreign jurisdictions;

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  potentially adverse tax consequences, including restrictions on repatriating earnings;

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  weaker intellectual property protection in foreign countries; and

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  the burden of complying with a wide variety of foreign laws.

    These factors may have a material adverse effect on our future international sales and, consequently, our business, operating results and financial condition.

  If we do not successfully compete with others in the very competitive energy management market, we may not achieve or maintain profitability.

    In the energy management market, we compete with other manufacturers of switching and monitoring systems and manufacturers of traditional energy management products that are currently used by our potential customers. Many of these companies have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than us. Our competitors may provide energy management products at lower prices and/or with superior performance. Failure of our products to reduce energy usage and cost sufficiently and reliably to achieve commercial acceptance or to otherwise successfully compete with conventional and new technologies would materially harm our business.

  Product liability claims could result in losses and could divert our management's time and resources.

    The manufacture and sale of our products creates a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant liabilities and divert our management's time, attention and resources. We do have product liability insurance coverage; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such large claim against us could materially harm our liquidity and operating results.

  Our limited commercial manufacturing experience may adversely affect our ability to manufacture large quantities of our EnergySaver™ products at competitive prices and on a timely basis; we may have to outsource manufacturing.

    Our EnergySaver™ products are manufactured at our facilities. To be financially successful, we must manufacture our products, including our EnergySaver™ products, in substantial quantities, at acceptable costs and on a timely basis. We have only produced limited quantities of our EnergySaver™ products for commercial installations and for use in development and customer trial programs. To produce larger quantities of our EnergySaver™ products at competitive prices and on a timely basis, we will have to further develop our processing, production control, assembly, testing and quality assurance capabilities. We may also have to hire contract-manufacturers and outsource the manufacturing of some or all of our products. We have had discussions with several potential contract-manufacturers, but none have been engaged to manufacture our products. We may be unable to manufacture our EnergySaver™ products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our EnergySaver™ products. If we are unable to make the transition to large-scale commercial production successfully, our business will be negatively affected. We could encounter substantial difficulties if we decide to outsource the manufacturing of our products, including delays in manufacturing and poor production quality.

  Our ability to manufacture our products on a timely basis may be hindered if we are unable to negotiate a new collective bargaining agreement on terms that are satisfactory to us.

    Of our 68 employees currently engaged in manufacturing, 48 are covered by either of two collective bargaining agreements. Both of our collective bargaining agreements expire on May 31, 2002. New collective bargaining agreements may not be reached when the current agreements expire which could lead to a work stoppage or strike. A prolonged work stoppage or strike by some or all of our manufacturing employees would have a material adverse effect on our ability to manufacture and sell products ordered by customers. In addition, to avoid a prolonged work stoppage or strike, we may have to enter into new collective bargaining agreements on terms that are not satisfactory to us, including the lack of a no strike provision.

Risks Related to this Offering

  Because our common stock was only recently listed on AMEX, an active trading market may not develop after this offering, which may make it difficult for you to sell your shares.

    Our common stock began trading on the American Stock Exchange on December 12, 2000. Previously our securities traded in the over-the-counter market on the OTC Bulletin Board. If an active and liquid trading market does not exist for our common stock on AMEX, you may have difficulty selling your shares.

  Future sales of our common stock could cause our stock price to decline.

    There are 31,043,036 shares of our common stock outstanding, of which approximately 59% are beneficially owned, collectively, by Joseph C. Marino, one of our founders, and by NCVC, L.L.C., an affiliate of two of our directors ("NCVC") and by DYDX Consulting, LLC ("DYDX"), an affiliate of another of our founders (this percentage includes stock options that are currently exercisable). A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by Mr. Marino and NCVC, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws and by trading agreements entered into with us. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by Mr. Marino, NCVC, DYDX or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities.

  Joseph Marino and NCVC and DYDX can control matters requiring stockholder approval because they beneficially own a large percentage of our common stock.

    Joseph C. Marino beneficially owns approximately 29% of our currently outstanding common stock. NCVC beneficially owns approximately 17% of our currently outstanding common stock, and DYDX beneficially owns approximately 13% of our currently outstanding common stock (each of the aforementioned percentages includes stock options that are currently exercisable). Victor Conant and Kevin P. McEneely, of which Mr. McEneely is one of our directors, share voting and investment power with respect to the shares of common stock held by NCVC. As a result of their significant ownership, Mr. Marino and NCVC and DYDX have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, Mr. Marino and NCVC and DYDX could elect to receive a control premium to the exclusion of other stockholders.

  Provisions of our charter and by-laws, in particular our "blank check" preferred stock, could discourage an acquisition of our company that would benefit our stockholders.

    Provisions of our charter and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock have been issued and may be issued in the future without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock which is currently outstanding or which may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in pursuing possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. In addition, the price that future investors may be willing to pay for our common stock may be lower due to the conversion price and exercise price granted to investors in any such private financing.

  Holders of the Series A Convertible Preferred Stock have the right to approve certain actions.

    On July 31, 2001, the Company entered into a securities purchase agreement (subject to shareholder approval) with five investors. This transaction was approved by our shareholders at our 2001 annual meeting held on August 30, 2001 and the closing of the transaction occurred on September 7, 2001 under which the Company received $16,000,000 in aggregate gross proceeds for the issuance of 1,600,000 shares of its Series A Convertible Preferred Stock, 320,864 shares of its common stock, one year warrants to purchase an additional 400,000 shares of its Series A Convertible Preferred Stock at $10 per share and seven year warrants to purchase an additional 3,000,000 shares of its common stock at $1 per share. (See "Description of Securities—Series A Preferred Stock"). The initial holders of the Series A Convertible Preferred Stock have the right to elect up to four directors (out of a board of 12). Except for the election of directors or as otherwise provided by law, the holders of the Series A Convertible Preferred Stock are entitled to vote with the holders of common stock on an "as converted" basis on all matters on which holders of our common stock are entitled to vote (however, if less than 200,000 shares of Series A Convertible Preferred are outstanding, unless otherwise provided by law, each holder of record of Series A Convertible Preferred Stock will have the right to vote on an "as converted" bases together with the holders of common stock on all matters on which holders of common stock are entitled to vote, including the election of directors). In addition, the holders of the Series A Convertible Preferred Stock are entitled to special approval rights in respect of certain actions by the Company, including any issuance of shares of capital stock by the Company and any acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries. As a result of these voting and special approval rights, the holders of the Series A Convertible Preferred Stock have the ability to exercise a controlling influence over our actions requiring their approval, which could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock In addition, the price that future investors may be willing to pay for our common stock may be lower due to the conversion price and exercise price granted to the investors in the Series A Convertible Preferred Stock financing.

USE OF PROCEEDS

    We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. If and when the selling stockholders exercise their options and warrants, we will receive up to $4,066,500 from the issuance of shares of common stock to the selling stockholders. Under such options and warrants, the selling stockholders have exercise prices per share ranging from $1.36 to $5.50. To the extent the selling stockholders exercise their options or warrants, we intend to use the proceeds we receive for general corporate purposes.

PLAN OF DISTRIBUTION

    We have agreed to register for public resale shares of our common stock which have been issued to the selling stockholders or may be issued in the future to selling stockholders upon the exercise of options or warrants. We have agreed to use our best efforts to keep this registration statement effective until all such shares registered under the applicable registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144 under the Securities Act. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose to not sell any or all of the shares of our common stock offered pursuant to this prospectus.

    The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

  •
  on any national securities exchange or market on which our common stock may be listed at the time of sale;

  •
  in an over-the counter market in which the shares are traded;

  •
  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in transactions to cover short sales; and

  •
  through a combination of any such methods of sale.

    The selling stockholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

    The selling stockholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise, at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

    The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of their shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

    From time to time the selling stockholders may engage in short sales, short sales against the box, puts, calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

    We are required to pay all fees and expenses incident to the registration of the shares of our common stock offered hereby other than broker-dealer discounts and commissions. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

LEGAL PROCEEDINGS

    We are not currently a party to any legal proceeding nor are we aware of any threatened legal proceeding that could have a material adverse effect on our business, results of operations or financial condition.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

    The table below shows certain information about our directors, executive officers and key employees:

Name	Age	Principal Positions
John P. Mitola	37	Chief Executive Officer and Director(1)(3)
Brian J. Kawamura	43	President, Chief Operating Officer and Director(1)(2)
Jeffrey R. Mistarz	43	Chief Financial Officer and Treasurer
Michael R. Pokora	36	Executive Vice President, Business Operations and Sales
Michael S. Stelter	44	Vice President, Sales and Director
John J. Callahan	53	Director(2)
Victor L. Conant	52	Director(4)
Robert J. Manning	59	Director(1)(3)
Kevin P. McEneely	53	Director(1)
Gerald A. Pientka	45	Director(2)(3)
James T. Stumpe	43	Director(4)
Roscoe C. Young II	50	Director

(1)
Member of our executive committee.

(2)
Member of our compensation committee.

(3)
Member of our audit committee.

(4)
Following the Company's 2001 Annual Meeting of Stockholders held on August 30, 2001, Messrs. Conant and Stumpe resigned their positions as directors of the Company. These positions, as well as two additional positions, will be filled by designees of the holders of our Series A Convertible Preferred Stock.

    John P. Mitola has been one of our directors since November 1999 and has been our chief executive officer since January 2000. From August 1993 until joining us, Mr. Mitola was with Unicom Thermal Technologies (now Exelon Thermal Technologies, Unicom (now Exelon) Corporation's largest unregulated subsidiary, serving most recently as vice president and general manager. Mr. Mitola led the growth of Unicom Thermal through the development of Unicom Thermal's Northwind™ ice technology and through thermal energy joint ventures between Unicom Thermal and several leading electric utility companies across North America. Prior to his appointment at Unicom Thermal, Mr. Mitola was director of business development for Commonwealth Edison Company, the local electric utility serving Chicago, Illinois and the northern Illinois region.

    Brian J. Kawamura has been one of our directors since November 1999 and has been our President and Chief Operating Officer since January 2000. From September 1997 until joining us, Mr. Kawamura served as Executive Vice President—Field Sales and Operations for the Southern Division of KMC Telecom, a rapidly growing competitive local exchange carrier founded in 1995, where he was responsible for sales growth in existing markets in Alabama, Florida, Georgia, Louisiana and Texas as well as future markets in the South and Southeast regions. From October 1986 until joining

KMC Telecom, Mr. Kawamura was Vice President and General Manager of the six state Central Region for MFS Worldcom, a telecommunications company.

    Jeffrey R. Mistarz has been our chief financial officer since January 2000 and our treasurer since October 2000. From January 1994 until joining us, Mr. Mistarz served as chief financial officer for Nucon Corporation, a privately held manufacturer of material handling products and systems, responsible for all areas of finance and accounting, managing capital and shareholder relations. Prior to joining Nucon, Mr. Mistarz was with First Chicago Corporation (now Bank One Corporation) for 12 years where he held several positions in corporate lending, investment banking and credit strategy.

    Michael R. Pokora has been our Executive Vice President of Business Operations and Sales since November 1999. Mr. Pokora was a founding member of the construction division of Arthur J. Gallagher & Company, where he served as Executive Vice President, responsible for the Midwest Construction Wrap-up Practice.

    Michael S. Stelter is one of our co-founders and has been one of our directors since our incorporation in June 1998. Since our organization as a limited liability company in December 1997, Mr. Stelter has served as our Vice President of Sales. Mr. Stelter was our Corporate Secretary from June 1998 until October 2000. From 1986 until May 1999, Mr. Stelter served as Vice President of Marino Electric.

    John J. Callahan was appointed to be one of our directors in April 2001. Mr. Callahan served as Senior Vice President of Sales and Marketing for Allegiance Telecom from December 1997 until his retirement in December 1999. From November 1992 to December 1997 Mr. Callahan served as the President of the Western Division of MFS Worldcom. Prior to joining MFS Worldcom he was a Vice President and General Manager of the Southwestern Division of Sprint.

    Victor L. Conant has been one of our directors since our incorporation in June 1998. Since 1986, Mr. Conant has been President and Chief Executive Officer of Nightingale-Conant Corporation, a publisher and marketer of audio and video self-improvement materials. Mr. Conant is also a member of NCVC. Following the 2001 Annual Meeting of Stockholders held on August 30, 2001, Mr. Conant resigned his position as a director of the Company to allow the holders of our Series A Convertible Preferred Stock to designate a member in his place.

    Robert J. Manning has been one of our directors since May 2000 and Chairman of our Board of Directors since January 2001. Mr. Manning is a co-founder and a member of Groupe Manning LLC, an energy consulting company. From April 1997 until his retirement in January 2000, Mr. Manning served as executive vice president of Exelon Corporation and its largest subsidiary, Commonwealth Edison Company, where his responsibilities included managing the sale of Commonwealth Edison's fossil generating fleet. During his thirty-five year career at Exelon, Mr. Manning directed all aspects of electric generation, consumer service and transmission and distribution operations.

    Kevin P. McEneely has been one of our directors since our incorporation in June 1998. Mr. McEneely was our Senior Executive Vice President and Chief Operating Officer from our organization as a limited liability company in December 1997 to December 1999. From 1985 to his retirement in December 1999, Mr. McEneely was Chief Operating Officer and an Executive Vice President of Nightingale-Conant Corporation. Mr. McEneely is also a member of NCVC.

    Gerald A. Pientka has been one of our directors since May 2000. Mr. Pientka is the co-founder of Higgins Development Partners, LLC, a national real estate development company headquartered in Chicago, Illinois. Mr. Pientka has served as President of the company since its inception in May 1999 when the Pritzker family interest purchased a controlling interest in Higgins Development Partners, LLC (formerly Walsh, Higgins & Company). Mr. Pientka served as President of Walsh, Higgins & Company from May 1992 until May 1999.

    James T. Stumpe has been one of our directors since October 1999. Mr. Stumpe is a member of Electric City of Illinois, LLC, one of our distributors. Since September 1996, Mr. Stumpe has been owner of RCI, another of our distributors, and he has been a part owner of Diamac Electric, an electrical contracting firm, since 1990. Following the 2001 Annual Meeting of Stockholders held on August 30, 2001, Mr. Stumpe resigned his position as a director of the Company to allow the holders of our Series A Convertible Preferred Stock to designate a member in his place.

    Roscoe C. Young II has been one of our directors since April 2000. Mr. Young has served as President and Chief Operating Officer of KMC Telecom since December 1999 and November 1996, respectively, and as a director since December 1999. Prior to joining KMC Telecom in 1996, Mr. Young was Vice President of Network Services for Ameritech, where he was in charge of customer service fulfillment of ISDN, digital centrex, voice services and network capital investment.

Board Committees

    Our board of directors currently has the following committees:

  •
  Audit Committee. The Audit Committee reviews and recommends to the board of directors the independent public accountants selected to audit our financial statements, meets with the independent public accountants to review the scope and results of the audit, confirms the independence of the auditors, reviews any management consulting services provided by the auditors and the related fees, reviews the adequacy and effectiveness of the Company's internal controls, reviews legal and regulatory matters that may have an effect on the Company's financial statements and investigates any matters brought to its attention. The members of the audit committee are Messrs. Mitola, Manning and Pientka.

  •
  Executive Committee. The Executive Committee reviews the general operations of the Company. The members of the executive committee are Messrs. Mitola, Kawamura, Manning and McEneely.

  •
  Compensation Committee. The Compensation Committee is responsible for establishing, administering and reviewing compensation programs for the Company's executive and senior management, subject to approval of the Board as a whole. The members of the compensation committee are Messrs. Callahan, Kawamura and Pientka.

SELLING SECURITY HOLDERS, SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables list certain information, as of September 7, 2001, regarding the beneficial ownership of our outstanding common stock by each of our directors and named executive officers, the persons known to us to beneficially own greater than 5% of our common stock, our directors and executive officers, as a group, and stockholders whose shares are being registered pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address of each person listed in the following table (unless otherwise noted) is c/o Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.

    The 4,491,097 shares of common stock that we are registering pursuant to this prospectus and that are listed under the column "Number of Shares Being Offered" include (1) 2,996,097 shares held by the selling stockholders, (2) up to 815,000 shares which we may issue to the selling stockholders upon exercise of vested options, and (3) up to 680,000 shares which we may issue to the selling stockholders upon exercise of warrants. The shares of our common stock listed under the column "Shares Issuable Upon Exercise of Options" includes shares issuable upon exercise of options that are currently exercisable.

    The information provided in the following table with respect to each selling stockholder is based on information obtained from that selling stockholder. The information under the column "Beneficial Ownership After Offering" assumes each selling stockholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties. Each selling stockholder may sell all, part or none of its shares.

Name	Shares Directly Held		Shares Issuable Upon Exercise of Preferred Stock	Shares Issuable Upon Exercise of Warrants		Shares Issuable Upon Exercise of Options		Total	%
Directors, Executive Officers and 5% Holders
Joseph C. Marino	7,549,654	(1)	—	—		2,150,000	(2)	9,699,654	29.22%
Pino, LLC	7,150,502		—	—		1,700,000		8,850,502	27.03%
NCVC, L.L.C.(3)	4,488,999		—	—		1,000,000	(7)	5,488,999	17.13%
Victor Conant	4,488,999	(4)(5)	—	—		1,000,000	(7)	5,488,999	17.13%
Kevin P. McEneely	4,488,999	(4)(6)	—	—		1,000,000	(7)	5,488,999	17.13%
DYDX Consulting LLC(8)	3,017,499		—	—		1,000,000	(9)	4,017,499	12.54%
Nikolas Konstant(10)	3,017,499		—	—		1,000,000	(9)	4,017,499	12.54%
Augustine Fund, L.P. (11)	1,529,008		—	200,000		—		1,729,008	5.53%
Newcourt Capital Securities, Inc. (12)	—		—	3,314,830		—		3,314,830	9.65%
Newcourt Capital USA, Inc.(13)	80,217		4,000,000	5,064,830	(14)	—		9,145,047	22.80%
EP Power Finance, L.L.C.(13)	80,217		4,000,000	1,750,000		—		5,830,217	15.85%
Duke Capital Partners, LLC(13)	80,217		4,000,000	1,750,000		—		5,830,217	15.85%
Morgan Stanley Dean Witter Equity Funding, Inc.(13)(15)	80,217		4,000,000	1,750,000		—		5,830,217	15.85%
Michael S. Stelter	1,244,192		—	—		—		1,244,192	4.01%
Brian Kawamura	68,000		—	—		500,000		568,000	1.80%
John P. Mitola	7,000		—	—		333,334		340,334	1.08%
Michael R. Pokora	10,000		—	—		166,667		176,667	*
John J. Callahan	10,000		—			25,000		35,000	*
Jeffrey R. Mistarz	4,200		—	—		22,222		26,422	*
Robert J. Manning	2,000		—	—		50,000		52,000	*
Gerald A. Pientka	18,500		—	—		50,000		68,500	*
Roscoe C. Young II	—		—	—		50,000		50,000	*
All directors and executive officers as a group (10 persons)**	5,852,891			—		2,197,223		8,050,114	24.22%
Selling Stockholders
Augustine Fund, L.P.(11)	1,529,008	—	200,000	—	1,729,008	5.53%
Joseph C. Marino(16)		—	—	450,000	450,000	1.43%
Dale Hoppensteadt(17)(18)	349,458	—	—	—	349,458	1.13%
Helmut Hoppe(17)(19)	74,884	—	—	—	74,884	*
George Miller(16)(20)	74,884	—	—	—	74,884	*
Phil Johnson(17)(21)	12,000	—	—	—	12,000	*
Kevin Hoppensteadt(17)(21)	10,500	—	—	—	10,500	*
Jim Manhart(17)(21)	10,500	—	—	—	10,500	*
Steve Solecki(17)(21)	5,250	—	—	—	5,250	*
Brian Elia (17)(21)	3,750	—	—	—	3,750	*
Don Bezek(17)(21)	2,500	—	—	—	2,500	*
Mike Galvin(17)(21)	2,500	—	—	—	2,500	*
Larry Gramit(17)(21)	2,500	—	—	—	2,500	*
Mike Pacione(17)(21)	2,500	—	—	—	2,500	*
Christopher Kelly(22)	275,000	—	—	—	275,000	*
thestockpage.com.(23)	58,600	—	200,000	—	258,600	*
R&R Investments, LLC(24)	255,000	—	—	—	255,000	*
David Limanowski(25)	99,358	—	—	—	99,358	*
Delano Group Securities(26)	—	—	100,000	—	100,000	*
Stephanie Cox(27)	—	—	—	100,000	100,000	*
Mark Swartz(28)	—	—	—	100,000	100,000	*
Matthew Soltis(29)	—	—	—	100,000	100,000	*
Wall and Broad Equities(30)	—	—	110,000	—	110,000	*
John Prinz & Associates LLC(31)	15,000	—	40,000	—	55,000	*
Investor Awareness, Inc.(32)	—	—	25,000	—	25,000	*
Paul Stock(33)	—	—	5,000	—	5,000	*
Curtis Vernon(34)(35)	—	—	—	10,000	10,000	*
Jeffrey Dome(34)(36)	—	—	—	20,000	20,000	*
Ronald Stone(34)(37)	—	—	—	35,000	35,000	*
Eugene Borucki(38)(39)	106,452	—	—	—	106,452	*
Denis Enberg(38)(40)	106,452	—	—	—	106,452	*

		Shares Beneficially Owned After Offering
Name	Number of Shares Being Offered	Number of Shares		Percent
Directors, Executive Officers and 5% Holders
Joseph C. Marino	450,000	9,249,654	(41)	27.79%
Pino, LLC	—	8,850,502		27.03%
NCVC, L.L.C.	—	5,488,999		17.13%
Victor Conant	—	5,488,999		17.13%
Kevin P. McEneely	—	5,488,999		17.13%
DYDX Consulting LLC	—	4,017,499		12.54%
Nikolas Konstant	—	4,017,499		12.54%
Augustine Fund, L.P.	1,729,009	—	(41)	—
Newcourt Capital Securities, Inc.	—	9,145,047		22.80%
Newcourt Capital USA, Inc.
EP Power Finance, L.L.C.	—	5,830,217		15.85%
Duke Capital Partners, LLC	—	5,830,217		15.85%
Morgan Stanley Dean Witter Equity Funding, Inc.	—	5,830,217		15.85%
Michael S. Stelter	—	1,244,192		4.01%
Brian Kawamura	—	568,000		1.80%
John P. Mitola	—	340,334		1.08%
Michael R. Pokora	—	176,667		*
John J. Callahan	—	35,000		*
Jeffrey R. Mistarz	—	26,422		*
Robert J. Manning	—	77,000		*
Gerald A. Pientka	—	66,500		*
Roscoe E. Young II	—	75,000		*
All directors and executive officers as a group (10 persons)**	—	8,050,114		24.22%
Selling Stockholders
Augustine Fund, L.P.	1,729,009	—	(41)	—
Joseph C. Marino	450,000	9,249,654	(41)	27.79%
Dale Hoppensteadt	349,458	—	(41)	—
Helmut Hoppe	74,884	—	(41)	—
George Miller	74,884	—	(41)	—
Phil Johnson	12,000	—	(41)	—
Kevin Hoppensteadt	10,500	—	(41)	—
Jim Manhart	10,500	—	(41)	—
Steve Solecki	5,250	—	(41)	—
Brian Elia	3,750	—	(41)	—
Don Bezek	2,500	—	(41)	—
Mike Galvin	2,500	—	(41)	—
Larry Grant	2,500	—	(41)	—
Mike Pacion	2,500	—	(41)	—
Joseph C. Marino	450,000	—	(41)	—
Augustine Fund, L.P.	1,729,009	—	(41)	—
Christopher Kelly	275,000	—	(41)	—
thestockpage.com.	258,600	—	(41)	—
R&R Investments, L.L.C.	255,000	—	(41)	—
David Limanowski	99,358	—	(41)	—
Delano Group Securities	100,000	—	(41)	—
Stephanie Cox	100,000	—	(41)	—
Mark Swartz	100,000	—	(41)	—
Matthew Soltis	100,000	—	(41)	—
Wall and Broad Equities	110,000	—	(41)	—
John Prinz & Associates LLC	55,000	—	(41)	—
Investor Awareness, Inc.	25,000	—	(41)	—
Paul Stock	5,000	—	(41)	—
Curtis Vernon	10,000	—	(41)	—
Jeffrey Dome	20,000	—	(41)	—
Ronald Stone	35,000	—	(41)	—
Eugene Borucki	106,452	—	(41)	—
Denis Enberg	106,452	—	(41)	—

Notes to Tables:

*
Denotes beneficial ownership of less than 1%.

**
Eliminates duplication

(1)
Includes 7,150,502 shares held of record by Pino, LLC. Mr. Marino holds a 100% membership interest in Pino and, in such capacity, has sole voting and investment power with respect to the shares of common stock held by Pino and, therefore, is deemed to be the beneficial owner of these shares. Mr. Marino's son holds 242,000 shares of record of which Mr. Marino disclaims beneficial ownership.

(2)
Includes options to acquire 1,700,000 shares of common stock at $1.10 per share held by Pino. In addition, Mr. Marino holds options to acquire 450,000 shares of common stock which are being registered pursuant to this offering. Pursuant to an employment agreement between the Company and Mr. Marino dated January 1, 1999, Mr. Marino was granted stock options to acquire 450,000 shares of the Company's common stock with an exercise price of $3.50 per share. These option shares were to vest equally over the four-year term of the employment agreement. During July 1999, the Company's board of directors approved a 2 for 1 stock split, which resulted in a post-split grant of 900,000 shares. During December 2000, Mr. Marino resigned his position as Chairman of the Company, at which time 450,000 shares had become vested.

(3)
The business address of NCVC, L.L.C. ("NCVC") is 6245 West Howard St., Niles, Illinois 60714.

(4)
Includes 4,488,999 shares held of record by NCVC. Messrs. Conant and McEneely are managers and members of NCVC, and, in said capacities, share voting and investment power with respect to shares of common stock held by NCVC. Therefore, they are deemed to be the beneficial owners of these shares.

(5)
Excludes 448,415 shares held in trust for Carson Conant Trust and Chappell Conant Trust, Mr. Conant's adult children. Although Mr. Conant is trustee of the trust and, in such capacity, has sole voting and investment power with respect to the shares of common stock held by the trust, he disclaims beneficial ownership of these shares.

(6)
Excludes 427,568 shares held by Patrick McEneely and Ryan McEneely, Mr. McEneely's adult children.

(7)
Includes options to acquire 1,000,000 shares of common stock at $1.10 per share held by NCVC.

(8)
The business address of DYDX Consulting, LLC ("DYDX") is 221 N. LaSalle Street, Suite 3900, Chicago, Illinois 60601.

(9)
Includes options to acquire 1,000,000 shares of common stock at $1.10 per share held by DYDX.

(10)
Includes 3,017,499 shares held of record by DYDX. Mr. Konstant holds a 100% membership interest in DYDX and, in such capacity, has sole voting and investment power with respect to the shares of common stock held by DYDX and, therefore, is deemed to be the beneficial owner of these shares.

(11)
On October 17, 2000, Augustine Fund, L.P. purchased 2,000 shares of the Company's Series B Convertible Preferred Stock ("Series B Preferred") and was issued warrants to purchase 200,000 shares of the Company's common stock at an exercise price of $4.425 per share, for gross proceeds to the Company of $2,000,000. The Series B Preferred was convertible into shares of the Company's common stock, which stock was converted on June 15, 2001 into 1,472,244 shares of the Company's common stock. An additional 56,764 shares of common stock were issued as accrued dividends on the Series B Preferred. The controlling members, directors and officers, all of whom are David Asplund, Thomas Duszynski, David Matteson, Brian Porter and John Porter, may be deemed to share power to vote or dispose of the shares held by Augustine Fund, L.P. The business address of Augustine Fund, L.P. is 141 W. Jackson Boulevard, Suite 2182, Chicago, Illinois 60604.

(12)
Newcourt Capital Securities, Inc. ("Newcourt Capital Securities"), a registered broker-dealer, was issued warrants to purchase 3,314,830 shares of the Company's common stock at a price of $1.00 per share in consideration for purchasing $3,200,000 of Convertible Senior Subordinated Promissory Notes from the Company during the second quarter of 2001 and for acting as placement agent for the Company's issuance of its Series A Convertible Preferred Stock (See "Description of Securities—Series A Preferred Stock"). Newcourt Capital Securities, Inc. is a wholly owned subsidiary of Newcourt Capital USA, Inc ("Newcourt Capital USA"). Accordingly, Newcourt Capital USA is deemed to be the beneficial owner of shares held by Newcourt Capital Securities. The following individuals share voting and investment power with respect to the shares of common stock held by Newcourt Capital Securities, Inc: Messrs. David McKerroll, J. Daryl MacLellan, Murray Eastwood, Michael Stupay, Johannes G.M. Derksen, Daniel Morash, Robert Sexton, Eric Mandelbaum and Robert Ingato. The aforementioned individuals are the current executive officers of Newcourt Capital Securities, Inc. and may be subject to subsequent change. The business address of Newcourt Capital Securities, Inc. is 1211 Avenue of the Americas, 22nd Floor, New York, NY 10036

(13)
On September 7, 2001, we closed our Series A Convertible Preferred Stock transaction (See "Description of Securities—Series A Preferred Stock") with a group of investors and issued the following securities for an aggregate purchase price of $16,000,000:

•
400,000 shares of our Series A Convertible Preferred Stock to each of Newcourt Capital USA, Inc. ("Newcourt"), Duke Capital Partners, LLC ("Duke Capital"), and EP Power Finance, L.L.C. ("EPP"), 380,000 shares of our Series A Convertible Preferred Stock to Morgan Stanley Dean Witter Equity Funding, Inc. ("Morgan Stanley") and 20,000 shares of our Series A Convertible Preferred Stock to Originators Investment Plan, L.P. ("OIP"). OIP is an affiliate of Morgan Stanley (See Note No. 15, below) and therefore, Morgan Stanley is deemed to be the beneficial owner of shares held by OIP. Each share of Series A Convertible Preferred Stock is convertible into 10 shares of our common stock and is exercisable beginning on November 7, 2001.

•
Warrants to purchase 100,000 shares of our Series A Convertible Preferred Stock to each of Newcourt, Duke Capital and EPP, warrants to purchase 95,000 shares of our Series A Convertible Preferred Stock to Morgan Stanley and warrants to purchase 5,000 shares of our Series A Convertible Preferred Stock to OIP. These warrants are initially exercisable at $10.00 per share and each share of Series A Preferred Stock is convertible into 10 shares of our common stock.

•
80,217 shares of our common stock to each of Newcourt, Duke Capital and EPP, 76,206 shares of our common stock to Morgan Stanley and 4,011 shares of our common stock to OIP.

•
Warrants to purchase 750,000 shares of our common stock to each of Newcourt, Duke Capital and EPP, warrants to purchase 712,500 shares of our common stock to Morgan Stanley and warrants to purchase 37,500 shares of our common stock to OIP. These warrants are initially exercisable at $1.00 per share and are exercisable beginning on November 7, 2001.

    Additional information regarding each of these investors is as follows:

  •
  The following individuals share voting and investment power with respect to the shares of common stock held by Newcourt Capital USA, Inc: Messrs. David McKerroll, J. Daryl MacLellan, Daniel Morash, John C. Wehner and Robert Golding. The aforementioned individuals are the current executive officers of Newcourt Capital USA, Inc. and may be subject to subsequent change. The business address of Newcourt Capital USA, Inc. is 1211 Avenue of the Americas, 22nd Floor, New York, NY 10036.

  •
  The following individuals share voting and investment power with respect to the shares of common stock held by Duke Capital Partners, LLC: Messrs. Robert Ladd, Gerald Stalun and F.T. Webster. The aforementioned individuals are the current executive officers of Duke Capital Partners, LLC and may be subject to subsequent change. The sole member of Duke Capital Partners, LLC is Duke Capital Corporation. The business address of Duke Capital Partners, LLC is 128 S. Tryon Street, Suite 1100, Charlotte, North Carolina 28202.

  •
  The following individuals share voting and investment power with respect to the shares of common stock held by EP Power Finance, L.L.C.: Messrs. Clark Smith, John Holmes, Grady Blakey, J. Robert Collins, Jr., John L. Harrison, W.C. Mack and Ms. Cecilia Heilmann. The aforementioned individuals are the current executive officers of EP Power Finance, L.L.C. and may be subject to subsequent change. The sole member of EP Power Finance, L.L.C. is El Paso Merchant Energy North America Company. The business address of EP Power Finance, L.L.C. is 1001 Louisiana Street, Houston, Texas 77002.

  •
  The following individuals share voting and investment power with respect to the shares of common stock held by Morgan Stanley Dean Witter Equity Funding, Inc.: Mr. Stephen Munger, Ms. Debra Aaron, Messrs. William Atkins, Steven Brown, Pietro Cinquegrana, Thomas Clayton, James Keane, David Landman, James Liang, Ms. Mary Meeker, Mr. Louis Palladino, Jr., Ms. Ruth Porat, Messrs. Bruce Sandberg, Dhiren Shah, James Wilmott, Michael Zuckert, Alexander Frank and Martin Cohen. The aforementioned individuals are the current executive officers of Morgan Stanley Dean Witter Equity Funding, Inc. and may be subject to subsequent change. The business address of Morgan Stanley Dean Witter Equity Funding, Inc. is 1585 Broadway, New York, New York 10036.

  •
  The following individuals share voting and investment power with respect to the shares of common stock held by Originators Investment Plan, L.P.: Mr. Tarek Abdel-Meguid, Ms. G. Andrea Botta, Ms. Debra Aaron, Ms. Lisa Butler, Ms. Stacie Cerza, Messrs. Pietro Cinquegrana, Thomas Clayton, Keith Hennessey, James Keane, Gavin MacDonald, Ms. Alyssa Mocco, Messrs. Louis Palladino, Jr., Bruce Sandberg, James Wilmott, Michael Zuckert, Martin Cohen and Alexander Frank. The aforementioned individuals are the current executive officers of MSDW OIP Investors, Inc., the sole general partner of OIP, and may be subject to subsequent change. The business address of Originators Investment Plan, L.P. is 1585 Broadway, New York, New York 10036.

    The Company had, and currently has, no agreements, plans or understandings with any party to distribute these securities.

(14)
Includes warrants to acquire 3,314,830 shares of common stock at an initial exercise price of $1.00 per share held by Newcourt Capital Securities, Inc.

(15)
Morgan Stanley is a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. OIP is a limited partnership, of which the sole general partner is MSDW OIP Investors, Inc., also a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Accordingly, Morgan Stanley is an affiliate of, and is deemed to be the beneficial owner of the shares held by, OIP.

(16)
Mr. Marino holds options to acquire 450,000 shares of common stock which are being registered pursuant to this offering. Pursuant to an employment agreement between the Company and

  Mr. Marino dated January 1, 1999, Mr. Marino was granted stock options to acquire 450,000 shares of the Company's common stock with an exercise price of $3.50 per share. These option shares were to vest equally over the four-year term of the employment agreement. During July 1999, the Company's board of directors approved a 2 for 1 stock split, which resulted in a post-split grant of 900,000 shares with an exercise price of $1.75 per share. During December 2000, Mr. Marino resigned his position as Chairman of the Company, at which time stock options to acquire 450,000 shares of the Company's common stock had become vested.

(17)
On August 31, 2000, we acquired Switchboard Apparatus, Inc. ("Switchboard") in a stock transaction. In exchange for ownership of Switchboard, the selling stockholders, which included Dale Hoppensteadt, Helmut Hoppe and George Miller, received 385,858, 82,684 and 82,684 shares of the Company's common stock, respectively. Subsequent to the acquisition, Mr. Hoppensteadt distributed 36,400 shares of his 385,858 shares of his common stock and Messrs. Hoppe and Miller each distributed 7,800 shares of their 82,684 shares of common stock to the following employees of Switchboard: 12,000 shares to Phil Johnson; 10,500 shares to each of Kevin Hoppensteadt and Jim Manhart; 5,250 shares to Steve Solecki; 3,750 shares to Brian Elia and 2,500 shares to each of Don Bezek, Mike Galvin, Larry Gramit and Mike Pacione.

(18)
Mr. Hoppensteadt is, and has been, the President of our wholly owned subsidiary, Switchboard Apparatus, Inc. since its acquisition in August 2000. Prior to our acquisition, he was a stockholder, director and officer of Switchboard Apparatus, Inc. The business address of Mr. Dale Hoppensteadt is c/o Switchboard Apparatus, Inc, 2820 South 19th Avenue, Broadview, Illinois 60155.

(19)
The business address of Mr. Helmut Hoppe is c/o Goschi & Goschi, Ltd., 120 S. LaSalle Street, Suite 1720, Chicago, Illinois 60603. Mr. Hoppe was a stockholder, director and officer of Switchboard Apparatus, Inc. prior to our acquisition of Switchboard Apparatus, Inc.

(20)
Mr. Miller is, and has been, employed by Switchboard Apparatus, Inc. since its acquisition in August 2000. Prior to our acquisition, Mr. Miller was a stockholder and employee of Switchboard Apparatus, Inc. The business address of Mr. George Miller is c/o Switchboard Apparatus, Inc, 2820 South 19th Avenue, Broadview, Illinois 60155.

(21)
The business address of each of Messrs. Bezek, Elia, Galvin, Gramit, K. Hoppensteadt, Manhart, Pacione and Solecki, each a current employee of Switchboard Apparatus, is c/o Switchboard Apparatus, Inc., 2820 South 19th Avenue, Broadview, Illinois 60155. Mr. Johnson is no longer employed by Switchboard Apparatus, Inc.

(22)
Christopher Kelly acquired 275,000 shares of the Company's common stock in a private purchase from an existing shareholder during January 2000 for investment purposes and was granted registration rights pursuant to a registration rights agreement dated January 17, 2000. The business address of Mr. Kelly is 3062 W. 167th Street, Markham, Illinois 60426.

(23)
thestockpage.com was issued warrants to purchase 200,000 shares of the Company's common stock at an exercise price of $2.00 per share for services provided pursuant to a consulting agreement dated January 15, 1999. In addition, thestockpage.com was issued 58,600 shares of the Company's common stock for services provided pursuant to a consulting agreement dated August 1, 2000. Messrs. Glen Akselrod, Robert Landau and David Roff, executive officers of thestockpage.com, share voting and investment power with respect to shares of common stock held by thestockpage.com. The business address of thestockpage.com, inc. is 141 Adelaide Street West, Suite 1004, Toronto, Ontario M5H-3L5.

(24)
R & R Investments, LLC acquired 250,000 shares of the Company's common stock in a private purchase from an existing shareholder during January 2000 for investment purposes. R & R investments was issued 5,000 shares of the Company's common stock in January 2001 as consideration for consulting services provided during the first quarter of 2001. R & R Investments was granted registration rights pursuant to a registration rights agreement dated January 17, 2000. R & R Investments is not affiliated with any broker-dealer. Messrs. Ronald Rossi and Robert Rossi, members of R & R Investments, share voting and investment power with respect to the shares of common stock held by R & R Investments. The Company had, and currently has, no agreements, plans or understandings with any party to distribute these securities. The business address of R&R Investments, L.L.C. is c/o Rossi Contractors, 201 W. Lake Street, Northlake, Illinois 60164.

(25)
David Limanowski purchased 69,358 shares of the Company's common stock from the Company in July 1999 and an additional 30,000 shares from the Company in December 1999. Mr. Limanowski has been a distributor of the Company's EnergySaver™ products in New Jersey since June 1999 and in Illinois since September 1999. The business address of Mr. Limanowski is c/o U.S. Power Corp., 425 N. Michigan Avenue, 25th Floor, Chicago, Illinois 60611.

(26)
Delano Group Securities, LLC, a registered broker-dealer, was issued warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $4.71 per share as consideration for acting as placement agent for the Company's issuance of its Series B Convertible Preferred Stock in October 2000. The Company had, and currently has, no agreements, plans or understandings with any party to distribute these securities. The controlling members, directors and officers, all of whom are David Asplund, Thomas Duszynski, David Matteson, Brian Porter and John Porter, may be deemed to share power to vote or dispose of the shares held by Delano Group Securities, LLC. The business address of Delano Group Securities, LLC is 141 W. Jackson Blvd., Suite 2176, Chicago, Illinois 60604.

(27)
Pursuant to a stock option agreement between Stephanie Cox and the Company dated January 2, 1999, Ms. Cox was granted options to acquire 50,000 shares of the Company's common stock with an exercise price of $3.50 per share. During July 1999, the Company's board of directors approved a 2 for 1 stock split, which resulted in a post-split grant of 100,000 shares with an exercise price of $1.75 per share. These options became fully vested on January 1, 2000. Ms. Cox was employed in a sales position with the Company from September 1998 through October 2000. The business address of Ms. Cox is 2305 A Voorhees Avenue, Redondo Beach, California 90278

(28)
Pursuant to a stock option agreement between Mark Swartz and the Company dated January 2, 1999, Mr. Swartz was granted options to acquire 50,000 shares of the Company's common stock with an exercise price of $3.50 per share. During July 1999, the Company's board of directors approved a 2 for 1 stock split, which resulted in a post-split grant of 100,000 shares with an exercise price of $1.75 per share. These options became fully vested on January 1, 2000. Mr. Swartz has, and continues to be, employed in a sales position with the Company since July 1998. The business address of Mr. Swartz is c/o Electric City Corp., 1280 Landmeier Road, Elk Grove, Illinois 60007.

(29)
Pursuant to a stock option agreement between Matthew Soltis and the Company dated January 2, 1999, Mr. Soltis was granted options to acquire 50,000 shares of the Company's common stock with an exercise price of $3.50 per share. During July 1999, the Company's board of directors approved a 2 for 1 stock split, which resulted in a post-split grant of 100,000 shares with an exercise price of $1.75 per share. These options became fully vested on January 1, 2000. Mr. Soltis has, and continues to be, employed in a sales position with the Company since November 1998. The business address of Mr. Soltis is c/o Electric City Corp., 1280 Landmeier Road, Elk Grove, Illinois 6000.

(30)
Wall & Broad Equities was issued warrants to purchase shares of the Company's common stock as consideration for consulting services provided as follows: warrants to purchase 50,000 shares of the Company's common stock at $5.50 per share issued in July 2000; warrants to purchase 20,000 shares of the Company's common stock at $3.30 per shares issued in January 2001; warrants to purchase 10,000 shares of the Company's common stock at $2.15 per share issued in March 2001; warrants to purchase 30,000 shares of the Company's common stock at $2.50 per share issued in May 2001. Mr. Howard Bash, an executive officer of Wall Y Broad Equities, has sole voting and investment power with respect to the shares of common stock held by Wall & Broad Equities. The business address of Wall and Broad Equities is 4424 Sixteenth Avenue, Brooklyn, New York 11204.

(31)
John Prinz & Associates LLC ("Prinz & Associates") was issued warrants to purchase 40,000 shares of the Company's common stock at $1.36 per share pursuant to a settlement agreement dated June 30, 2000 regarding a dispute with respect to amounts owed by the Company for consulting services provided by Prinz & Associates. During March 2001, Prinz & Associates was issued 15,000 shares of the Company's common stock for consulting services provided pursuant to a consulting services agreement between Prinz & Associates and the Company dated March 20, 2001. Mr. John Prinz, the managing member of Prinz & Associates, has sole voting and investment power with respect to the shares of common stock held by Prinz & Associates. The business address of Prinz & Associates is 211 Waukegan Road, Suite 300, Northfield, Illinois 60093.

(32)
Investor Awareness, Inc. was issued warrants to purchase 25,000 shares of the Company's common stock at $3.875 per share for consulting services provided pursuant to a consulting services agreement dated October 20, 2000. Mr. Anthony Shor, an executive officer of Investor Awareness, has sole voting and investment power with respect to the shares of common stock held by Investor Awareness. The business address of Investor Awareness, Inc. is 1181 Lake Cook Road, Suite A, Deerfield, Illinois 60015.

(33)
Mr. Paul Stock was issued warrants to purchase 5,000 shares of the Company's common stock at $4.00 per share for consulting services provided during the fourth quarter of 2000. Mr. Stock's business address is 300 East 51st Street, Apt. 8D, New York, NY 10022.

(34)
Pursuant to a settlement agreement dated May 26, 200 between the Company and Curtis Vernon, Jeffrey Dome and Ronald Stone, Messrs. Vernon, Dome and Stone were issued options to purchase 10,000, 20,000 and 35,000 shares of the Company's common stock, respectively, at a price of $2.50 per share. The settlement agreement was in regard to a dispute involving certain of the Company's distribution territories.

(35)
The business address of Mr. Curtis Vernon is c/o Mr. William Ziegelmueller, Stetler & Duffy Ltd., 140 S. Dearborn Street, Suite 400, Chicago, Illinois 60603.

(36)
The business address of Mr. Jeffrey Dome is c/o Mr. William Ziegelmueller, Stetler & Duffy Ltd., 140 S. Dearborn Street, Suite 400, Chicago, Illinois 60603.

(37)
The business address of Mr. Ronald Stone is c/o Mr. William Ziegelmueller, Stetler & Duffy Ltd., 140 S. Dearborn Street, Suite 400, Chicago, Illinois 60603.

(38)
On June 7, 2001, the Company acquired Great Lakes Controlled Energy Corp. ("Great Lakes") in a stock transaction. In exchange for the ownership of Great Lakes, the selling stockholders, Eugene Borucki and Denis Enberg, each received 106,452 shares of the Company's common stock.

(39)
Eugene Borucki is, and has been, the president of Great Lakes Controlled Energy Corp., a wholly-owned subsidiary of the Company since its acquisition in June 2001. Mr. Borucki was a stockholder, director and officer of Great Lakes prior to our acquisition of that company. The business address of Mr. Borucki is c/o Great Lakes Controlled Energy Corp., 630 Bonnie Lane, Elk Grove Village, Illinois 60007.

(40)
Denis Enberg is, and has been, a Senior Vice President of the Company since our acquisition of Great Lakes in June 2001. Mr. Enberg was a stockholder, director and officer of Great Lakes prior to our acquisition of that company. The business address of Mr. Enberg is c/o Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois 60007.

(41)
Assumes all shares registered are sold even though the holders are not obligated to do so.

DESCRIPTION OF SECURITIES

    In the following summary, we describe the material terms of our capital stock by summarizing material provisions of our charter and by-laws and Series B convertible preferred certificate of designation. We have incorporated by reference these organizational documents as exhibits to the registration statement of which this prospectus is a part.

General

    The Board of Directors unanimously approved an amendment to our Certificate of Incorporation to increase our authorized number of shares of capital stock from 65,000,000 to 90,000,000 and our authorized number of shares of Common Stock from 60,000,000 to 85,000,000. No changes were made to the number of authorized shares of our preferred stock, which is 5,000,000. This amendment was approved by our shareholders at our 2001 annual meeting held on August 30, 2001. Accordingly, our charter authorizes us to issue 90,000,000 shares of capital stock, of which 85,000,000 shares are designated as common stock and 5,000,000 shares are designated as preferred stock. As of September 7, 2001, we had 85,000,000 authorized shares of common stock of which:

  •
  31,043,036 shares are issued and outstanding;

  •
  16,000,000 shares of common stock are issuable upon conversion of Series A Convertible Preferred Stock;

  •
  7,028,330 shares of common stock are issuable upon exercise of outstanding common stock warrants;

  •
  4,000,000 shares of common stock are issuable upon exercise of outstanding Series A Convertible Preferred Stock warrants and conversion of the shares of Series A Convertible Preferred Stock which is issuable thereunder; and

  •
  9,689,300 shares of common stock are issuable upon exercise of outstanding stock options.

Common Stock

    Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, except that the holders of the Series A Preferred have the right (i) to elect up to four of the members of our board of directors (out of a board of 12) and (ii) to approve certain other actions by the Company. See "Series A Preferred Stock". Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of common stock will share ratably on a per share basis on any dividends. Except pursuant to the trading agreements entered into with certain of our stockholders (see "Certain Relationships and Related Transactions"), holders of our common stock have no preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up and after payment of all prior claims, the holders of shares of common stock will share ratably on a per share basis in all of our assets. All shares of common stock currently outstanding are fully paid and nonassessable.

Preferred Stock

Series B Preferred Stock

    On October 17, 2000, we completed the sale of 2,000 shares of the Series B Preferred Stock to the Augustine Fund L.P. ("Augustine") at a purchase price of $1,000 per share and the issuance of warrants to purchase 200,000 shares of common stock at an exercise price of $4.425 per share, subject to certain adjustments. The Series B Preferred Stock accrued dividends at the rate of 8% per annum, payable in cash or common stock, at our option. In the event of any liquidation, subject to the rights of any series of preferred stock that was senior to the Series B Preferred Stock, the holders of the Series B Preferred Stock were entitled to a liquidation preference of $1,000 per share plus accrued and unpaid dividends. The Series B Preferred Stock was convertible at any time into shares of our common stock at an initial conversion ratio equal to the lower of $4.06 per share or 75% of the average of the three lowest closing bid prices of our common stock during the 30 consecutive trading days immediately prior to conversion (The conversion ratio was subject to reduction for each 30 day period after April 16, 2001 that this registration statement was not declared effective). We could have redeemed all of the shares of the Series B Preferred Stock at any time prior to conversion for $1,250 per share cash plus accrued unpaid dividends. The shares of Series B Preferred Stock would automatically have converted into common stock on October 17, 2003 if not previously converted or redeemed. Except as otherwise required by law or with respect to certain matters affecting the rights of the holders of preferred shares, the holders of the Series B Preferred Stock did not have voting rights.

    Effective June 15, 2001, Augustine elected to convert their 2,000 shares of Series B Preferred Stock outstanding into 1,472,244 shares of our common stock. The conversion price was $1.36 calculated as 71% (75% minus 2 percentage points for each thirty days that this registration statement was not declared effective, beginning on April 17, 2001 and ending on June 15, 2001) of the average of the three lowest selling prices per share of our common stock over the 30 consecutive trading days preceding June 15. In addition, we elected to pay the accrued dividends on the Series B Preferred Stock in 56,764 shares of our common stock, which dividends were calculated based upon a conversion price of $1.36 per share.

Series A Preferred Stock

    In September 2000, we engaged Newcourt Capital Securities, Inc. as our placement agent to find potential investors interested in investing in a private placement of our capital stock. We were seeking additional capital for corporate development, market expansion, the repurchase of certain distribution territories and general working capital needs.

    A search by our placement agent culminated in locating five investors desiring to invest in our capital stock, including leaders in the banking and energy industries. These investors are: Newcourt Capital USA Inc. ("CIT"), Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C. After extensive negotiations and subject to stockholder approval, the investors and the Company entered into a securities purchase agreement, more fully described below.

    On July 31, 2001, we entered into a securities purchase agreement with the investors identified above, which was approved by our shareholders at our 2001 annual meeting held on August 30, 2001. The transaction closed on September 7, 2001. Under the securities purchase agreement, each of the investors (with Morgan Stanley and its affiliate, Originators Investment Plan, L.P., treated as one investor) were issued the following securities for an aggregate purchase price of $4,000,000 at the closing of the transaction:

  •
  400,000 shares of our Series A Convertible Preferred Stock;

  •
  warrants to purchase 100,000 shares of Series A Convertible Preferred Stock, initially exercisable at a price of $10.00 per share;

  •
  80,217 shares of our Common Stock; and

  •
  warrants to purchase 750,000 shares of our Common Stock, initially exercisable at a price of $1.00 per share.

  Expected Use of Proceeds

    We expect to use the aggregate gross proceeds of $16,000,000 raised from the sale and issuance of the above capital stock and warrants for:

  •
  payment of transaction expenses and general operating expenses until our sales increase to a point at which they can support our operations;

  •
  expansion of our corporate sales and marketing teams in order to increase sales of our EnergySaver™ business;

  •
  research and development of new products, including modifications to our EnergySaver™ product to improve our ability to target specific applications and a new line of EnergySaver™ reliability switchgear targeted at the telecommunications and internet industries;

  •
  capital expenditures necessary to expand our manufacturing capacity, both for the production of both EnergySaver™ and switchgear products; and

  •
  complete the repurchase of 10 distributor territories of amounts owing in respect of these repurchases and for the acquisition of companies with complementary technologies.

    The placement agent received a fee equal to 5% of the $16 million aggregate gross proceeds under the July 31, 2001 securities purchase agreement and will receive a further 5% of the aggregate gross proceeds from exercise of any of the warrants to purchase Series A Convertible Preferred Stock.

    On July 31, 2001, we also obtained an additional bridge loan from Newcourt Capital USA in the principal amount of $1.2 million. We had previously borrowed $2 million principal amount of bridge loans from Newcourt Capital USA. On July 31, 2001, in connection with the loans by Newcourt Capital USA and services performed by the placement agent, an affiliate of Newcourt Capital USA, the placement agent received warrants to purchase 3,314,830 shares of Common Stock initially exercisable at a price of $1.00 per share. Such warrants have an exercise period of seven years from the closing of the transactions contemplated by the securities purchase agreement, which was September 7, 2001. Upon closing of the Series A Convertible Preferred Stock transaction, Newcourt Capital USA applied our outstanding indebtedness, (excluding accrued interest of $76,049.78, which was paid in cash) under the various bridge loans against payment of the purchase price of the capital stock and warrants purchased by Newcourt Capital USA under the securities purchase agreement. Accordingly, the Company received at the closing of the transaction approximately $12 million in cash (after paying the placement agent fees and expenses of the private placement).

  Conversion

    Each share of Series A Convertible Preferred Stock is convertible at the option of the holder into the number of shares of our Common Stock as determined by dividing $10.00 by the conversion price, which is initially $1.00.

    All outstanding shares of Series A Convertible Preferred Stock will be automatically converted if either of the following occurs:

  •
  at such time as the closing price of our Common Stock exceeds $12.00 per share (as adjusted for stock splits, stock combinations and the like) as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) for twenty consecutive trading days and the average trading volume for the same 20-day period exceeds 500,000 shares; or

  •
  we complete a firmly underwritten primary public offering of our Common Stock at a price of $5.00 per share or more (as adjusted for stock splits, stock combinations and the like) in which we raise aggregate gross proceeds of at least $35 million (a "Qualified Primary Offering").

    Shares of Series A Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series A Convertible Preferred Stock to the price per share of any Common Stock we issue, or are deemed to have issued, if that price per share is less than the then existing conversion price for the Series A Convertible Preferred Stock. For example, if following the closing of the transactions contemplated by the securities purchase agreement we issue 1,000,000 shares of Common Stock at $0.50 per share, the conversion price of the Series A Convertible Preferred Stock will automatically be adjusted from $1.00 to $0.50. The Series A Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company's assets and similar events.

  Dividends

    Each outstanding share of Series A Convertible Preferred Stock is entitled to cumulative quarterly dividends at a rate of 10% per annum of its stated value, which is $10.00. Dividends on the Series A Convertible Preferred Stock are payable and compounded quarterly. Until the first dividend payment date that occurs after three years following the initial issuance of the Series A Convertible Preferred Stock, dividends are payable, at our option, in cash or additional shares of Series A Convertible Preferred Stock. After that date, dividends on the Series A Convertible Preferred Stock must be paid in cash and the dividend rate increases 0.5% every six months to a maximum rate of 15% per year.

  Liquidation

    Upon a liquidation, dissolution or winding up of the affairs of the Company, each holder of Series A Convertible Preferred Stock will be entitled to receive for each share of Series A Convertible Preferred Stock it holds, before any other security holder of the Company, the higher of:

  •
  $20 plus accrued and unpaid dividends; or

  •
  an amount equal to the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) multiplied by the number of shares of Common Stock into which one share of Series A Convertible Preferred Stock is then convertible.

  Redemption

    Outstanding shares of the Series A Convertible Preferred Stock are not subject to mandatory redemption. At any time after the third anniversary of our initial issuance of shares of Series A Convertible Preferred Stock, we have the option to redeem all outstanding shares of Series A Convertible Preferred Stock if the following two conditions are satisfied:

  •
  the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) exceeds $7.50 per share (as adjusted for stock splits, stock combinations and the like) for at least 20 consecutive trading days immediately preceding the date we send a notice or redemption to all holders of Series A Convertible Preferred Stock; and

  •
  the average daily trading volume for the same period exceeds 500,000 shares.

The redemption price will be:

      1.  cash in the amount of $10.00 per share plus accrued but unpaid dividends; and

      2.  that number of shares of Common Stock having a value equal to 70% of the excess of (i) the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) on the day before the redemption date multiplied by the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock is then convertible, and (ii) $10.00.

  Voting Rights

    The investors have the right to elect up to four directors depending on the number of shares of Series A Convertible Preferred Stock outstanding at any time (as adjusted for stock splits, stock combinations and the like) as follows:

  •
  for so long as at least 800,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, holders of Series A Convertible Preferred Stock, voting as a single class, will be entitled to elect four directors;

  •
  for so long as at least 600,000 but less than 800,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, holders of Series A Convertible Preferred Stock, voting as a single class, will be entitled to elect three directors;

  •
  for so long as at least 400,000 but less than 600,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, the holders of Series A Convertible Preferred Stock, voting as a single class, will be entitled to elect two directors; and

  •
  for so long as at least 200,000 but less than 400,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, the holders of Series A Convertible Preferred Stock, voting as a single class, shall be entitled to elect one director.

    Except for the election of directors or as otherwise provided by law, the investors are entitled to vote with the holders of our Common Stock on an as-converted basis on all matters on which our holders of Common Stock are entitled to vote. However, if less than 200,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, unless otherwise provided by law, each holder of record of Series A Convertible Preferred Stock has the right to vote on an as-converted basis together with the holders of Common Stock, on all matters on which holders of Common Stock are entitled to vote, including the election of directors.

    Our board of directors has fixed by resolution the number of directors at 12. In order to maintain an appropriate number of directors, two of our directors, Victor Conant and James Stumpe, resigned their positions as directors following our 2001 annual meeting and those two seats, along with two currently vacant seats, will be filled by directors designated by each of the investors.

  Special Approval Rights

    Holders of Series A Convertible Preferred Stock also have the following approval rights with respect to certain actions of the Company:

  •
  For so long as any shares of Series A Convertible Preferred Stock remain issued and outstanding we cannot, without approval of at least 75% of the shares of Series A Convertible Preferred Stock then outstanding:

  •
  enter into any agreement that would restrict our ability to perform under the securities purchase agreement;

    •
    amend our Certificate of Incorporation or bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series A Convertible Preferred Stock;

    •
    engage in any transaction that would impair or reduce the rights, powers or preferences of the Series A Convertible Preferred Stock as a class;

    •
    sell all or substantially all of the assets of the Company or merge with or into another company, or liquidate the Company (provided that if less than 400,000 shares of the Series A Convertible Preferred Stock are then outstanding and the then holders of Series A Convertible Preferred Stock refused to consent to such a transaction, we may at our option, redeem all, but not less than all, of such Series A Convertible Preferred Stock at a redemption price per share equal to the amount the Series A Convertible Preferred Stock would receive upon a liquidation); or

    •
    change the authorized number of directors of our Board of Directors.

  •
  For so long as at least 800,000 shares of Series A Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of at least 66 2/3% of the shares of Series A Convertible Preferred Stock then outstanding:

  •
  authorize or issue any capital stock with rights senior to or equal to the Series A Convertible Preferred Stock or securities convertible or exchangeable into such capital stock;

  •
  authorize or issue any options, rights or warrants to purchase capital stock of the Company;

  •
  amend or alter any outstanding options, rights or warrants in a manner that reduces or that has the effect of reducing the per share exercise price for any outstanding options, rights or warrants;

  •
  authorize or issue any debt securities of the Company or any of its subsidiaries, other than debt under the existing revolving lines of credit or the replacement thereof on substantially similar terms, except that we may issue additional debt up to $1,000,000 in the aggregate in the ordinary course of business and may incur trade payables in the ordinary course of business;

  •
  purchase, redeem, or otherwise acquire any of the Company's capital stock, other than the redemption of the Series A Convertible Preferred Stock;

  •
  enter into an acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

  •
  sell or lease assets of the Company or any of its subsidiaries, except in the ordinary course of business;

  •
  declare or pay any cash dividends or make any distributions on any of our capital stock, other than on the Series A Convertible Preferred Stock;

  •
  authorize the payment of, or pay to any individual employee of the Company, cash compensation in excess of $500,000 per annum; or

  •
  enter into any transaction (or series of transactions), including loans, with any employee, officer or director of the Company or to or with his, her or its affiliates or family members (other than with respect to payment of compensation to actual full-time employees in the ordinary course of business) involving $50,000 or more per year individually or $250,000 or more per year in the aggregate.

  •
  For so long as at least 1,200,000 shares of Series A Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of the holders representing 66 2/3% of the shares of Series A Convertible Preferred Stock then outstanding:

  •
  terminate or newly appoint the chief executive officer or president of the Company;

  •
  approve any annual capital expense budget if such budget provides for annual capital expenditures by the Company and its subsidiaries in excess of $1,000,000 in the aggregate in any year; or

  •
  approve the incurrence of any single capital expenditure (or series of related capital expenditures) in excess of $500,000.

  Violation of Special Approval Rights

    In the event we violate any of these special approval rights and do not cure the violation within the prescribed cure period, which is 30 days for the first such violation and 10 days for any subsequent violation, following notice of that violation from any holder of Series A Convertible Preferred Stock, the holders of the Series A Convertible Preferred Stock have the right to elect that number of additional directors to our board of directors necessary for them to elect a majority of the Board of Directors.

  Ancillary Agreements

    In addition to the securities purchase agreement, the investors, the placement agent and/or the Company entered into three ancillary agreements, each of which is described below:

  Investor Rights Agreement

    Under the investor rights agreement, the investors and the placement agent may require the Company to register "Eligible Securities." "Eligible Securities" are (1) the shares of Common Stock (a) issued or issuable upon the conversion of the Series A Convertible Preferred Stock issued pursuant to the securities purchase agreements or (b) issued or issuable upon exercise of the warrants to purchase Series A Convertible Preferred Stock and conversion into Common Stock of the Series A Convertible Preferred Stock issued or issuable pursuant to such exercise; (2) the shares of Common Stock issued or issuable upon exercise of the warrants issued to the placement agent; (3) the shares of Common Stock issued pursuant to the first securities purchase agreement; (4) the shares of Common Stock issued or issuable upon exercise of the warrants to purchase Common Stock issued under the first securities purchase agreement; and (5) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in clauses (1) - (4). The investors and the placement agent, as a group, may require an aggregate of four such registrations provided that each such registration is of an amount of shares representing at least $5 million of market value.

    The investors and the placement agent are also entitled to customary "piggy-back" registration rights in the event that the Company proposes to register shares of its Common Stock for sale to the public (excluding shares being registered hereunder and excluding any registration statements on Forms S-4 or S-8), whether for its own account or for the account of other security holders (or both). If such registration is, in whole or in part, an underwritten public offering and the underwriters institute customary cut-back procedures, then the investors' piggy-back registration rights shall be subject to cut-back pro rata with any other shares proposed to be registered and sold in such offering, other than shares to be sold by the Company. In the event that underwriters institute customary cut-back procedures in respect of a registration requested by the investors, however, any shares registered pursuant to a registration requested by the investors will have priority over the shares sought to be included therein by any other selling stockholder.

    Under the investor rights agreement, each investor and the placement agent, subject to certain exceptions, have a right of first offer with respect to future sales by the Company of shares of its capital stock. Specifically each investor and the placement agent have the right to acquire a portion of shares of capital stock, in order to maintain their percentage ownership interests. The investors also have the right to acquire any shares that the other investors decline to purchase.

  Stockholders Agreement

    The investors and the Company have also entered into a stockholders agreement. Under the stockholders agreement, each investor has the right to designate one member to the Board of Directors and to have a representative attend all meetings of the Board of Directors as a board observer so long as it holds at least 200,000 shares of Series A Convertible Preferred Stock. Additionally, the investors and the Company have agreed that for so long as an investor owns at least 2,000,000 shares of Common Stock (calculated assuming conversion of all Series A Convertible Preferred Stock and the exercise of all Series A Convertible Preferred Stock warrants and Common Stock warrants held by such investor), a representative of such investor is entitled to attend all meetings of the Board of Directors as an observer if such investor does not have a designated board member. For purposes of the stockholders agreement, Morgan Stanley and Originators Investment Plan, L.P. are collectively considered to be one investor.

    Each investor also agrees that if it converts more than 50% of the Series A Convertible Preferred Stock it purchases under the securities purchase agreement, it will, at the request of the Company, convert the remainder of its Series A Convertible Preferred Stock.

  Stock Trading Agreement

    Each of the investors, the placement agent and certain officers of the Company have entered into a stock trading agreement that provides for restrictions on their sale of Common Stock into the public market. Under the stock trading agreement, the parties will not be able to sell their respective shares of Common Stock into the public market before the successful completion by us of a Qualified Primary Offering except that, if a Qualified Primary Offering is not completed within 18 months after the closing of the transactions contemplated by the securities purchase agreement, the parties may sell their respective shares subject to the following restrictions:

  •
  the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) must exceed $4.00 per share (as adjusted for stock splits, stock combinations and the like) for each of the twenty (20) consecutive trading days immediately prior to the date of sale;

  •
  the number of shares of Common Stock sold by a party on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day;

  •
  the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day must exceed 150,000 shares;

  •
  the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed fifteen percent of that party's total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement (as adjusted for stock splits, stock combinations and the like); and

  •
  sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

    Subject to the expiration of any "lock-up" agreements entered into by the parties to the stock trading agreement, each party may sell shares of Common Stock into the public market following a Qualified Public Offering subject to the following restrictions:

  •
  the number of shares of Common Stock sold by a party on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day,

  •
  the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed twenty percent of that party's total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement (as adjusted for stock splits, stock combinations and the like), and

  •
  sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

    Each party to the stock trading agreement and the Company will have a right of first offer if any other party to the stock trading agreement intends to sell its shares in a private transaction. The stock trading agreement will terminate September 7, 2004. However, if a Qualified Primary Offering is completed prior to September 7, 2004, the stock trading agreement will terminate 18 months after the completion of the Qualified Primary Offering.

  Other Preferred Stock

    Our board of directors, without further stockholder approval (other than the approval of the holders of the Series A Convertible Preferred Stock described above under "Special Approval Rights"), may issue additional preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Subject, in each case, to obtaining any required approval of the holders of the Series A Convertible Preferred Stock, our board of directors (1) may authorize the issuance of preferred stock that ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation, (2) can fix limitations and restrictions upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding, and (3) can also issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock.

Delaware Anti-Takeover Law

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

  •
  before the date on which the stockholder became an interested stockholder, the corporation's board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

  •
  the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

  •
  the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation that is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.

    An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. Business combinations include, without limitation, mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to interested stockholders.

Anti-Takeover Effects of Certain Charter and By-Law Provisions

    Our charter and by-laws contain provisions relating to corporate governance and to the rights of stockholders. Our by-laws provide that special meetings of stockholders may only be called by our Board of Directors, our chairman or our president and shall be called by our chairman, president or secretary at the request in writing of stockholders owning at least one-fifth of the outstanding shares of capital stock entitled to vote. In addition, our charter provides that our Board of Directors may issue preferred stock without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine; provided, however, that if the issuance of securities contemplated by the securities purchase agreement dated as of July 31, 2001 is approved by our shareholders, then we will file a certificate of designations, preferences and relative, participating, optional and other special rights of preferred stock and qualifications, limitations and restrictions thereof of Series A Convertible Preferred Stock with the Secretary of State of Delaware and after such filing the holders of Series A Convertible Preferred Stock will have the right (among other things) to approve any such issuance of additional shares of preferred stock. See "Series A Preferred Stock". These provisions may be deemed to have a potential "anti-takeover" effect in that they may delay, defer or prevent a change of our control.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is LaSalle Bank N.A.

INTEREST OF NAMED EXPERTS AND COUNSEL

    The financial statements of Electric City Corp. included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report upon the authority of said firm as experts in auditing and accounting.

    The financial statements of Switchboard Apparatus, Inc. included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

    The financial statements of Marino Electric, Inc. included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement and are included in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

    The financial statements of Switchboard Apparatus, Inc. included in this prospectus and in the registration statement have been audited by John R Waters and Company, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given the authority of such firm as experts in auditing and accounting.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our charter, bylaws or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Overview/History

    On December 5, 1997, we were initially formed as Electric City LLC, a Delaware limited liability company, by Joseph C. Marino, one of our principal stockholders, and NCVC, LLC, an entity controlled by Victor Conant, Kevin McEneely and DYDX Consulting LLC (which is controlled by Nikolas Konstant). In May 1998, Mr. Marino assigned his membership interest in us to Pino, LLC, an entity controlled by Mr. Marino.

    On June 5, 1998, we changed from a limited liability company into a corporation by merging Electric City LLC into Electric City Corp., a Delaware corporation. In connection with our merger, NCVC, LLC and Pino, LLC received shares of common stock in Electric City Corp. in exchange for their membership interests in Electric City LLC.

    On June 10, 1998, Electric City issued 1,200,272 shares of its common stock with a fair market value of $1,200,272 representing approximately six (6%) percent of Electric City's issued and outstanding common stock, to the approximately 330 shareholders of Pice Products Corporation ("Pice"), an inactive, unaffiliated company with minimal assets. Pursuant to merger agreement, Pice was merged with and into Electric City. The number of shares issued to Pice was determined and negotiated with the principals of Pice by the Company's Board of Directors as a whole and was concluded by the Board to be an "arm's length transaction" in that none of the Board of Directors was in any way affiliated with, or related to the principals of Pice. The purpose of the merger was to substantially increase the number of our shareholders to facilitate the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol "ECCC".

    In May 1999, we purchased most of the assets of Marino Electric, Inc., an entity controlled by Mr. Marino, for $1,792,000 in cash and 1,600,000 shares of our common stock. Marino Electric was engaged in the business of designing and manufacturing custom electrical switchgear and distribution panels. Under the terms of the purchase agreement, we were obligated to pay the cash portion of the purchase price upon the closing of our private issuance of common stock that commenced in July 1999. In May 2000, Mr. Marino waived this requirement and instead received a payment of $820,000 in cash and a subordinated secured term note for the principal amount of $972,000 at an interest rate of 10% per annum, payable in equal installments over 24 months and requiring principal and interest payments of $44,928 per month.

    On August 31, 2000, pursuant to an Agreement and Plan of Merger by and among us, Switchboard Apparatus, Inc. and Switchboard Apparatus's stockholders, Dale Hoppensteadt, George Miller and Helmut Hoppe, we acquired Switchboard Apparatus. In connection with the acquisition, Switchboard Apparatus was merged into our wholly owned subsidiary, with our subsidiary continuing as the surviving corporation under the name Switchboard Apparatus, Inc. The aggregate purchase price of $1,941,750 was paid in the form of 551,226 shares of our common stock.

    On October 17, 2000, we completed the sale of 2,000 shares of Series B Preferred Stock, and warrants to purchase 200,000 shares of our common stock at an exercise price of $4.425 per share, subject to certain adjustments, to Augustine for an aggregate purchase price of $2,000,000. The Series B Convertible Preferred Stock accrued dividends at the rate of 8% per annum, payable in cash or the common stock of the Company, at the Company's option. The Series B Convertible Preferred Stock and all accrued but unpaid dividends thereon was convertible at any time into shares of the Company's common stock at a conversion ratio equal to the lower of $4.06 per share or 75% (the "Conversion Percentage") of the average of the three lowest closing bid prices of our common stock during the 30 consecutive trading days immediately prior to conversion. The Company was obligated to file a registration statement and have it declared effective within 180 days of the date of issuance of the Series B Convertible Preferred Stock. For every month that the registration statement was not declared effective after the 180 day period, the Conversion Percentage decreased by 2% until (i) the registration statement was declared effective, or (ii) the Series B Convertible Preferred Stock was converted into common stock.

    Effective December 4, 2000, Joseph P. Marino, one of our founders and former Chairman of the Board of Directors, resigned his position as Chairman and terminated his employment with us.

    On June 7, 2001, pursuant to an Agreement and Plan of Merger by and among us, Electric City Great Lakes Acquisition Corporation, Great Lakes Controlled Energy Corporation ("Great Lakes"), Eugene Borucki and Denis Enberg, we acquired Great Lakes. Great Lakes is an independent systems integrator and facilities support specialist and focuses on lighting control systems and HVAC retrofits for commercial applications. They are also a national representative and distributor of select energy metering and control systems.

    In connection with the acquisition, Great Lakes was merged into our wholly-owned subsidiary Electric City Great Lakes Acquisition Corporation, with our subsidiary continuing as the surviving corporation under the name Great Lakes Controlled Energy Corp. The aggregate purchase price of $678,500 was paid to the Sellers in the form of 212,904 shares of Electric City common stock. We have agreed to register the shares of its common stock issued to the Sellers under the Securities Act of 1933, as amended.

    Effective June 15, 2001, Augustine elected to convert their 2,000 shares of Series B Preferred Stock outstanding into 1,472,244 shares of our common stock. The conversion price was $1.36 calculated as 71% (75% minus 2 percentage points for each thirty days that registration statement was not declared effective, beginning on April 17, 2001 and ending on June 15, 2001) of the average of the three lowest selling prices per share of our common stock over the 30 consecutive trading days preceding June 15. In addition, we elected to pay the accrued dividends on the Series B Preferred Stock in 56,764 shares of our common stock, which dividends were calculated based upon a conversion price of $1.36 per share.

    Effective July 31, 2001, we entered into a securities purchase agreement with five investors, which was approved by our shareholders at the Company's annual meeting held on August 30, 2001. Upon closing on September 7, 2001, the Company received $16,000,000 in aggregate gross proceeds for the issuance of its Series A Convertible Preferred Stock, 320,864 shares of its common stock, one year warrants to purchase an additional 400,000 shares of its Series A Convertible Preferred Stock at $10 per share and seven year warrants to purchase an additional 3,000,000 shares of its common stock at $1 per share. (See "Description of Securities—Series A Preferred Stock".)

    On July 31, 2001, we also obtained an additional bridge loan from Newcourt Capital USA in the principal amount of $1.2 million. We had previously borrowed $2 million principal amount of bridge loans from Newcourt Capital USA. On July 31, 2001, in connection with the loans by Newcourt Capital USA and services performed by the placement agent, an affiliate of Newcourt Capital USA, the placement agent received warrants to purchase 3,314,830 shares of Common Stock initially exercisable at a price of $1.00 per share. The warrants have an exercise period of seven years from the closing of the transactions contemplated by the securities purchase agreement, which was September 7, 2001. Upon the closing of the Series A Convertible Preferred Stock transaction, Newcourt Capital USA elected to apply our outstanding indebtedness, (excluding accrued interest of $79,049.78, which was paid in cash) under the various bridge loans against payment of the purchase price of the capital stock and warrants purchased by Newcourt Capital USA under the securities purchase agreement.

Products And Services

EnergySaver™

    We currently offer two main product lines: (1) the energy savings products which incorporate the EnergySaver™ technology, including the GlobalCommander package, and (2) switching and monitoring systems, including custom electrical switchgear panels and the TP3 prepackaged switchgear products.

    The EnergySaver™ system is a state-of-the-art lighting control system that reduces energy consumption in indoor and outdoor commercial, institutional and industrial ballasted lighting systems, while maintaining appropriate lighting levels. The EnergySaver™ is a freestanding enclosure that contains control panels with electrical parts and is connected between the power line and the building's electrical lighting circuits. The EnergySaver™ also contains a computer with software that allows the customer to control the amount of energy savings desired which, depending on the application, can be as high as 50%, and provides self-diagnosis and self-correction. The customer can access the EnergySaver's™ computer directly or remotely via modem or two-way radio.

    The EnergySaver™ is manufactured to varying sizes and capacities to address differing lighting situations. We can interface our EnergySaver™ products with new and existing lighting panels, ballasts and lamps without modification. In addition, the EnergySaver™ system controls the power spikes, drops and surges inherent in any power supply, resulting in a reduction of heat generated within the lighting system, which enhances ballast and lamp life and reduces the amount of air conditioning necessary to cool the building.

GlobalCommander

    The GlobalCommander system is an advanced lighting controller capable of providing large-scale demand side management savings without turning off the lights. The GlobalCommander bundles the EnergySaver™ technology with an area-wide communication package to allow for maximum energy reductions across entire systems in response to the guidelines of a customer's facility manager. The primary benefits of the GlobalCommander system are its automation and ability to respond to market information and execute control set points, start/stop schedules and other operating parameters to take full advantage of market rates. In addition, customers can control their facilities' loads and lighting requirements from a single control point. This single-point control is available for a virtually unlimited number of remote facilities and can be accessed through the Internet or over standard telephone lines with high-speed wide area networking.

Virtual Negawatt Power Plant Program

    On December 5, 2000, we announced an alliance with CIT Structured Finance ("CIT") to arrange up to $100 million in financing for our "Virtual Negawatt Power Plant" ("VNPP") program. Our VNPP program calls for an initial phase with a goal of installing up to 5,000 of our EnergySaver™ units. The program is targeted initially for the California energy marketplace, but can be expanded to any market where electricity prices make it attractive.

    The VNPP program intends to create "Negawatts" which are reductions in demand for electric power. We intend to finance the development of our "virtual Negawatt systems" in a way similar to the way independent power producers finance the construction of peak power plants. We expect to generate revenue by selling the EnergySaver™ system to a special purpose entity controlled by CIT which will in turn lease the equipment to the customers or allow customers to use the equipment for a period of time in exchange for having the right to reduce the customer's electricity demand during peak periods. CIT's subsidiary is then expected to receive proceeds from the resale of saved electricity to third parties and/or sharing with the customers the money saved on utility bills.

Custom Electrical Switchgear

    We design and manufacture a wide range of commercial and industrial custom electrical switching gear and distribution panels that serve to distribute electricity from the electric utility's main power bus in a building to the various electrical requirements within a building. We have built a reputation for custom manufacturing of 120/208, 120/240 and 277/480V single- and three-phase switchgear for virtually any application. Our focus on custom manufacturing allows us to design and assemble these custom panels more quickly than manufacturers who must deviate from standard assembly line production.

    Typical customers of custom switchgear are electrical contractors who provide installations for commercial and industrial building projects. Most custom switchgear contracts involve the custom manufacturing of electrical switching gear and distribution panels for both new construction and retrofit projects. Our product line includes main distribution panels, electrical boxes and assembled circuit breakers, bus bars and switches. In addition, we are an authorized re-seller and original equipment manufacturer (OEM) for Siemens and Cutler-Hammer.

    We also market a full line of prepackaged switchgear products for the telecommunications/Internet markets under the TP3 brand name. The packages consist of fully integrated switchgear systems that provide a total solution for our customers' needs in this area. The entire package is prepackaged at standard size ranges designed for the typical sizes of central office network centers, point of presence (POP) facilities and Internet network centers. By prepackaging the switchgear, we believe we can reduce total installed costs by up to 30%, improve quality and deliver a high level of reliability in the electrical switchgear and provide energy savings and remote communications through this fully integrated solution.

Marketing, Sales And Distribution

    During 2000, we began to establish a direct sales force to target large national and multinational companies. National accounts (such as chain stores, and large multi-site corporations), municipalities and other large campus customers will be handled by our corporate sales engineering group. Our sales force will focus its efforts on the energy engineering staffs of these companies, which analyze and recommend the purchase of products like ours for their multiple sites. The sales force will also support, coordinate and manage multiple sales channels.

    We have established relationships with distributors (also referred to as "State Representatives") to carry and market our EnergySaver™ products. As of December 31, 2000, we had eight distributor/state representative agreements covering Arizona, California, Illinois, Indiana, Nevada, New Jersey, Pennsylvania, and Texas. A distributor is responsible for developing and managing a sales network within its territory. Typically the distributor does this by establishing dealerships within the territory and overseeing the sales, installation and maintenance of our products by the dealerships. If a distributor sells any of our products outside its territory, such distributor operates as a dealer, meaning it manages end-user sales only. The distributor earns a commission on any sale of our products in its territory whether initiated by the distributor itself, a dealer, or us.

    Our standard distribution agreement gives the distributor certain exclusive rights of distribution in a particular territory, includes sales quotas that increase periodically throughout the term of the agreement, and requires the distributor to make payment to us within 30 to 60 days of product shipment. The agreement contains penalties for failure to meet quotas or make payments, including the loss of certain exclusive rights of distribution. In addition, the agreement has a term of 10 years, after which it is renewable at our discretion, and can be terminated at our discretion if the distributor fails to meet the terms of the distribution agreement.

    In May 2000, we entered into a settlement agreement with three of our distributors regarding disputes over distributorships in ten states. As a result of the agreement, we agreed to repurchase their distributorships in the states of Arizona, Colorado, Florida, Georgia, Michigan, Nebraska, North Carolina, Ohio, and South Carolina and northern California.

Customers

    We market our products through distributors and dealers. The product lines manufactured by our subsidiary, Switchboard Apparatus, are sold directly to original equipment manufacturers and end users. During 2000, sales to our top five distributors and dealers, including Electric City of Southern California, Electric City of Illinois, U.S. Power Corp., Electric City of Indiana and Electric City Southern, accounted for 36% of EnergySaver™ sales. During the period from September 1, 2000 through December 31, 2000, the top five end-user customers of Switchboard Apparatus included Zenith Controls, KMC Telecom, G.E. Supply, EOFF Electric, and Kelso-Burnett, which collectively accounted for approximately 73% of Switchboard Apparatus' sales during this period.

Manufacturing

    Our EnergySaver™ product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. The primary components for the EnergySaver™ are sourced from multiple manufacturers. We are in continuous discussion with additional parts suppliers, seeking to ensure lowest cost pricing and reliability of supply.

    Our switchgear product line, including the TP3 product line, is manufactured at the facilities of Switchboard Apparatus in Broadview, Illinois. The switchgear manufacturing of Marino Electric has been integrated into the Broadview switchgear operation. The key components for our switchgear product line are sourced from multiple manufacturers with the goal of achieving competitive pricing and reliability of supply.

    Our key suppliers of components used in our products include Cutler-Hammer, Cambridge-Lee Industries, General Electric and Central Steel & Wire.

Intellectual Property

    Certain technologies underlying the EnergySaver™ products have been patented in the U.S. and Italy by Giorgio Reverberi. A U.S. patent application was filed by Mr. Reverbveri in November 1997, and a patent was issued in June 2000.

    Since January 1, 1998, we, along with Mr. Reverberi and Mr. Marino, have entered into a number of agreements relating to the license of the EnergySaver™ technology, which grant us the exclusive license rights of Mr. Reverberi's patent of the EnergySaver™ technology in all of North America, Central America, South American and the Caribbean, as well as Africa (excluding the countries of Algeria, Libya, Morocco and Tunisia). Our license expires upon the expiration of Mr. Reverberi's last expiring patent, which we expect to be on or around November 2017. If either party materially breaches the license and fails to cure the breach within 180 days after notice by the other party of the breach, the other party can terminate the license. We pay Mr. Reverberi a royalty of $200 and Mr. Marino a royalty of $100 for each EnergySaver™ product we make or sell in territories in which Mr. Reverberi holds a valid patent.

    We have applied for registration of the name EnergySaver™ pursuant to a U.S. trademark application filed September 15, 2000. In addition, we filed with the U.S. Patent and Trademark Office an intent-to-use trademark application for each of GlobalCommander, Virtual Negawatt Power Plant and VNPP on November 13, 2000.

    During March 2001, we established a new policy that requires all non-union employees to sign an Employee Innovations and Proprietary Rights Assignment Agreement. This agreement is intended to ensure that any intellectual property or know-how developed as part of an employee's work for the Company is and remains the property of the Company. All current non-union employees have signed such an agreement.

    On April 12, 2001, Denis Enberg assigned his rights to any technology developed by him for, or on behalf of the Company or Switchboard Apparatus to the Company. Mr. Enberg had been working for the Company on the GlobalCommander Technology. Mr. Enberg was also a shareholder and director of Great Lakes, which we acquired on June 7, 2001.

Competition

    There are a number of products on the market that directly or indirectly compete with the EnergySaver™ products. These competing products can be categorized into three general types:

  •
  those that convert AC to DC at a central location,

  •
  those that pulsate the power to the lighting system; and

  •
  other control products similar to the EnergySaver™ system.

    Products that fall into the first category convert AC to DC at a central location and do so more efficiently than it is done by the standard electronic ballast in each light fixture. The main drawback to this technology is that the transmission of DC power over any distance is generally less efficient and more dangerous than transmitting AC power. This technology also requires the rewiring of every light fixture on the circuit.

    Products that pulsate the power in the lighting system turn the power off and on so quickly (120 times/second) that the lights remain on. This process, which is generally known as "wave chopping," distorts the AC waveform and thereby produces harmonics in a building's electrical system that can damage other electrical components such as electric motors and electronic devices. The process also contributes to the reduction of life of lamps and ballasts in lighting fixtures.

    Control products similar to the EnergySaver™ system are those that control power consumption at the lights and those that control power consumption at the lighting circuit. Typically these units must be wired to each fixture or each circuit to be controlled. While the EnergySaver™ can be characterized as a lighting controller, it is more appropriately described as a "variable lighting control power reduction system," and it is connected to a central distribution panel rather than to each lighting fixture. Therefore the EnergySaver™ is much simpler and less expensive to install, generally requires less maintenance and is less expensive to purchase than other lighting control products.

    Our primary competitors in the switching and monitoring systems market are national suppliers of electrical switchboards, such as Seimens and Cutler-Hammer. The principal competitive factors in this industry are price and project completion time. We believe that we can generally complete custom projects more quickly than our national competitors because we handle each project individually, as compared to our competitors, who generally do not customize projects.

Employees

    As of June 30, 2001, we had 123 full time employees, of which 19 were management and corporate staff, 14 were engineers, 17 were engaged in sales and marketing, 5 were engaged in field service and 68 were engaged in manufacturing. Of those employees engaged in manufacturing, 48 are covered by collective bargaining agreements between each of Electric City and Switchboard Apparatus and the International Brotherhood of Electrical Workers, which is affiliated with the American Federation of Labor and Congress of Industrial Organizations (AFL-CIO). Both collective bargaining agreements expire on May 31, 2002.

Research and Development

    The Company, through the day-to-day use of EnergySaver™ and its components, and their use at various testing sites around the country, develops modifications and improvements to its products. Total research and development costs charged to operations were $248,000, $88,000 and $1,923,000 for the twelve-month period ended December 31, 2000, the eight month period ended December 31, 1999 and the twelve months ended April 30, 1999, respectively. Research and development expense for the first six months of 2001 and 2000 was $131,924 and $123,437, respectively.

Compliance With Environmental Laws

    Neither the Company's production nor sales of its products in any material way generate activities or materials that that would require compliance with federal, state or local environmental laws.

Additional Information

    Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form SB-2 and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended. For further information pertaining to the Company and the shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at the prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company is subject to the requirements of the Securities Exchange Act of 1934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by the Company can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company. The address of that site is http://www.sec.gov.

    The Company has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries that are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's Internet site.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

    You should read the following discussion regarding the Company along with the Company's financial statements and related notes included in this prospectus. This prospectus, including the following discussion, contains forward-looking statements that are subject to risks, uncertainties and assumptions. The Company's actual results, performance and achievements in 2001 and beyond may differ materially from those expressed in, or implied by these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements".

Results of Operations

    We are a developer, manufacturer and integrator of energy saving technologies, custom electric switchgear and an integrator of building and environmental control systems. Our premier energy saving product is the EnergySaver™ system, which reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting. In addition to our EnergySaver™ system, we manufacture, through our subsidiary, Switchboard Apparatus, Inc., custom electric switchgear, including our TP3 line of pre-packaged electrical distribution panels designed for use in telecommunications and Internet network centers, and through our subsidiary, Great Lakes Controlled Energy, we design, install and monitor building control and environmental systems.

    On August 31, 2000, we acquired Switchboard Apparatus, Inc. ("Switchboard"), a manufacturer of electrical switchgear and distribution panels located in Broadview, Illinois and on June 7, 2001, we acquired Great Lakes Controlled Energy Corporation ("Great Lakes"), an integrator of building and environmental control systems. As a result of these acquisitions, Switchboard and Great Lakes became, and are currently operated as, wholly owned subsidiaries of the Company. The acquisitions were recorded using the purchase method of accounting. Accordingly, none of Switchboard's or Great Lakes' results of operations are included in Electric City's results for the period ended June 30, 2000.

    In January 2000, our Board elected to change our year-end from April 30th to December 31st. Therefore, the audited financial statements for 1999 only include the eight-month period from May 1, 1999 to December 31, 1999. As a result, we have provided analysis and discussions comparing the following periods:

  •
  the audited twelve-month period ended December 31, 2000 compared with the unaudited twelve-month period ended December 31, 1999;

  •
  the audited eight-month period ended December 31, 1999 compared with the unaudited eight-month period ended December 31, 1998;

  •
  the unaudited three-month period ended June 30, 2001 compared to unaudited three months ended June 30, 2000; and

  •
  the unaudited six-month period ended June 30, 2001 compared to unaudited six-month period ended June 30, 2000.

    For comparison purposes we are providing the following summaries of the unaudited operating results for the twelve-month period ended December 31, 1999 and the eight-month period ended December 31, 1998:

Twelve-month period ending December 31, 1999
(Unaudited)
Revenues	$2,881,000
Gross profit	124,000
Net loss	(5,800,000)
Basic and diluted loss per share	(0.23)
Eight-month period ending December 31, 1998
(Unaudited)
Revenues	$50,000
Gross profit	(39,000)
Net loss	(1,880,000)
Basic and diluted loss per share	(0.09)

    Our revenues reflect the sale of our products, net of allowances for returns and other adjustments. Revenues of Electric City's and its subsidiaries are generated from the sale of products primarily in the U.S.

    Our cost of goods sold consists primarily of materials and labor. Also included in our cost of goods sold are freight, costs of operating our manufacturing facilities, charges for potential future warranty claims, and royalty costs related to EnergySaver™ sales. Cost of goods sold also includes the wages and expenses of our engineering group.

    Sales and gross profits depend, in part, on the volume and mix of products sold during any given period. Generally, products that we manufacture have a higher gross profit margin than products that we purchase and resell. In addition, manufactured products that are proprietary, such as the EnergySaver™, generally have higher gross margins than non-proprietary products such as switchgear or distribution panels.

    Selling, general and administrative ("SG&A") expenses include costs related to our sales force, which is comprised of both our employees and independent sales representatives. Included in our SG&A expenses are direct labor costs for our sales representatives and commissions paid to our employees, independent sales representatives and distributors. Also included in our SG&A expenses are expenses of non-manufacturing management, supervisory and staff salaries and employee benefits, the cost of insurance, travel and entertainment, office supplies costs and the cost of non-manufacturing utilities. Costs associated with marketing and advertising our products are also included in our SG&A expense, along with research and development expenses and costs relating to administrative functions that serve to support the existing businesses of the Company, as well as to provide the infrastructure for future growth.

    Interest expense includes the costs and expenses associated with working capital indebtedness, the mortgage on our headquarters building, an equipment loan, a note to the sellers of Marino Electric, a note to a seller of Switchboard Apparatus, notes to the sellers of Great Lakes, and a note to the sellers of certain distributor territories that we repurchased in June 2000, all as reflected on our current and prior financial statements. Also included in interest expense is amortization of the debt discount based on the fair value of the warrant issued to Newcourt as part of the issuance of the Senior Subordinated Convertible Promissory Notes.

    Revenue.  Our revenue increased approximately $4.3 million, or 150%, to $7.2 million for the year ended December 31, 2000 compared to $2.9 million for the twelve-month period ended December 31, 1999. Approximately $2.5 million of the revenue increase was due to the acquisition of Switchboard Apparatus and the inclusion of its results for the last four months of 2000. EnergySaver™ sales increased approximately $685,000, or 75%, during the twelve-month period ended December 31, 2000 compared to the twelve-month period ended December 31, 1999. Sales of switchgear and distribution panels increased $1.1 million, or 58%, to $3.0 million during the twelve-month period ended December 31, 2000 compared to the twelve-month period ended December 31, 1999. A large portion of the increase in the sales of switchgear and distribution panels during 2000 is due to the inclusion of twelve-months of results of Marino Electric, which was acquired in May 1999.

    Our revenue for the eight-month period ended December 31, 1999 were $2.7 million versus $50,000 for the equivalent period ending December 31, 1998. Prior to the acquisition of Marino Electric on May 24, 1999 the Company was considered a development stage company whose primary activities involved research and development, testing, and the initial marketing of the EnergySaver. Sales during this development period were limited to a small number of EnergySaver units for evaluation purposes. For the entire eight-month period ending in 1999, revenues from the EnergySaver accounted for approximately 30% of our total revenue with the balance being derived from the sale of switchgear and distribution panels.

    Our revenue for the three-month period ended June 30, 2001 increased approximately $1,626,000 or 141% to $2,778,099 as compared to $1,152,427 for the quarter ended June 30, 2000. This increase in revenue was due primarily to increased switchgear sales, which benefited from the inclusion of three months of results from Switchboard Apparatus, which we acquired in August 2000. EnergySaver revenues represented approximately 9% of total revenue for the quarter ended June 30, 2001 as compared to 46% of total revenue for the quarter ended June 30, 2000, with the majority of the balance of our revenues being derived from the sale of switchgear and distribution panels. The acquisition of Switchboard Apparatus in August of 2001 greatly increased percentage of our revenues derived from the sale of switchgear and distribution panels. Revenue derived from the sale of building and environmental controls and monitoring were approximately 1% of our total revenue for the second quarter of 2001, and represented revenues contributed from Great Lakes Controlled Energy which we acquired in June 2001.

    Our revenue for the six-month period ended June 30, 2001 increased approximately $3,789,000, or 176% to $5,940,323 as compared to $2,151,530 for the six-month period ended June 30, 2000. Most of the increase was in the sale of switchgear that benefited from the inclusion of six months of results from Switchboard Apparatus, which we acquired in August of 2000. EnergySaver revenues represented approximately 13% of total revenue for the six-month period ended June 30, 2001 as compared to 31% of total revenue for the same period in 2000, with the majority of the balance of our revenues being derived from the sale of switchgear and distribution panels. As a result of the acquisition of Great Lakes Controlled Energy in June 2001, revenue derived from the sale of building and environmental controls and monitoring represented less than 1% of total revenues for the six-month period ended June 30, 2001.

    Cost of Sales.  Our cost of sales for the twelve-month period ended December 31, 2000 increased approximately $3,904,000 or 142% to $6,660,545 as compared to $2,757,000 for the twelve-month period ended December 31, 1999. The increase in our cost of sales is directly related to the increased sales activity resulting from the acquisition of Marino Electric and Switchboard Apparatus, as well as increase sales of EnergySaver units during the year. Our gross profit increased approximately $443,000, or 360%, to $567,000 compared to $124,000 during the twelve-month period ended December 31, 1999. The increase in our gross profit was primarily attributable to the increase in sales volume and the addition of Switchboard Apparatus in August 2000.

    Our cost of sales for the eight-month period ending December 31, 1999 totaled $2,568,070 as compared to $89,000 for the eight-month period ended December 31,1998. The increase in the cost of sales was due to the increase in sales activity resulting from the acquisition of Marino Electric and increased sales of EnergySaver units. The cost of sales during 1998 included many one-time expenses associated with setting up our operations at our facility in Elk Grove Village. Our gross profit for the eight-month period ending December 31, 1999 increased $201,114 to $162,114 from a loss of $39,000 for the eight-month period ended December 31,1998. The improvement in gross profit was the result of increased sales volume attributable to the acquisition of Marino Electric and increased EnergySaver unit sales.

    Cost of sales for the three-month period ended June 30, 2001 totaled $2,590,247, as compared to $1,024,327 for the three-month period ended June 30, 2000. Gross profit for the second quarter of 2001 increased $59,752 or 47% to $187,852 as compared to $128,100 for the same quarter in the prior year. Margins during the period were negatively impacted by low capacity utilization, particularly in the manufacture of the EnergySaver™.

    Cost of sales for the six-month period ended June 30, 2001 totaled $5,405,494 as compared to $1,931,355 for the six-month period ended June 30, 2000. Gross profit for the six-month period ended June 30, 2001 increased $314,654 or 143% to $534,829 as compared to $220,175 for the same period in the prior year. The increase in the cost of sales and gross margins are primarily the result of the inclusion of six months of results of Switchboard Apparatus, which was acquired in August 2000.

    SG&A Expenses.  SG&A expense increased approximately $2.3 million to $9.1 million for the year ended December 31, 2000 from approximately $6.8 million during the twelve-month period ended December 31, 1999. During 2000, we hired a new management team and added to our sales staff. As a result, our labor expense increased significantly. The inclusion of Switchboard Apparatus's results beginning in August also contributed to the increase in SG&A expense during 2000.

    SG&A expense for the eight-month period ending December 31, 1999 were $3.5 million versus $625,000 for the same period ending December 31, 1998. Approximately one third of the SG&A expense incurred during 1998 was for consulting and professional fees associated with the acquisition of Pice Products, organizing the Company, and refining the EnergySaver.

    SG&A expense for the three-month period ended June 30, 2001 increased approximately $487,341, or 25% to $2,433,051, as compared to $1,945,710 for the three-month period ended June 30, 2000. The inclusion of Switchboard and Great Lakes' results is responsible for approximately $350,000 of this increase. An increase of $208,000 in investor relations related expenses and $147,000 in payroll related expenses also contributed to the increase in SG&A during 2001. The increased payroll expense was the result of additional sales and operations staff hired during late 2000 and early 2001 primarily to support the sales and installation of EnergySaver™ systems. These increased expenses were partially offset by lower charges for outside services, including legal and engineering services.

    SG&A expense for the six-month period ended June 30, 2001 increased approximately $1,451,070, or 41% to $5,019,684 as compared to $3,568,614 for the six-month period ended June 30, 2000. The inclusion of the results of Switchboard and Great Lakes is responsible for approximately $600,000 of this increase. Approximately $568,000 of the total increase in SG&A was related to increased investor relations activities, the majority of which was paid through the issuance of our common stock or warrants to purchase our common stock. Payroll related expenses contributed approximately $350,000 to the increase in SG&A. Most of the increase in payroll related expense was for the addition of sales and operations staff during late 2000 and early 2001. These increases in SG&A expense were partially offset by reductions in outside legal and engineering services, and advertising and printing expenses.

    Repurchase of Distributor Territories & Legal Settlement.  Our 2000 operating results include charges related to the repurchase of eleven distribution territories from three distributors and the settlement of a suit brought by a former consultant. We repurchased the eleven sales territories, including the exclusive rights to sell the EnergySaver in Ohio, Michigan, Northern California, Florida, Georgia, North Carolina, South Carolina, Virginia, Arizona, Colorado and Nebraska, for $1,280,000 plus options to purchase 65,000 shares at $7.00 each. For accounting purposes, the options were valued at $199,550 using a modified Black-Sholes option pricing model. All but $100,000 of the cash portion of the repurchase price was deferred until the Company completed an equity funding. The deferred payment accrued interest at the rate of 12% per year until it was paid on September 7, 2001, following the closing of the Series A Convertible Preferred Stock transaction. The Company recorded a total expense of $1,354,794 in June 2000 related to the repurchase of the distributor territories. During the twelve-months ended December 31, 2001 we also settled a suit alleging breach of contract brought by John Prinz, a former consultant, for $15,000 in cash, 60,000 shares of Electric City common stock and options to purchase 40,000 shares at $7.00 per share. The total charge recognized in June 2000 as a result of this settlement was $325,600.

    Other Income (Expense).  Other income (expense) is comprised of interest expense and interest income. Interest expense increased $76,000 or 37% to $279,000 during the twelve-month period ended December 31, 2000 as compared to $203,000 for the twelve-month period ended December 31, 1999. During 2000, we recorded $107,000 in interest expense on the Marino term note, $73,000 on the deferred portion of the repurchase price of the distributors' territories, $64,000 on our mortgage, $21,000 on our working capital line and $14,000 on our equipment loan. The 1999 interest expense included $97,000 in interest expense on the amounts owed to the sellers of Marino Electric, $67,000 on our mortgage, $30,000 on the loans from stockholders and $9,000 on our working capital line. Interest income earned during the twelve-month period ended December 31, 2000 increased $94,000 or 68% to $232,000 from $138,000 earned during the same period in 1999. During 2000 we earned $120,000 on a loan of $600,000 to one our stockholders and $112,000 on our excess cash balances. During 1999 we earned $138,000 on our excess cash balances.

    Other income (expense) for the eight-month period ending December 31, 1999 was $36,000 as compared to $1.2 million for the eight-month period ending December 31, 1998. Other expense for the eight-month period ending December 31, 1999 is comprised of $167,000 of interest expense, partially offset by $131,000 of interest income earned on excess cash balances. The interest expense was related to amounts owed to the sellers of Marino Electric, the mortgage on the Company's building in Elk Grove Village, Illinois, the line of credit with LaSalle Bank NA, and amounts borrowed from shareholders. Other non-operating expense for the period ending December 31, 1998 included a $1.2 million charge related to the purchase of Pice Products Corporation and interest expense of $21,000. The interest expense was all due to the mortgage on the Company's building in Elk Grove Village, Illinois.

    Other income (expense) for the three-month period ending June 30, 2001 totaled $1,708,733 of expense as compared to $5,758 of expense for the three-month period ended June 30, 2000. Most of the increase was related to charges associated with the two Senior Subordinated Convertible Promissory Notes issued to Newcourt Capital USA, Inc. ("Newcourt Capital USA") during the quarter. Included with these notes were detachable warrants issued to its affiliate, Newcourt Capital Securities, Inc. ("Newcourt Capital Securities"), to purchase 1,700,000 shares of our common stock. These warrants were value at $1,717,000 using a modified Black-Sholes option pricing model. We are required to recognize the value of these warrants as a discount on the related debt which is amortized as interest expense over the life of the debt. We also incurred $186,653 in professional fees related to the notes and ancillary documents which we have deferred and are amortizing over the term of the note. As a result, interest expense for the second quarter of 2001 includes $1,424,330 related to the amortization of the value of the warrants given to Newcourt Capital Securities and $140,822 of expense related the amortization of deferred issuance costs. Of the remaining increase in interest expense, approximately $39,000 was associated with the note payable to distributors for the repurchase of certain distributor territories, approximately $33,000 was related to increased borrowings on our line of credit, approximately $27,000 was related to the Senior Subordinated Convertible Promissory Notes, and approximately $33,000 was related to various notes issued by our subsidiaries.

    Other income (expense) for the six-month period ending June 30, 2001 totaled $1,821,455 of expense as compared to $121,455 of income for the six-month period ended June 30, 2000. Most of the increase in other expense was related to charges associated with the two Senior Subordinated Convertible Promissory Notes issued to Newcourt Capital USA during the second quarter of 2001. Included with these notes were detachable warrants to purchase 1,700,000 shares of our common stock. These warrants were valued at $1,717,000 using a modified Black-Sholes option pricing model. We are required to recognize the value of these warrants as a discount on the related debt which is amortized as interest expense over the life of the debt. We also incurred $186,653 in professional fees related to the notes and ancillary documents which we have deferred and are amortizing over the terms of the notes. As a result, interest expense for the first half of 2001 includes $1,424,330 related to the amortization of the value of the warrants given to Newcourt Capital Securities and $140,822 of expense related the amortization of the deferred issuance costs. Of the remaining increase in interest expense, approximately $77,000 was associated with the note payable to distributors for the repurchase of certain distributor territories, approximately $46,000 was related to increased borrowings on our line of credit, approximately $27,000 was related to the Senior Subordinated Convertible Promissory Notes, and approximately $42,000 was related to various notes issued by our subsidiaries.

    Dividends.  On October 17, 2000, we completed the sale of 2,000 shares of Series B Preferred Stock and warrants to purchase 200,000 shares of our common stock at an exercise price of $4.425 per share, subject to certain adjustments, to Augustine Fund, L.P. for an aggregate purchase price of $2,000,000. The warrants issued to Augustine have been valued at $624,000 using a modified Black-Sholes option pricing model and recorded as a non-cash dividend. The Series B Preferred Stock accrues dividends at the rate of 8% per annum, payable in cash or common stock, at the Company's option. As of December 31, 2000 we had accrued dividends payable of $32,877. The Series B Preferred Stock is convertible at any time into shares of the Company's common stock at a conversion price which equals the lesser of $4.06, or 75% of the average of the three lowest closing prices for our common stock for the thirty consecutive trading days immediately preceding the date of conversion (the "Beneficial Conversion Feature"). Emerging Issues Task Force Issue No. 00-27, Application of EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," requires us to recognize the intrinsic value of the Beneficial Conversion Feature as a non-cash dividend, which totals $1,376,000. The total dividend reported during the twelve-month period ended December 31, 2000 is comprised of the following:

Series B Preferred Dividend, payable in cash or common stock	$32,877
Value of warrants issued to Augustine Fund	624,000
Intrinsic value of Beneficial Conversion Feature	1,376,000

Total	$2,032,877

    There were no dividends accrued or paid during the twelve-month period ended December 31, 1999.

    Effective June 15, 2001, Augustine elected to convert their 2,000 shares of Series B Convertible Preferred Stock outstanding into 1,472,244 shares of the Company's common stock. The conversion price was $1.36, calculated as 71% (75% minus 2 percentage points for each thirty days that such registration statement was not declared effective, beginning on April 17, 2001 and ending on June 15, 2001) of the average of the three lowest selling prices per share of the Company's common stock over the 30 consecutive trading days preceding June 15. In addition, the Company elected to pay the accrued dividends on the Series B Convertible Preferred Stock in 56,764 shares of its common stock, which dividends were calculated based upon a conversion price of $1.36 per share. The issuance of common stock at a conversion price below market in satisfaction of the Series B Preferred Stock dividend resulted in a non-cash deemed dividend of $92,024. During the three-month period ended June 30, 2001 we recorded dividends of $217,802. No dividends were recorded for the same period in the prior year. These dividends were comprised of the following:

Accrued Series B Preferred Dividend, payable in cash Or Series B Preferred Stock	$125,778
Deemed Dividend	92,024

Total	$217,802

    During the six-month period ended June 30, 2001 we recorded dividends of $257,254. No dividends were recorded for the same period in the prior year. These dividends were comprised of the following:

Series B Preferred Dividend, payable in cash or Series B Preferred Stock	$165,230
Deemed Dividend	92,024

Total	$257,254

Liquidity and Capital Resources

    As of June 30, 2001, the Company had cash and cash equivalents of $268,974, as compared to $629,436 on December 31, 2000. The Company's debt obligations as of June 30, 2001 consisted of $1,900,000 owed on its revolving line of credit, a mortgage of approximately $750,000 on its facility in Elk Grove Village Illinois, an equipment loan of $475,000, a vehicle loan of approximately $6,100, a note due the seller of Marino Electric of approximately $470,000 and a note payable to the sellers of certain distributor territories of approximately $1,330,000, and a Senior Subordinated Convertible Promissory Note of $2,027,000, including accrued interest.

    The Company's principal cash requirements are for operating expenses, including employee costs, the costs related to research and development, advertising costs, the cost of outside services including those providing accounting, legal, engineering and consulting services, and the funding of inventory and accounts receivable, and capital expenditures. The Company has financed its operations since inception through the private placement of common stock, preferred stock and various secured and unsecured loans.

    Net cash declined $5,536,761 during the twelve months ending December 31, 2000 versus increasing $5,682,035 during the eight-month period ended December 31, 1999 and increasing $456,247 during the twelve-month period ending April 30, 1999. Operating activities consumed $7,110,038, $2,010,743 and $1,501,851 during the twelve month period ended December 31, 2000, the eight-month period ended December 31, 1999 and the twelve-month period ended April 30, 1999, respectively. Cash used to fund the net loss was the largest operating use of cash in each of the three periods covered. Increases in our working capital accounts in each of the three periods reflect the increase in our business activities experienced in each of the periods.

    Net cash declined $360,462 during the first six months of 2001 as compared to declining $4,888,353 during the same period in 2000. Operating activities consumed $2,968,410 and $4,368,250 during the first six months of 2001 and 2000, respectively. Cash used to fund the net loss was the primary operating use of cash in each of the periods covered.

    Investing activities produced $457,514 during the twelve-month period ended December 31, 2000, versus consuming $700,005 during the eight-month period ended December 31, 1999 and $941,432 during the twelve-month period ended April 30, 1999. The year ended December 31, 2000 benefited from a $600,000 repayment of a loan to a founding stockholder and $67,637 acquired in the Switchboard acquisition. These sources were partially offset by purchases of property and equipment totaling $210,123. During the eight-month period ended December 31, 1999 we loaned to one of our founding stockholders $600,000 and purchased $100,005 in property and equipment. During the twelve-month period ended April 30, 1999, we purchased our facility in Elk Grove Village, Illinois.

    Investing activities used $37,431 during the six-month period ending June 30, 2001, as compared to providing $424,062 during the six-month period ending June 30, 2000. During the first half of 2001 we invested $62,673 in capital assets but sold unused capital assets that generated $25,242 in net proceeds.  During the first half of 2000 we invested $175,938, but this investment was more than offset by a repayment of a loan to a stockholder which generated $600,000 of cash during the period.

    Financing activities generated $1,115,763 during the twelve months ended December 31, 2000, compared to generating $8,392,783 during the eight-month period ended December 31, 1999 and $2,899,530 during the year ended April 30, 1999. During 2000, we generated net proceeds of $1,830,000 by selling 2,000 shares of Series B Preferred Stock in a private placement, $44,900 from the sale of 20,000 shares of our common stock in a private placement and $500,000 through borrowings under our working capital line. These sources were partially offset by payments made on the note to the sellers of Marino Electric totaling $1,083,286, as well as $57,351 paid to reduce the balances on our mortgage, equipment loan and auto loans. We also refunded $110,000 to two investors in the Company's private placement, prior to issuing their stock certificates and repurchased 1,000 shares of our common stock for $8,500. During the eight-month period ended December 31, 1999, we generated net proceeds of $9,259,982 through the private placement of our common stock ($110,000 of which was subsequently refunded to two investors in 2000), and $31,152 from borrowings under two auto loans. These sources of cash were partially offset by $384,250 in commissions paid for the private placement, $500,000 used to repay loans from stockholders and $14,101 used to repay other long-term obligations. During the twelve-month period ended April 30, 1999 we borrowed $800,000 to finance the purchase of our building located in Elk Grove Village Illinois and raised $1,365,179 from the issuance of 1,351,978 shares of our common stock. During this period we also borrowed $746,000 from stockholders, $246,000 of which was converted to common stock. These sources of cash were partially offset by an $11,649 reduction in the mortgage.

    Financing activities generated $2,645,379 during the six-month period ending June 30, 2001, versus consuming $944,164 during the same period in 2000. During the 2001 period we borrowed $1,047,800 on our line of credit and paid $238,175 owed to the sellers of Marino Electric. In March 2001 we refinanced and increased an equipment loan, which generated approximately $50,000. During the period we also financed $9,000 of the cost of a new vehicle and issued two Senior Subordinated Convertible Promissory Notes to Newcourt Capital USA totaling $2 million. These sources of cash were partially offset by scheduled principal reductions on various notes of approximately $36,400. During the first half of 2000 we paid $856,524 on the amounts due to the sellers of Marino Electric, made scheduled principal payment on our mortgage and auto loans of $14,040, refunded $110,000 to two investors in the private placement before issuance of their stock and repurchased 1,000 shares of our common stock at a cost of $8,500. These uses of cash were partially offset by $44,900 received as part of the private placement that closed in January 2000.

    During June 2000, we secured a $2 million working capital loan from LaSalle Bank N.A. The loan was a revolving note facility with an initial term of one year and bore interest at a rate equal to the prime rate or LIBOR, plus 2.75%. Availability under the line was tied to and secured by our inventory and receivable balances. As of December 31, 2000, there was $500,000 outstanding on the loan.

    As part of the acquisition of Switchboard Apparatus, along with other liabilities, we assumed a revolving line of credit and an equipment loan from Oxford Bank & Trust. The revolving credit line bore interest at the rate of 1/2% over the bank's base rate and provided for maximum borrowings of $400,000. Availability under the line was tied to inventory and receivable balances. As of December 31, 2000, there was $352,200 outstanding on the line of credit. The equipment loan had an original principal balance of $521,500, a fixed interest rate of 8.4% and was scheduled to mature on September 3, 2004. As of December 31, 2000, the outstanding principal balance on the equipment loan was $449,628. Switchboard Apparatus had pledged all of its assets as security for these loans.

    In March 2001, we replaced the LaSalle and Oxford credit facilities with a credit facility from American National Bank & Trust of Chicago. The new facility includes a $2 million revolving credit line and a $500,000 term note. The revolving credit line has an initial term of one year and bears interest at a rate equal to American National Bank's corporate base rate. Availability under the line is tied to our inventory and receivable balances. The term note has a term of three years and bears interest at the bank's corporate base rate.

    In October 2000, we received gross proceeds of $2,000,000 from the sale of 2,000 shares of our Series B Preferred Stock ("Preferred Stock") and the issuance of warrants to purchase 200,000 shares of our common stock at an exercise price of $4.425 per share, subject to certain adjustments, to Augustine Fund, L.P. The Preferred Stock carried a dividend rate of 8% per annum, payable in cash or common stock, at our option. The Preferred Stock was convertible at any time into shares of our common stock at a conversion price equal to the lower of $4.06 per share or 75% of the average of the three lowest closing bid prices of our stock during a 30-day period prior to conversion. We were required to file a registration statement and have it declared effective within 180 days of the date of issuance of the Series B Preferred. If the registration statement was not declared effective within 180 days of the date of issuance, the Conversion Percentage decreased by 2% per month until the registration statement is declared effective or the holder converted the Series B Preferred to common stock. Effective June 15, 2001, Augustine elected to convert their 2,000 shares of Series B Convertible Preferred Stock outstanding into 1,472,244 shares of the Company's common stock. The conversion price was $1.36, calculated as 71% (75% minus 2 percentage points for each thirty days that such registration statement was not declared effective, beginning on April 17, 2001 and ending on June 15, 2001) of the average of the three lowest selling prices per share of our common stock over the 30 consecutive trading days preceding June 15. In addition, we elected to pay the accrued dividends on the Series B Convertible Preferred Stock in 56,764 shares of our common stock, which dividends were calculated based upon a conversion price of $1.36 per share. The issuance of common stock at a conversion price below market in satisfaction of the Series B Preferred Stock dividend resulted in a non-cash deemed dividend of $92,024.

    Our liquidity at the current time continues to be strained due primarily to continuing losses that have resulted from a large investment in corporate infrastructure that management hopes will lead to significant increases in sales of its EnergySaver™ and TP3 product lines in the latter half of 2001. Anticipating the requirement for additional capital, not only to fund current operations but also to fund our business plan for future periods and satisfy certain obligations, we began the process of raising additional equity last year. In September 2000, we retained Newcourt Capital Securities to act as our exclusive placement agent with the anticipation that its affiliate, Newcourt Capital USA, would participate as an investor in the equity that we sought to raise. To help with our current liquidity situation, in April 2001, Newcourt Capital USA provided us with a $2 million bridge facility, increase to $3.2 million on July 31, 2001. Pursuant thereto, we issued to Newcourt Capital USA three Senior Subordinated Convertible Promissory Notes that could be converted into equity at the option of Newcourt Capital USA. We received $1 million of proceeds from one such note on April 18, an additional $1 million from the second such note on June 19, 2001, and an additional $1.2 million from the third note on July 31, 2001. All three Notes were scheduled to mature on September 16, 2001 and bore interest at a rate of prime plus 3%, or 9.75% as of June 30th. On September 7, 2001, all three Notes were converted into 320,000 shares of our Series A Convertible Preferred Stock. Accrued interest on the Notes, which totaled $76,049.78 through September 7, 2001, was paid in cash to Newcourt Capital USA. The principal amount of the Notes was recorded as a liability, net of the value of the warrants.

    On July 31, 2001, we entered into a securities purchase agreement with five investors, which was approved by our shareholders at the Company's annual meeting of stockholders held on August 30, 2001 and closed on September 7, 2001, under which we received $16,000,000 in gross proceeds from the issuance of our Series A Convertible Preferred Stock (See "Description of Securities—Series A Preferred Stock"). Upon the closing of this transaction, we received approximately $12 million in additional cash, net of fees and expenses and taking into account Newcourt Capital USA's application of the bridge loans to its purchase. With this fund raising effort complete, we intend to focus all of our efforts on executing our business plan, which we believe these new funds will allow us to do. We believe that if we are successful in executing our business plan these funds should be sufficient to carry us to the point that the Company is cash flow positive.

DESCRIPTION OF PROPERTY

    Our headquarters and the EnergySaver™ system production facility are located at 1280 Landmeier Road in Elk Grove Village, Illinois. This facility is approximately 13,000 square feet and houses the corporate headquarters, manufacturing operations and warehouse. We acquired this facility in August 1998 for a purchase price of $1,140,000, $800,000 of which we financed through a mortgage and $340,000 of which we paid by issuing to the sellers 340,000 shares of our common stock. The mortgage bears interest at the rate of 8.25% per annum and is payable in monthly installments of principal and interest of $6,876 until August 2003, with a final balloon payment of $710,000 due in August 2003. The interest rate will be adjusted on August 1, 2001 to prime minus 0.25%. There is no penalty for prepayment of the mortgage. As of June 30, 2001, the outstanding principal amount of the mortgage was $749,960.

    Switchboard Apparatus currently conducts business from a facility located in Broadview, Illinois, which is approximately 19,000 square feet and houses Switchboard's office and manufacturing operations. We assumed the lease for this facility in August 2000 in connection with the acquisition of Switchboard Apparatus. The building is owned by a partnership that includes, among others, some of the former owners of Switchboard Apparatus, one of which is currently an employee of the Company. The lease provides for monthly payments of $9,250 per month during the first three years of the lease term, beginning on May 1, 1999, with payments increasing to $10,000 per month during the last two years of the lease term. The lease expires April 30, 2004, unless sooner terminated in accordance with the lease provisions. We have agreed to purchase the facility for not more than $655,000 in cash and common stock of the Company following the closing of the Series A Convertible Preferred Stock issuance, which is expected to closed in September 2001.

    On June 7, 2001, we acquired Great Lakes Controlled Energy Corporation ("Great Lakes"). Great Lakes currently operates its business from a facility located in Elk Grove Village, Illinois, which is approximately 10,000 square feet. In connection with our acquisition of Great Lakes, we entered into a three-year lease beginning on the date of the acquisition at a monthly rate of $10,000. The building is owned by the former shareholders of Great Lakes, Eugene Borucki and Denis Enberg, both of whom are currently employed by the Company. We have an option to purchase the facility at the end of the lease term for $600,000 less the aggregate rent paid during the lease term.

    The Company's facilities are adequate for its current level of operations, but management has started to explore the possibility of consolidating its operations in one building that is large enough to meet the Company's requirements for the next three to five years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    From January 1999 until May 1999, we permitted Marino Electric to use, without charge, a portion of the manufacturing area of our facility to build EnergySaver™ unit components and cabinets. The members of our board not affiliated with Marino Electric approved this use and believed that it allowed us to oversee the manufacture of the EnergySaver™ unit components and cabinets. On May 24, 1999, we purchased from Mr. Marino most of the assets of Marino Electric for a purchase price of $3,888,000, consisting of $1,792,000 in cash and 1,600,000 shares of our common stock. The purchase price of $3,880,000 exceeded the fair value of the assets acquired by approximately $3,363,000. Under the terms of the purchase agreement, we were obligated to pay the cash portion of the purchase price upon the closing of our private issuances of common stock that commenced in July 1999. In May 2000, Mr. Marino waived this requirement and instead received a payment of $820,000 in cash and a subordinated secured term note for the principal amount of $972,000 at an interest rate of 10% per annum, payable in equal installments over 24 months and requiring principal and interest payments of $44,928 per month. The note is secured by an interest in all of our personal property, fixtures, inventory, contract rights, accounts, general intangibles and equipment owned by us on May 30, 2000 or acquired by us thereafter and is subordinate to the security interest in these items held by American National Bank and Trust Company of Chicago. The members of our Board of Directors, including the members not affiliated with Marino Electric negotiated and approved the terms of this transaction on our behalf and believed that they were as favorable to us as if negotiated with an unaffiliated third party. As of June 30, 2001, the principal and accrued interest owed and outstanding on the note totaled $708,714.

    On December 16, 1999, we loaned $600,000 to Nikolas Konstant, a member of NCVC. The note was secured by 200,000 shares of our common stock held by Mr. Konstant and provided for $120,000 in interest. On March 20, 2000, Mr. Konstant repaid the note in full with interest.

    On April 1, 2000, we entered into a state representative agreement with Electric City of Illinois and on June 1, 2000, we entered into a state representative agreement with Electric City of Indiana. James Stumpe, one of our former directors is a member of each of Electric City of Illinois and Electric City of Indiana. The agreements grant to Electric City of Illinois and Electric City of Indiana distribution territories within the States of Illinois and Indiana, respectively for initial terms of ten years. The members of our board other than Mr. Stumpe approved the terms of the transactions and believed the terms to be substantially similar to those of our other distributor or state representative agreements and as favorable to us as if negotiated with an unaffiliated third party. As of June 30, 2001, our accounts receivable from Electric City of Illinois, LLC and Electric City of Indiana, LLC were $202,948 and $47,977, respectively.

    On January 5, 2000, we entered into a distributor agreement with Electric City of Southern California L.L.C., of which Mr. Marino is a member, which provides for an initial term of 10 years. The agreement grants to Electric City of Southern California a distribution territory that extends from Monterrey to Fresno to the northern edge of Death Valley, south to the southern border of California. This agreement provides for terms that are substantially similar to those of our other distributor agreements and as favorable to us as if negotiated with an unaffiliated third party. As of June 30, 2001, our accounts receivable from Electric City of Southern California were $18,800.

    Each of Augustine and Messrs. Conant, Konstant, Marino, McEneely and Stelter (each, a "Restricted Stockholder") has entered into separate trading agreements with us that are effective for a term of three years beginning on October 17, 2000. The trading agreements restrict each Restricted Stockholder's transfer of our common stock as follows:

  •
  sales in any one trading day by such Restricted Stockholder shall not exceed the greater of 10,000 shares or 10% of the average trading volume of our stock during the 10 prior trading days;

  •
  public trades by such restricted stockholders in an opening transaction, during the last half hour of any trading day and at any time outside of regular trading hours shall be prohibited; and

  •
  up to four times within any 12-month period, we may prohibit any Restricted Stockholder from trading the common stock for an entire trading day.

    We have agreed to give each Restricted Stockholder a right of first refusal to sell his common stock to any third party that contacts us with a desire to purchase 100,000 or more shares of our common stock. This right will be allocated equally among each of the Restricted Stockholders who elect to participate in the sale. However, this right of first refusal will not preclude us from raising additional capital should such need arise.

    Messrs. Conant, Konstant, Marino, McEneely and Stelter recently agreed to amendments of the terms of their trading agreements to provide that sales in any one trading day cannot exceed 5% of the average trading volume of our Common Stock on such day and such sales will not exceed 15% of such individual's holdings in any three-month period. In addition, if the Company and a managing underwriter request a market stand-off pursuant to a qualified public offering, each individual agrees not to sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any of their holdings (other than those included in the registration) without the consent of the underwriter. The market stand-off period will not exceed 180 days

    In October 2000, we entered into an agreement with KMC Telecom (for which Roscoe Young, one of our directors, is President and Chief Operating Officer) to sell and install our TP3 switchgear product at three KMC Telecom facilities. The sale and installation amount for the three sites totaled $773,802 and was reflective of prices that would be charged to an unrelated third party. Installation of the TP3 switchgear began in November 2000 and was completed in June 2001. As of June 30, 2001, our accounts receivable from KMC Telecom totaled $293,074.

    Effective December 4, 2000, we entered into an agreement with Mr. Marino in which we agreed to grant to Mr. Marino distributorship rights of our EnergySaver™ product in Northern California, Nevada and Arizona and to enter into distributor agreements with Mr. Marino with respect to each of these distribution territories for an initial term of 10 years and on terms substantially similar to those of our other distributor and state representative agreements. With respect to the Southern California distribution territory, we agreed to permit Electric City of Southern California to transfer to Mr. Marino its current distributor agreement described above. As consideration for our grant of distributorship rights, effective December 4, 2000, (1) we terminated the option to purchase 2,000,000 shares of our common stock at $1.10 per share held by Pino, LLC with respect to 300,000 shares and (2) Mr. Marino resigned from our Board of Directors and from his executive position as our Chairman of the Board. The members of our board other than Mr. Marino approved the terms of the transactions and believed they were as favorable to us as if negotiated with an unaffiliated third party.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    Our common stock has traded since December 12, 2000 on The American Stock Exchange under the symbol "ELC." Prior to trading on The American Stock Exchange, our common stock traded, beginning on August 14, 1998, on the OTC Bulletin Board under the symbol "ECCC". However, from November 4, 1999 to January 31, 2000, while our registration statement on Form 10SB was awaiting clearance by the SEC, our common stock was traded on the "Pink Sheets", a quotation medium which generally provides a less liquid trading market. The following table sets forth the quarterly high and low closing prices for our common stock as reported on The American Stock Exchange, the OTC Bulletin Board and the Pink Sheets since January 1, 1999. With respect to the prices reported by the Pink Sheets and OTC Bulletin Board inter-dealer quotation system, such prices reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The prices have been adjusted to give effect for a 2-for-1 stock split, which was declared by our Board of Directors July 8, 1999 and distributed on July 30, 1999.

	Common Stock
	High	Low
Fiscal Year Ended December 31, 1999*:
Fiscal Quarter Ended March 31, 1999	$3.91	$1.12
Fiscal Quarter Ended June 30, 1999	7.44	1.62
Fiscal Quarter Ended September 30, 1999	14.84	6.75
Fiscal Quarter Ended December 31, 1999	9.38	7.25
Fiscal Year Ended December 31, 2000:
Fiscal Quarter Ended March 31, 2000	$13.00	$6.56
Fiscal Quarter Ended June 30, 2000	6.50	3.69
Fiscal Quarter Ended September 30, 2000	5.75	2.78
Fiscal Quarter Ended December 31, 2000	4.50	2.50
Fiscal Year Ended December 31, 2001:
Fiscal Quarter Ended March 31, 2001	$3.72	$2.00
Fiscal Quarter Ended June 30, 2001	$4.45	$1.80

*
As of January 31, 2000, we changed our fiscal year end from April 30 to December 31.

Holders

    As of September 7, 2001, we had approximately 5,250 holders of record of our common stock and 31,043,036 shares of common stock outstanding.

Dividends

    We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Results of Operations and Plan of Operation—Liquidity and Capital Resources."

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table summarizes the total compensation paid or awarded to each of our executive officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2000 and to our former chairman, president and chief executive officer. No bonuses were paid during the fiscal year ended December 31, 2000.

			Annual Compensation						Long Term Compensation
Name and Principal Position	Period		Salary($)(13)			Bonus($)(4)	Other Annual Compensation ($)		Securities Underlying Options (#)
John P. Mitola(1) our chief executive officer	12/31/00	(3)		$350,000		$140,000	$9,190	(5)	1,000,000
Brian J. Kawamura(1) our president and chief operating officer	12/31/00	(3)		$350,000		$140,000	$6,600	(6)	1,500,000
Michael R. Pokora(1) our executive vice president of business operations and sales	12/31/00	(3)		$250,000		$100,000	$8,695	(7)	500,000
Jeffrey R. Mistarz(8) our chief financial officer and treasurer	12/31/00	(3)		$175,000		$70,000	$2,320	(9)	200,000
Joseph C. Marino our former chairman of the board, president and chief executive officer	4/30/99 12/31/99 12/31/00	(10) (2) (3)	$ $ $	60,000 107,268 228,570	(11)	—	—		2,150,000 0 0	(12)

(1)
Each of Messrs. Mitola, Kawamura and Pokora entered employment agreements with us effective as of November 18, 1999 for a term of three years beginning on January 3, 2000 and ending on December 31, 2002. Effective as of January 1, 2000, options with an exercise price of $7.00 per share that vest over the term of the agreement were granted to each of Messrs. Mitola, Kawamura and Pokora pursuant to their employment agreements.

(2)
This period represents the eight-month period ended December 31, 1999.

(3)
This period represents the fiscal year ended December 31, 2000.

(4)
All bonuses earned in 2000 will not be paid until the Company raises additional equity.

(5)
This represents a monthly auto allowance of $550 and the cost of life and long-term disability insurance for Mr. Mitola.

(6)
This represents a monthly auto allowance of $550 for Mr. Kawamura.

(7)
This represents a monthly auto allowance of $550 and the cost of life and long-term disability insurance for Mr. Pokora.

(8)
Mr. Mistarz entered into an employment agreement with us effective January 14, 2000 for a term of three years beginning as of January 1, 2000 and ending on December 31, 2002. As part of the employment agreement, Mr. Mistarz was granted options with an exercise price of $7.00 per share that vest over the term of the agreement.

(9)
This represents the cost of life and long-term disability insurance for Mr. Mistarz.

(10)
This period represents the fiscal year ended April 30, 1999.

(11)
Mr. Marino's employment agreement with us, which terminated on December 4, 2000, provided for an annual base salary of $225,000. The 2000 salary of Mr. Marino includes a payment of $3,570 made in January 2000 for services performed in December 1999.

(12)
Effective June 25, 1998, we granted to Pino, LLC, in which Mr. Marino owns a 100% membership interest, a ten-year option to acquire up to 2,000,000 shares of common stock at an exercise price of $1.10 per share, which became exercisable on January 2, 2000. Effective December 4, 2000, we cancelled this option with respect to 300,000 shares. Effective January 1, 1999, we granted to Mr. Marino an option to acquire up to 900,000 shares at an exercise price of $1.75 per share, one quarter of which became exercisable on January 1, 2000, one quarter of which became exercisable on January 1, 2001 and the remainder of which were terminated effective December 4, 2000.

(13)
A portion of executive expense reimbursement have been voluntarily deferred until the Company achieves positive cash flow from operations or successfully closes on an equity funding of at least $10 million. In addition, as of January 1, 2001, executives have begun to voluntarily defer a portion of their compensation until similar conditions are met.

2000 Option Grants

    The following table sets forth information regarding stock option grants made to each of the above named executive officers and our former chairman, president and chief executive officer during the fiscal year ended December 31, 2000.

Name	Number of Shares Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Period	Exercise Price ($/Share)	Expiration Date
John P. Mitola	1,000,000	24%	$7.00	12/31/09
Brian J. Kawamura	1,500,000	37%	$7.00	12/31/09
Michael R. Pokora	500,000	12%	$7.00	12/31/09
Jeffrey R. Mistarz	200,000	5%	$7.00	12/31/09
Joseph C. Marino	—	—	—	—

2000 Option Values

    The following table sets forth information regarding the number and value of unexercised options held by each of the above named executive officers and our former chairman, president and chief executive officer as of December 31, 2000. None of our named executive officers or our former chairman, president and chief executive officer holds any stock appreciation rights and none of them exercised any options during the fiscal year ended December 31, 2000.

	Number of Shares Underlying Unexercised Options at December 31, 2000 (#)		Value of Unexercised In-the-Money Options at December 31, 2000 ($)
Name
	Exercisable	Unexercisable	Exercisable		Unexercisable
John P. Mitola	333,334	666,666	$0		$0
Brian J. Kawamura	500,000	1,000,000	$0		$0
Michael R. Pokora	166,667	333,333	$0		$0
Jeffrey R. Mistarz	22,222	177,778	$0		$0
Joseph C. Marino	1,925,000	225,000	$3,511,250	(1)	$281,250	(2)

(1)
This figure represents the difference between the exercise price per option, which is $1.10 per share for 1,700,000 of the shares and $1.75 for 225,000 of the shares, and the closing price for our common stock as reported by the American Stock Exchange on December 31, 2000, which was $3.00 per share.

(2)
This figure represents the difference between the exercise price per option, which is $1.75 per share, and the closing price for our common stock as reported on The American Stock Exchange on December 31, 2000, which was $3.00 per share.

Stock Options And Incentive Compensation

    During the Company's annual meeting of shareholders held on August 30, 2001, our shareholders approved the adoption of the 2001 Stock Incentive Plan (the "Plan"), which provides that up to 800,000 shares of the Company's common stock may be delivered under the Plan to certain employees of the Company or any of its subsidiaries. The awards to be granted under the Plan may be incentive stock options eligible for favored treatment under Section 422 of the Internal Revenue code of 1986, as amended from time to time, or non-qualified options that are not eligible for such treatment or stock of the Company, which may be subject to contingencies or restrictions. Approximately 40 employees, officers and directors of the Company are currently eligible to participate in the Plan.

    The exercise price for any incentive stock option ("ISO") may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the Company's Common Stock the exercise price must be not less than 110% of fair market value. The exercise price of any non-qualified option shall be in the sole discretion of the Committee or Board. The aggregate fair market value of the shares that may be subject to any ISO granted to any participant may not exceed $100,000 on the date of grant. There is no comparable limitation with respect to non-qualified stock options.

    The term of all options granted under the Plan will be determined by the Committee or Board in their sole discretion, provided, however, that the term of each ISO shall not exceed 10 years from the date of grant thereof and, further provided, that if, at the time an ISO is granted, the optionee owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, of any of its Subsidiaries or of a Parent, the term of the ISO shall not exceed five years from the date of grant. The right of exercise will be cumulative, so that shares that are not purchased in one year may be purchased in a subsequent year. The options may not be assigned. Upon exercise of any option, in whole or in part, payment in full is required (unless the applicable award contract permits installment payments or cashless exercise) for the number of shares purchased. Payment may be made in cash, by delivery of shares of the Company's Common Stock of equivalent fair market value or by any other form of legal consideration that is acceptable to the Board.

    In addition to the ISOs and non-qualified options, the Plan permits the Committee, consistent with the purposes of the Plan, to grant shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion. The grant may require the holder to pay such price per share therefor, if any, as the Committee may determine. Such shares may be subject to such contingencies and restrictions as the Committee may determine.

    If an employee's employment is terminated by reason of death, disability or retirement, either the employee or his or her beneficiary will have the right for eighteen months to exercise the option to the extent the option was exercisable on the date of death or disability, but in no event after the date the award would otherwise have expired. If a Plan participant's relationship with the Company is terminated for any reason other than death, disability or retirement and other than for cause or without the Company's consent (in which case the option shall terminate immediately), he or she may, for a period of one year, exercise the option to the extent that it was exercisable on the date of termination, but in no event after the date the award would otherwise have expired.

    The Plan will be administered by the Board, which is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the employees to whom, and the time, terms and conditions under which, options are to be granted. The Board is also authorized to adjust the number of shares available under the Plan, the number of shares subject to outstanding options and the option prices to take into account the Company's capitalization by reason of a stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or otherwise.

    The Board may amend, suspend or terminate the Plan in any respect at any time. However, no amendment may (i) increase the number of shares reserved for option under the Plan, (ii) modify the requirements for participation in the Plan, or (iii) modify the Plan in any way that would require stockholder approval under the rules and regulations under the Exchange Act.

    Under current Federal law, no taxable income will be recognized by the recipient of an incentive stock option within the meaning of Section 422 of the Code upon either the grant or exercise of the incentive stock option (provided the exercise occurs while the participant is an employee of the Company or within three months after termination of employment), nor will a deduction be allowed the Company by reason of the grant or exercise, provided the employee does not dispose of the shares issued upon exercise within two years from the date the option was granted and within one year from the date the shares were issued. If the recipient fails to satisfy these holding period requirements, the difference between the amount realized upon disposition of the shares and the adjusted basis of the shares is includible as compensation in the recipient's gross income and the Company will be entitled to a deduction in that amount.

    Under current law, the holder of a non-qualified stock option is taxable at the time of exercise on the difference between the exercise price and the fair market value of the shares on the date of exercise. Upon disposition of the stock, the stockholder is taxable upon the difference between the basis of the stock (which is equal to the fair market value at the time the option was exercised) and the amount realized upon the disposition.

    A grant of shares of Common Stock that is subject to no vesting restrictions will result in taxable income for federal income tax purposes to the recipient at the time of grant in an amount equal to the fair market value of the shares awarded. The Company would be entitled to a corresponding deduction at that time for the amount included in the recipient's income.

    Generally, a grant of shares of Common Stock under the Plan subject to vesting and transfer restrictions will not result in taxable income to the recipient for federal income tax purposes or a tax deduction to the Company in the year of the grant. The value of the shares will generally be taxable to the recipient as compensation income in the years in which the restriction on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions terminate. Any recipient, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares on the date of such grant as compensation income in the year of the grant of restricted shares, provided the recipient makes the election within 30 days after the date of the grant. In any case, the Company will receive a deduction for federal income tax purposes corresponding in amount to the amount of compensation included in the recipient's income in the year in which that amount is so included.

Employment Agreements

    Effective January 1, 1999, we entered into an employment agreement with Mr. Marino pursuant to which he served as our president and chief executive officer. From January 2000 until Mr. Marino's resignation from our Board of Directors and termination of his employment with us, effective December 4, 2000, the employment agreement governed our relationship with Mr. Marino as our chairman of the board. The employment agreement provided for a base salary of $225,000 per year, the use of an automobile for company business and reimbursement for Mr. Marino's business-related cellular phone calls.

    Under the employment agreement, we granted to Mr. Marino an option to purchase 900,000 shares of our common stock at $1.75 per share which became exercisable with respect to 225,000 shares on January 1, 2000, which became exercisable with respect to 225,000 shares on January 1, 2001 and which terminated with respect to 450,000 shares effective December 4, 2000. Mr. Marino has piggyback registration rights with respect to 450,000 shares of our common stock he may purchase in the future by exercise of the portions of the option grant that vested on January 1, 2000 and January 1, 2001.

    Mr. Marino remains subject to the confidentiality provisions of the agreement and shall remain subject to the non-competition and non-solicitation provisions for a period of two years following the effective date of termination of the agreement.

    Effective January 3, 2000, we entered into an employment agreement with John Mitola, our chief executive officer, for a three-year period ending on December 31, 2002. The agreement provides for a base salary of $350,000 per year and a discretionary bonus of up to forty percent (40%) of his annual salary payable if we meet or exceed the terms of our annual business plan. The agreement also provides for a monthly automobile allowance of $550 and the reimbursement of Mr. Mitola's business-related cellular phone calls.

    Under the employment agreement, we granted to Mr. Mitola an option to purchase 1,000,000 shares of our common stock at $7.00 per share which became exercisable with respect to 333,334 shares on December 31, 2000, and which will become exercisable with respect to 333,333 shares on each of December 31, 2001 and 2002. Mr. Mitola has piggyback registration rights with respect to all shares of our stock obtained through the exercise of these options.

    The employment agreement imposes on Mr. Mitola non-competition, non-solicitation and confidentiality obligations.

    Effective January 3, 2000, we entered into an employment agreement with Brian Kawamura, our president and chief operating officer, for a three-year period ending on December 31, 2002. The agreement provides for a base salary of $350,000 per year and a discretionary bonus of up to forty percent (40%) of his annual salary payable if we meet or exceed the terms of our annual business plan. The agreement also provides for a monthly automobile allowance of $550 and the reimbursement of Mr. Kawamura's business-related cellular phone calls.

    Under the employment agreement, we granted to Mr. Kawamura an option to purchase 1,500,000 shares of our common stock at $7.00 per share which became exercisable with respect to 500,000 shares on December 31, 2000, and which will become exercisable with respect to 500,000 shares on each of December 31, 2001 and 2002. Mr. Kawamura has piggyback registration rights with respect to all shares of our stock obtained through the exercise of these options.

    The employment agreement imposes on Mr. Kawamura non-competition, non-solicitation and confidentiality obligations.

    Effective January 3, 2000, we entered into an employment agreement with Michael Pokora, our executive vice president of operations and sales, for a three-year period beginning on January 3, 2000 and ending on December 31, 2002. The agreement provides for a base salary of $250,000 per year and a discretionary bonus of up to forty percent (40%) of his annual salary payable if we meet or exceed the terms of our annual business plan. The agreement also provides for a monthly automobile allowance of $550 and the reimbursement of Mr. Pokora's business-related cellular phone calls.

    Under the employment agreement, we granted to Mr. Pokora an option to purchase 500,000 shares of our common stock at $7.00 per share which became exercisable with respect to 166,667 shares on December 31, 2000, and which will become exercisable with respect to 166,666 shares on each of December 31, 2001 and 2002. Mr. Pokora has piggyback registration rights with respect to all shares of our stock obtained through the exercise of these options.

    The employment agreement imposes on Mr. Pokora non-competition, non-solicitation and confidentiality obligations.

    On January 14, 2000, we entered into an employment agreement with Jeffrey Mistarz, our chief financial officer and treasurer, for a term of three years commencing on January 1, 2000 and ending on December 31, 2002. The agreement provides for a salary of $175,000 per year and a discretionary bonus payable if Mr. Mistarz attains established performance goals to be agreed upon by Mr. Mistarz and our chief executive officer. The agreement also provides for the reimbursement of Mr. Mistarz's business expenses such as business-related cellular phone calls.

    Under the employment agreement, we granted to Mr. Mistarz an option to purchase 200,000 shares of our common stock at $7.00 per share which vest with respect to 66,667 shares on December 31, 2000, and which will vest with respect to 66,667 shares on each of December 31, 2001 and 66,666 shares on December 31, 2002. Of the vested options, only 1/3 will become exercisable each year, with 22,223 becoming exercisable on December 31, 2000, 22,222 becoming exercisable on December 31, 2001, 22,222 becoming exercisable on December 31, 2002, etc. Mr. Mistarz has piggyback registration rights with respect to all shares of our stock obtained through the exercise of these options.

    The employment agreement imposes on Mr. Mistarz non-competition, non-solicitation and confidentiality obligations.

Director Compensation

    Upon joining our Board of Directors in April and May 2000, we granted to each of Messrs. Pientka, Manning and Young, three of our outside directors, an option to purchase 50,000 shares of our Common Stock at an exercise price of $7.00 per share (subject to vesting as described below). Of such options, 12,500 options vested on January 1, 2001, and 12,500 options will vest on the first day of each year thereafter, all at an exercise price per share of $7.00, conditioned upon being a director as of each vesting date. In addition, on January 1, 2001 and on the first day of each year thereafter, we will grant automatically to each of Messrs. Pientka, Manning and Young, if serving on our Board of Directors as of such date, an option to purchase 25,000 shares of our Common Stock at an exercise price of $1.00 more than the exercise price for the preceding annual grant. The options granted, or to be granted, as the case may be, to Messrs. Pientka, Manning and Young would vest equally over a four-year period. On March 13, 2001, we granted to Mr. Stumpe, one of our outside directors, retroactive to May 2000, stock options under the same conditions as those granted to Messrs. Pientka, Manning and Young. On April 1, Mr. Callahan was appointed to our Board of Directors. Mr. Callahan is also one of our outside directors and was granted an option to purchase 75,000 shares of our Common Stock at an exercise price of $2.00 per share, which was the closing price of our stock on March 30, 2001. Of such options, 25,000 options vest each April 1, beginning in 2001, if Mr. Callahan continues to serve as a director on each of those vesting dates. In addition, on January 1, 2002, we will grant to Mr. Callahan, if serving our Board of Directors at such time, an option to purchase 25,000 shares of our Common Stock at an exercise price equal to closing price of our stock on the most recent prior trading day. This grant will vest in equal increments on January 1, 2002, 2003 and 2004 if Mr. Callahan is a director on each of those vesting dates. On March 21, 2001, our directors approved a change in stock options granted to Messrs. Pientka, Manning, Young and Stumpe to reflect the options granted to Mr. Callahan. We expect to grant similar option packages to other outside directors that join our Board of Directors in the future, including any directors elected by the holders of our Series A Preferred Stock. No outside director was compensated with stock options during fiscal year ended April 30, 1999, the eight-month period ended December 31, 1999 or the fiscal year ended December 31, 2000.

    Directors who are also employees of the Company receive no additional compensation for their services as directors. Directors who are not employees of the Company (excluding founder-directors), in addition to stock options, are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at such meetings.

FINANCIAL STATEMENTS

Index to Financial Statements

Page
Financial Statements of Electric City Corp.:
Report of Independent Certified Public Accountants	F-1
Consolidated Balance Sheets as of December 31, 2000 and December 31, 1999	F-2
Consolidated Statements of Operations for the year ended December 31, 2000, the eight months ended December 31, 1999 and the year ended April 30, 1999	F-3
Consolidated Statements of Stockholders' Equity for the year ended December 31, 2000, the eight months ended December 31, 1999 and the year ended April 30, 1999	F-4
Statements of Cash Flows for the year ended December 31, 2000, the eight months ended December 31, 1999 and the year ended April 30, 1999	F-5 — F-6
Notes to Financial Statements	F-7 — F-24
Condensed Consolidated Balance Sheets as of June 30, 2001 (unaudited) and December 31, 2000	F-25

Condensed Consolidated Statement of Operations for the three months ended June 30, 2001 (unaudited) and June 30, 2000 (unaudited) and for the six months ended June 30, 2001 (unaudited) and June 30, 2000 (unaudited).	F-26 — F-27
Condensed Consolidated Statement of Stockholders' Equity for the period ended June 30, 2001 (unaudited)	F-28
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2001 (unaudited) and June 30, 2000 (unaudited)	F-29
Notes to Financial Statements	F-30 — F-33
Financial Statements, of Switchboard Apparatus, Inc.
Report of Independent Certified Public Accountants	F-34
Balance Sheet as of December 31, 1999	F-35
Statement of Income and Accumulated Deficit for the year ended December 31, 1999	F-36
Statement of Stockholders' Equity for the year ended December 31, 1999	F-37
Statement of Cash Flows for the year ended December 31, 1999	F-38
Summary of Accounting Policies	F-39
Notes to Financial Statements	F-40 — F-41
Independent Auditors' Report	F-42
Balance Sheet as of December 31, 1998	F-43
Statement of Income (Loss) for the year ended December 31, 1998	F-44
Statement of Changes in Retained Earnings (Deficit) for the year ended December 31, 1998	F-45

Statement of Cash Flows for the year ended December 31, 1998	F-46
Notes to Financial Statements	F-47 — F-48
Condensed Balance Sheet as of June 30, 2000 (unaudited)	F-49
Statement of Operations for the six months ended June 30, 2000 (unaudited) and June 30, 1999 (unaudited)	F-50
Statement of Stockholders' Equity as of June 30, 2000 (unaudited)	F-51
Condensed Statement of Cash flows for the six months ended June 30, 2000 (unaudited) and June 30, 1999 (unaudited)	F-52
Notes to Financial Statements	F-53
Financial Statements of Marino Electric, Inc.
Report of Independent Certified Public Accountants	F-54
Balance Sheets as of December 31, 1998 and April 30, 1999 (unaudited)	F-55

Statement of Operations and Retained Earnings for the years ended December 31, 1998 and December 31, 1997 (unaudited), and for the four months ended April 30, 1999 (unaudited) and April 30, 1998 (unaudited)	F-56
Statement of Cash Flows for the years ended December 31, 1998 and December 31, 1997 (unaudited), and for the four months ended April 30, 1999 (unaudited) and April 30, 1998 (unaudited)	F-57
Notes to Financial Statements	F-58 — F-60
Pro Forma Financial Statements of Electric City Corp.:
Introductory Note to Unaudited Pro Forma Consolidated Financial Statements of Electric City, Electric City Acquisition Corporation and Switchboard Apparatus, Inc.	F-61
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended December 31, 2000	F-62
Notes to Unaudited Pro Forma Statement of Operations for the twelve months ended December 31, 2000	F-63

Report of Independent Certified Public Accountants

Electric City Corp.
Elk Grove Village, Illinois

    We have audited the accompanying consolidated balance sheets of Electric City Corp. as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2000, the eight-month period ended December 31, 1999 and the year ended April 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Electric City Corp. at December 31, 2000 and 1999, and the consolidated results of its operations and cash flows for the year ended December 31, 2000, the eight-month period ended December 31, 1999 and the year ended April 30, 1999, in conformity with accounting principles generally accepted in the United States.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered from recurring losses and negative cash flow from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      /s/ BDO SEIDMAN, LLP

Chicago, Illinois
March 3, 2001

F–1

Electric City Corp.

Consolidated Balance Sheets

	December 31,
	2000	1999
Assets
Current Assets
Cash and cash equivalents	$629,436	$6,166,197
Accounts receivable, less allowance for doubtful accounts of $84,000 and $37,000 at December 31, 2000 and 1999, respectively (Note 18)	2,611,291	1,324,901
Note receivable—stockholder (Note 6)	—	600,000
Inventories (Note 7)	2,000,353	1,115,817
Prepaid expenses and other, including $31,000 note receivable from employees as of December 31, 2000	300,620	—

Total Current Assets	5,541,700	9,206,915
Net Property and Equipment (Notes 8 and 11)	1,962,778	1,456,467
Cost in Excess of Assets Acquired, net of amortization of $593,320 and $196,164 at December 31, 2000 and 1999, respectively (Notes 4 and 5)	4,626,939	3,166,651
Other Assets	2,699	—

	$12,134,116	$13,830,033

Liabilities and Stockholders' Equity
Current Liabilities
Lines of credit (Note 10)	$852,200	$—
Due to former distributors (Note 14)	1,252,853	—
Due to seller (Note 4)	—	1,792,000
Current maturities of long-term debt (Note 11)	577,984	28,380
Accounts payable	2,846,764	820,762
Accrued expenses (Note 9)	1,132,792	417,265
Amounts refundable from private placement (Note 15)	—	110,000
Deferred revenue	50,000	175,000

Total Current Liabilities	6,712,593	3,343,407

Deferred Revenue	379,167	429,167

Long-Term Debt, less current maturities (Note 11)	1,348,310	777,022

Common Stock Subject to Rescission (Note 15)	45,000	9,149,982

Commitments (Note 14)
Stockholders' Equity (Notes 16 and 17)
Preferred stock, $.01 par value; 5,000,000 shares authorized, 2,000 issued and outstanding as of December 31, 2000	20	—
Common stock, $.0001 par value; 30,000,000 shares authorized, 28,944,755 issued as of December 31, 2000 and 26,091,500 issued and outstanding as of December 31, 1999	2,894	2,609
Additional paid-in capital	22,456,335	8,682,873
Accumulated deficit	(18,801,703)	(8,555,027)

	3,657,546	130,455
Less treasury stock, at cost, 1,000 shares as of December 31, 2000	(8,500)	—

Total Stockholders' Equity	3,649,046	130,455

	$12,134,116	$13,830,033

See accompanying notes to consolidated financial statements.

F–2

Electric City Corp.

Consolidated Statements of Operations

	Year ended December 31, 2000	Eight months ended December 31, 1999	Year ended April 30, 1999
Revenue	$7,227,212	$2,730,184	$208,473
Expenses
Cost of sales	6,660,545	2,568,070	135,000
Selling, general and administrative	9,086,315	3,541,012	4,033,559
Repurchase of distributor territories and legal settlement (Note 14)	1,680,394	—	—

	17,427,254	6,109,082	4,168,559

Operating loss	(10,200,042)	(3,378,898)	(3,960,086)

Other Income (Expense)
Acquisition expense (Note 16)	—	—	(1,200,272)
Interest income	232,242	130,874	9,054
Interest expense	(278,876)	(166,979)	(59,613)

Total other expense	(46,634)	(36,105)	(1,250,831)

Net Loss	(10,246,676)	(3,415,003)	(5,210,917)
Less Preferred Stock Dividends (Note 16(i))	2,032,877	—	—

Net Loss Available to Common Shareholder	$(12,279,553)	$(3,415,003)	$(5,210,917)

Basic and Diluted Loss Per Common Share	$(0.43)	$(0.13)	$(0.23)

Weighted Average Common Shares Outstanding	28,505,175	26,638,391	22,357,874

See accompanying notes to consolidated financial statements.

F–3

Electric City Corp.

Consolidated Statements of Stockholders' Equity for the Year Ended December 31, 2000,
the Eight Months Ended December 31, 1999 and the Year Ended April 30, 1999

	Shares	Member Capital	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Members and Stockholders' Equity
Balance, May 1, 1998	—	$18,679	$—	$—	$—	$(49,469)	$—	$(30,790)
Issuance of common stock for merger of Company	20,000,000	(18,679)	2,000	—	16,679	—	—	—
Acquisition	1,200,272	—	120	—	1,200,152	—	—	1,200,272
Conversion of convertible debt	500,000	—	50	—	499,950	—	—	500,000
Issuance of shares for cash (net of offering costs of $13,023)	1,351,978	—	136	—	1,365,043	—	—	1,365,179
Issuance of shares for purchase of land and building	340,000	—	34	—	339,966	—	—	340,000
Issuance of shares and warrants in exchange for services received	996,000	—	98	—	2,715,801	—	—	2,715,899
Net loss for the year ended April 30, 1999	—	—	—	—	—	(5,210,917)	—	(5,210,917)
Net loss of LLC prior to becoming a corporation	—	—	—	—	(120,362)	120,362	—	—
Expense paid on behalf of the Company	—	—	—	—	80,289	—	—	80,289

Balance, April 30, 1999	24,388,250	—	2,438	—	6,097,518	(5,140,024)	—	959,932
Issuance of shares in exchange for services received	103,250	—	11	—	258,765	—	—	258,776
Acquisition of assets of Marino Electric, Inc.	1,600,000	—	160	—	2,095,840	—	—	2,096,000
Discount on shares issued in private placement	—	—	—	—	615,000	—	—	615,000
Commissions paid on private placement shares subject to rescission	—	—	—	—	(384,250)	—	—	(384,250)
Net loss for the eight months ended December 31, 1999	—	—	—	—	—	(3,415,003)	—	(3,415,003)

Balance, December 31, 1999	26,091,500	—	2,609	—	8,682,873	(8,555,027)	—	130,455
Release of shares subject to rescission	2,171,179	—	217	—	9,149,665	—	—	9,149,882
Repurchase of 1,000 shares of common stock	—	—	—	—	—	—	(8,500)	(8,500)
Issuance of Series B Preferred Stock for cash (net of offering costs of $170,000)	—	—	—	20	1,829,980	—	—	1,830,000
Cumulative dividends on Series B Preferred Stock	—	—	—	—	(32,877)	—	—	(32,877)
Shares issued for acquisition of Switchboard Apparatus, Inc.	551,226	—	55	—	1,941,695	—	—	1,941,750
Issuance of shares in exchange for services received	70,850	—	7	—	256,816	—	—	256,823
Options and warrants issued in exchange for services received	—	—	—	—	118,039	—	—	118,039
Options issued as part of repurchase of distributor territories	—	—	—	—	199,550	—	—	199,550
Shares and options issued as part of legal settlement	60,000	—	6	—	310,594	—	—	310,600
Net loss for the year ended December 31, 2000	—	—	—	—	—	(10,246,676)	—	(10,246,676)

Balance, December 31, 2000	28,944,755	$—	$2,894	$20	$22,456,335	$(18,801,703)	$(8,500)	$3,649,046

F–4

Electric City Corp.

Statements of Cash Flows

	Year ended December 31, 2000	Eight months ended December 31, 1999	Year ended April 30, 1999
Cash Flows From Operating Activities
Net loss	$(10,246,676)	$(3,415,003)	$(5,210,917)
Adjustments to reconcile net loss to net cash used in operating activities, net of assets acquired
Depreciation and amortization	603,860	277,854	30,353
Issuance of shares and warrants in exchange for services received	245,667	472,108	2,502,567
Acquisition expense	—	—	1,200,272
Discount on stock sold in private placement	—	615,000	—
Expenses paid on behalf of company	—	—	80,289
Repurchase of distributor territories	1,354,794	—	—
Accrued interest on distributor note	72,609	—	—
Settlement of lawsuit	325,600	—	—
Loss on disposal of fixed assets	6,198	—	—
Changes in assets and liabilities, net of acquisition
Accounts receivable	(653,852)	(1,206,629)	(118,272)
Inventories	(315,737)	(313,935)	(269,001)
Other current assets	(204,417)	—	—
Accounts payable	1,567,642	636,602	184,160
Accrued liabilities	284,274	319,093	98,698
Deferred revenue	(150,000)	604,167	—

Net cash used in operating activities	(7,110,038)	(2,010,743)	(1,501,851)

Cash Flows From Investing Activities
Cash obtained in acquisition	67,637	—	—
Repayment (cash advanced) on note receivable to stockholder	600,000	(600,000)	—
Purchase of property and equipment	(210,123)	(100,005)	(941,432)

Net cash provided by (used in) investing activities	457,514	(700,005)	(941,432)

Cash Flows From Financing Activities
Payment of amounts due sellers	(1,083,286)	—	—
Borrowings on line of credit	500,000	—	—
Proceeds from long-term debt	—	31,152	800,000
Payments on long-term debt	(57,351)	(14,101)	(11,649)
Proceeds from private placement (net)	$44,900	$9,149,982	$—
Commissions paid for private placement	—	(384,250)	—
Amounts refundable from private placement	(110,000)	110,000	—
Proceeds from issuance of preferred stock	2,000,000	—	—
Issuance costs related to preferred stock issuance	(170,000)	—	—
Payments on loans from stockholders	—	(500,000)	—
Proceeds from stock issuance	—	—	1,365,179
Proceeds from loan for stockholders	—	—	746,000
Purchase of treasury stock	(8,500)	—	—

Net cash provided by financing activities	1,115,763	8,392,783	2,899,530

Net (Decrease) Increase in Cash and Cash Equivalents	(5,536,761)	5,682,035	456,247
Cash and Cash Equivalents, at beginning of period	6,166,197	484,162	27,915

Cash and Cash Equivalents, at end of period	$629,436	$6,166,197	$484,162

F–5

Supplemental Disclosures of Cash Flow Information
In May 1999, the Company acquired certain assets of Marino Electric, Inc. from Joseph Marino, a related party, as follows:
Inventory		$342,000
Property and equipment		183,185
Cost in excess of assets acquired		3,362,815

Assets acquired		3,888,000
Due to seller		(1,792,000)
Stock issued to seller		(2,096,000)

		$-

Supplemental Disclosures of Cash Flow Information
In August 2000, the Company acquired the stock of Switchboard Apparatus, Inc. for 551,226 shares valued at $1,941,750. The related assets and liabilities at the date of acquisition were as follows:
Cash	$67,637
Accounts receivable	632,538
Inventory	568,799
Property and equipment	508,905
Other assets	5,265
Cost in excess of assets acquired	1,857,443

Assets acquired	3,640,587
Accounts payable	(458,360)
Accrued expenses	(418,748)
Line of credit	(352,200)
Long-term debt	(469,529)
Stock issued to seller	(1,941,750)

	$-

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$243,000	$143,000	$44,000
Supplemental Disclosures of Noncash Investing and Financing Activities
Stock, warrants and options issued in exchange for services received ($93,823, $0 and $213,332 included in prepaid expenses at December 31, 2000 and 1999 and April 30, 1999, respectively)	$374,861	$258,776	$2,715,899
Stock issued in exchange for conversion of loan from stockholders	—	—	500,000
Stock issued as partial payment for land and building	—	—	340,000
Accrual satisfied through the issuance of common stock	35,372	—	—

See accompanying notes to consolidated financial statements.

F–6

Electric City Corp.

Notes to Consolidate Financial Statements

1.  Organization and Nature of Business

    Electric City (the "Company") was formed as a limited liability company (Electric City, L.L.C.) on December 5, 1997 to acquire and commercialize application of a patented technology that reduces the amount of electricity required to power various lighting facilities such as commercial buildings, factories and residential structures. On June 5, 1998, Electric City, L.L.C. merged with Electric City Corp., a Delaware corporation. As a result, Electric City Corp. distributes, manufactures and sells an energy management saving system in the United States under an exclusive license agreement (Note 14(a)).

    In May 1999, the Company acquired certain assets of Marino Electric, Inc. ("Marino") (Note 4). As a result, subsequent to May 24, 1999, the Company also operates as a designer and manufacturer of custom electrical switching gear and distribution panels which serve to distribute electricity from a building's principal power source to the various electric switches within a building.

    In January 2000, the Company changed its fiscal year end to December 31. Prior to January 2000, the Company's fiscal year ended on April 30. As a result, the accompanying financial statements include (1) results of operations and cash flows for the twelve-month period ended December 31, 2000, (2) the historically reported eight-month period from May 1, 1999 through December 31, 1999, referred to as the "transition period," and (3) results of operations and cash flows for the fiscal year ended April 30, 1999.

    In August 2000, the Company acquired all of the issued and outstanding shares of capital stock of Switchboard Apparatus, Inc. ("Switchboard"), a manufacturer of electrical switchgear and distribution panels, from Switchboard's shareholders for 551,226 shares of the Company's common stock. In connection with the acquisition, Switchboard was merged into a wholly owned subsidiary of the Company, with the Company's subsidiary continuing as the surviving corporation under the name Switchboard Apparatus, Inc.

2.  Basis of Presentation

    The accompanying consolidated financial statements have been prepared on the going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced operating losses and negative cash flow from operations since inception and currently has a net working capital deficiency and accumulated deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is ultimately dependent on its ability to obtain additional funding and increase sales to a level that will allow it to operate profitably and sustain positive operating cash flows. Management is in the process of negotiating additional funding through the issuance of preferred stock and continues its efforts to improve profitability through expansion of the Company's business in both current and new markets. However, there is no assurance that the Company will be successful in obtaining additional funding or improving the Company's operating results. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

F–7

3.  Summary of Significant Accounting Policies

  Principles of Consolidation

    The consolidated financial statements include the accounts of Electric City Corp. and its wholly owned subsidiary, Switchboard Apparatus, Inc. All significant intercompany balances and transactions have been eliminated.

  Cash and Cash Equivalents

    The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Concentrations of Credit Risk

    One customer accounted for approximately 14% of total revenue and two customers accounted for approximately 30% of total revenue for the year ended December 31, 2000 and the eight-month period ended December 31, 1999, respectively. These same customers represented 6% and 26% of the trade receivables before allowances as of December 31, 2000 and 1999, respectively.

    Two vendors accounted for approximately 20% and 29% of the Company's total purchases during the year ended December 31, 2000, and the eight months ended December 31, 1999, respectively. These same vendors accounted for approximately 21% and 36% of the accounts payable balance as of December 31, 2000 and 1999, respectively.

    The Company has two primary product lines, Switchgear and Energy Saver Products. Revenues generated from Energy Saver Products totaled approximately $1,550,000 and $820,000 for the year ended December 31, 2000 and the eight months ended December 31, 1999, respectively. Revenues generated from Switchgear sales totaled $5,680,000 and $1,910,000 for the year ended December 31, 2000 and the eight months ended December 31, 1999, respectively. For the year ended April 30, 2000, all revenues were generated from the sale of Energy Saver Products. There were no such concentrations for the year ended April 30, 1999.

  Inventories

    Inventories are stated at the lower of FIFO cost or market.

  Property and Equipment

    Property and equipment are stated at cost. For financial reporting purposes depreciation is computed over the estimated useful lives of the assets by the straight-line method over the following lives:

Buildings	39 years
Computer equipment	3 years
Furniture	5 - 10 years
Manufacturing equipment	3 - 5 years
Transportation equipment	3 years

  Cost in Excess of Assets Acquired

    Cost in excess of the fair value of assets acquired is amortized using the straight-line method over 10 years.

F–8

  Long-Lived Assets

    Long-lived assets such as goodwill and property and equipment are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been incurred through December 31, 2000.

  Deferred Revenue

    Customer payments received prior to shipment of the related goods are included in deferred revenue. Also, a nonrefundable deposit received from a distributor of the Company has been reflected as deferred revenue and is being recognized as revenue on a straight-line basis over the 10-year term of the related distributor agreement.

  Business Segments

    Currently, management views the Company's operations as one business segment. It is anticipated that in the future, management will view the operations in two business segments; sales of energy savers and the design and manufacture of electrical switching goods and distribution panels. Currently, separate financial information is not maintained for these segments.

  Revenue Recognition

    Revenue is recognized upon shipment. On contracts where the Company is required to perform installation services, revenue is recognized when the services have been provided.

  Shipping and Handling Fees

    The Company classifies freight costs billed to customers as revenue. Costs related to freight are classified as cost of sales.

  Research and Development Costs

    Research and development costs are charged to operations when incurred and are included in selling, general and administrative expenses. Total research and development costs charged to operations were $248,000, $88,000 and $1,923,000 for the periods ended December 31, 2000, December 31, 1999 and April 30, 1999, respectively.

  Marketing and Promotional Costs

    Marketing and promotional costs incurred by the Company are expensed as incurred.

  Advertising

    Advertising expenditures are generally charged to operations in the period incurred and totaled $233,000, $207,000 and $56,000 for the periods ended December 31, 2000, December 31, 1999 and April 30, 1999, respectively.

  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable

F–9

earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Net Loss Per Share

    The Company computes loss per share under Statement of Financial Accounting Standards No. 128, "Earnings Per Share." The statement requires presentation of two amounts, basic and diluted loss per share. Basic loss per share is computed by dividing loss available to common stockholders by the weighted average common shares outstanding. Included in the computation of weighted average shares outstanding are the 2,181,179 shares and 2,171,179 shares of common stock subject to rescission (Note 15) for the year ended December 31, 2000 and the eight months ended December 31, 1999, respectively. Dilutive earnings per share would include all common stock equivalents. The Company has not included the outstanding options or warrants as common stock equivalents because the effect would be antidilutive.

    The members' capital of the LLC was converted into 10,000,000 shares of the Company's common stock at the merger date. The shares have been treated as if they have been outstanding since inception for purposes of computing net loss per share.

  Recent Accounting Pronouncements

    During the second quarter of 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 1999, the FASB issued SFAS No. 137, which amended SFAS No. 133 to delay its effective date by one year. SFAS No. 133 was effective for the Company on January 1, 2001. SFAS No. 133 requires that all derivative instruments be recorded in the consolidated balance sheets at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. In June 2000, the FASB issued SFAS No. 138, which amended SFAS No. 133. The Company's management has reviewed the terms of all material contracts and financial instruments and has determined that the adoption of SFAS No. 133, as amended, will have no material impact on its financial position or results of operations.

  Stock Split

    The Company effected a two-for-one stock split effective July 30, 1999. All shares and per share amounts have been adjusted to reflect the split.

  Financial Instruments

    The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company's long-term debt approximates fair value based on instruments with similar terms.

F–10

4.  Acquisition of Marino Electric Assets

    Effective May 24, 1999, the Company acquired certain assets of Marino Electric, Inc. from Joseph Marino, a related party, for $1,792,000 in cash and 1,600,000 shares ($2,096,000) of the Company's common stock. As Mr. Marino owned less than 50% of the common stock of the Company, the transaction was accounted for by the purchase method of accounting. The purchase price of $3,888,000 exceeded the fair value of the assets acquired by approximately $3,363,000, which is being amortized on a straight-line basis over 10 years. Under the terms of the purchase agreement, the Company was obligated to pay the cash portion of the purchase price upon the closing of a private placement of the Company's common stock, which was commenced in July 1999. In May 2000, Mr. Marino waived this requirement and instead received a payment of $820,000 and a subordinated secured term note for the principal amount of $972,000, which bears interest at 10% per annum payable over 24 months, requiring monthly principal and interest payments of $44,928. As of December 31, 2000, the principal owed and outstanding on this note was $708,714.

5.  Acquisition of Switchboard Apparatus, Inc.

    Effective August 31, 2000, the Company acquired all of the issued and outstanding shares of capital stock of Switchboard Apparatus, Inc. ("Switchboard"), a manufacturer of electrical switchgear and distribution panels, from Switchboard's shareholders for 551,226 shares of the Company's common stock valued at $1,941,750, based on quoted market prices. The purchase price was arrived at through arms' length negotiations between the Company and the sellers. Switchboard is currently being operated as a wholly owned subsidiary of the Company.

    The purchase price paid exceeded the value of the assets acquired by $1,857,443, which is being amortized on a straight-line basis over ten years. The acquisition has been recorded using the purchase method of accounting and, therefore, four months' results of operations of Switchboard are included in the Company's results for the period ended December 31, 2000.

    The following unaudited pro forma data summarizes the Company's results of operations for the periods indicated as if the Marino acquisition and the Switchboard acquisition had been completed as of the beginning of the periods presented. The pro forma data gives effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of interest expense, amortization of intangibles and income taxes. The pro forma information does not necessarily reflect the actual results that would have occurred during the periods presented nor is it necessarily indicative of future results of operations of the combined companies.

	Year ended December 31, 2000	Eight months ended December 31, 1999
	(Unaudited)
Revenues	$10,615,000	$5,299,000
Net loss	(10,255,000)	(3,544,000)
Less preferred stock dividend	2,033,000	—
Net loss available to common shareholder	(12,288,000)	(3,544,000)
Basic and diluted net loss per common share	(0.43)	(0.13)

    The following unaudited pro forma data summarizes the results of operations for the year ended April 30, 1999 as if the Marino acquisition had been completed as of the beginning of the period. The pro forma data give effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of interest expense, amortization of intangibles and income taxes. The pro forma

F–11

information does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies.

Year ended April 30, 1999
Revenues	$3,179,000
Net loss	(5,400,000)
Basic and diluted loss per common share	(0.23)

6.  Note Receivable—Stockholder

    In December 1999, the Company advanced $600,000 to a significant stockholder of the Company. Interest was charged on this advance in the fixed amount of $120,000 which approximates an annual rate of 60%. The note receivable was to mature in April 2000 and was secured by 200,000 shares of the Company's common stock. The note receivable and the related interest was paid in March 2000.

7.  Inventories

    Inventories consist of the following:

	December 31,
	2000	1999
Raw materials	$1,356,874	$742,501
Work in process	36,333	331,053
Finished goods	607,146	42,263

	$2,000,353	$1,115,817

8.  Property and Equipment

    Property and equipment are summarized as follows:

	December 31,
	2000	1999
Land	$205,000	$205,000
Building	1,019,470	941,297
Furniture	93,129	57,820
Manufacturing equipment	645,210	161,594
Computer equipment	157,931	55,662
Transportation equipment	130,338	147,136

	2,251,078	1,568,509
Less accumulated depreciation	288,300	112,042

	$1,962,778	$1,456,467

F–12

9.  Accrued Expenses

    Accrued expenses consist of the following:

	December 31,
	2000	1999
Compensation	$840,905	$42,649
Interest	3,562	40,320
Dividends	32,877	—
Real estate taxes	40,609	39,968
Professional fees	—	63,572
Commissions	36,732	—
Sales tax payable	70,131	92,061
Accrued royalties	12,500	46,800
Warranty reserve	54,621	50,000
Other	40,855	41,895

	$1,132,792	$417,265

10. Lines of Credit

    In June 2000, the Company entered into a line-of-credit agreement with LaSalle Bank N.A. Under this revolving line-of-credit agreement the Company may borrow up to a maximum of $2,000,000, limited to 80% of eligible accounts receivable and 50% of eligible inventory. This line of credit expires in June 2001 and bears interest at the Company's option of the LIBOR rate plus 2.75% or the prime rate (9.5% at December 31, 2000). There was $500,000 of borrowings outstanding under this line of credit at December 31, 2000.

    Borrowings under this line-of-credit agreement are secured by substantially all of the Company's assets. The agreement requires the Company to maintain certain financial covenants including (1) maintaining a minimum level of earnings before interest, income taxes, depreciation and amortization and (2) maintaining a minimum level of net worth as defined in the agreement. As of December 31, 2001 the Company was in violation of these covenants. Under the agreement, the lender's default rate of interest is prime plus 3%. As of December 31, 2000, the bank had not declared a default and was not charging the default rate of interest.

    The Company's subsidiary, Switchboard, has a line-of-credit agreement with Oxford Bank & Trust under which Switchboard may borrow up to $400,000 limited to 80% of eligible accounts receivable. This line is due upon demand and will continue in effect until terminated by either party. There was $352,200 of borrowings outstanding under this line of credit at December 31, 2000. These borrowings bear interest at the prime rate (9.5%) plus one-half percent and are guaranteed by a stockholder of the Company. Borrowings under this agreement are secured by substantially all of the assets of Switchboard. This line was assumed when the Company acquired Switchboard in August 2000.

F–13

11. Long-Term Debt

    Long-term debt consists of the following:

	December 31,
	2000	1999
Mortgage note to CIB Bank, 8.25% adjusting to prime minus 0.25% in August 2001, payable in monthly principal and interest installments of $6,876 until August 2003. A final payment of $710,000 is due in August 2003. Collateralized by the building and land.	$758,780	$776,812
Term note to Oxford Bank, 8.40%, payable in monthly principal and interest installments of $8,265 until September 2004. A final payment of $189,000 is due in September 2004. The note is collateralized by a general lien on the assets of Switchboard and guaranteed by a shareholder of the Company.	449,628	—
Term note to Joseph Marino, 10%, payable in monthly principal and interest installments of $45,388 until May 2002. Collateralized by all of the Company's assets, subordinated to the security interests of the Company's banks.	708,714	—
Various	9,172	28,590

Total long-term debt	1,926,294	805,402
Less current portion	577,984	28,380

	$1,348,310	$777,022

    The aggregate amounts of long-term debt maturing in each of the next four years are as follows:

2001	$577,984
2002	313,818
2003	792,147
2004	242,345

$1,926,294

12. Lease Commitments

    The Company leases its manufacturing facility located in Broadview, Illinois from the former owners of Switchboard, one of which is currently an employee of the Company. The lease expires in April 2004. Total rent expense for this facility amounted to $36,000 for the year ended

F–14

December 31, 2000. The Company also leases automobiles for certain employees and a forklift. Future minimum rentals to be paid by the Company as of December 31, 2000 are as follows:

Year ending December 31,	Related Party	Unrelated Party	Total
2001	$111,000	$41,700	$152,700
2002	117,000	17,680	134,680
2003	120,000	4,169	124,169
2004	40,000	4,169	44,169
2005	—	3,127	3,127

Total	$388,000	$70,845	$458,845

13. Income Taxes

    The composition of income tax expense (benefit) is as follows:

	Year ended December 31, 2000	Eight months ended December 31, 1999	Year ended April 30, 1999
Deferred
Federal	$(3,301,000)	$(909,000)	$(1,317,000)
State	(583,000)	(160,000)	(272,000)
Change in valuation allowance	3,884,000	1,069,000	1,589,000

Benefit for income taxes	$—	$—	$—

    Significant components of the Company's deferred tax asset are as follows:

	December 31, 2000	December 31, 1999	April 30, 1999
Deferred tax asset
Net operating loss Carry forwards	$6,277,000	$2,590,000	$1,589,000
Options and warrants issued for services rendered	158,000	—	—
Other	107,000	68,000	—

	6,542,000	2,658,000	1,589,000
Less valuation allowance	(6,542,000)	(2,658,000)	(1,589,000)

Total net deferred tax asset	$—	$—	$—

    The Company has recorded a valuation allowance equaling the deferred tax asset due to the uncertainty of its realization in the future. At December 31, 2000, the Company has U.S. federal net operating loss carryforwards available to offset future taxable income of approximately $16,100,000 which expire in the years 2018 through 2020.

F–15

    The reconciliation of income tax expense (benefit) to the amount computed by applying the federal statutory rate is as follows:

	Year ended December 31, 2000	Eight months ended December 31, 1999	Year ended April 30, 1999
Income tax (benefit) at federal statutory rate	$(3,484,000)	$(1,161,000)	$(1,772,000)
State taxes (net of federal tax benefit)	(452,000)	(137,000)	(272,000)
Nondeductible acquisition expense	—	—	408,000
Nondeductible discount on stock sold in private placement	—	209,000	—
Tax benefit of loss prior to conversion from L.L.C. to "C" corporation	—	—	47,000
Other nondeductible expenses	52,000	20,000	—
Increase in valuation allowance	3,884,000	1,069,000	1,589,000

Income tax expense (benefit)	$—	$—	$—

F–16

14. Commitments

a)
Pursuant to the License Agreement dated January 1, 1998 and amended in January 2000 between Giorgio Reverberi ("Reverberi"), the owner of the patent, and Joseph Marino, Chairman and former CEO of Electric City L.L.C. (who assigned the rights to the Company), the Company agreed to pay Reverberi a royalty of $200 for each product unit made by or for the Company and sold by the Company. Joseph Marino is also paid a royalty of $100 for each unit sold by the Company. The term of the License Agreement is until December 31, 2007, with automatic renewal available until December 31, 2017, unless written termination is provided by either party of the License Agreement no less than 90 days prior to the automatic renewal date. The Company has accrued $12,500 and $46,800 in royalties payable at December 31, 2000 and 1999, respectively.

b)
During 2000, the Company entered into employment agreements with certain officers and employees for initial terms of three years. Total future commitments under these agreements are as follows:

Year ending December 31,
2001	$1,550,000
2002	1,550,000
2003	133,333

Total	$3,233,333

c)
As the result of certain distributors failing to meet sales quotas and minimum purchase requirements under their distribution agreements, the Company entered into discussions regarding the possible termination or restructuring of those agreements. Three distributors, representing eleven states, did not agree with the proposed restructuring of the agreements and threatened legal action. The three distributors stated that they were prepared to assert claims of securities fraud and RICO claims, breach of contract, breach of the covenant of good faith and fair dealing, common law fraud and tortuous interference. Management denied all of the claims made by the distributors, but after a series of negotiations in an attempt to avoid the time and cost of a lawsuit, the Company agreed to repurchase the territories held by the distributors for an amount equal to the amount invested by the distributors in developing the territories. The Company repurchased the sales territories for (a) $1,280,244 in cash, the majority to be paid upon the closing of an equity funding, and (b) options to purchase over a ten-year period 65,000 shares of the Company's common stock at a price of $7.00 per share. These options have been valued at $199,550 using a modified Black-Sholes option pricing model. A portion of the cash payment represents a refund of a $125,000 cash security deposit paid by the distributors to the Company. The balance of the payment has been recorded as a note payable to the distributors. This note is accruing interest at 12% per year. The Company recorded a $1,354,794 one-time charge during the second quarter of 2000 in recognition of the repurchase agreement. The territories repurchased are Arizona, Colorado, Florida, Georgia, Michigan, Nebraska, North Carolina, Ohio, South Carolina and Virginia.

15. Common Stock Subject to Rescission

    In January 2000, the Company completed a private placement of 2,181,179 shares of its common stock in an offering made pursuant to Regulation D and Rule 506 of the Securities Act of 1933, as amended (the "506 Offering"). The proceeds of this offering were used to purchase inventory, to repay indebtedness to the principal stockholders and for general working capital purposes. As a result of the Company's statements made in certain press releases issued during the 506 Offering, it is possible, but not altogether certain, that such statements might have been considered general solicitation, which is not permitted in a nonpublic offering under Rule 506 and, therefore, a violation of the registration

F–17

provisions of Section 5 of the Securities Act of 1933, as amended. As a result, the Company might have been in violation of Section 5 of the Securities Act of 1933, as amended, and consequently, certain investors may have rescission rights as to the shares purchased. If it is determined that the Company violated the rules regarding general solicitation such investors would have the right under federal securities laws to rescind these purchases of common stock for a period of one year from the date of the violation.

    Over a year has passed since the Company's issuance of the press release described above, and of the total number of shares possibly subject to rescission, 2,171,179 had been held for at least one year as of December 31, 2000. The Company has reclassified the amount associated with these shares on December 31, 2000 from common stock subject to rescission to common stock and additional paid-in capital. Because the possibility of rescission still may exist with respect to 10,000 shares, such shares are still reported as mezzanine equity on the Company's consolidated balance sheets.

16. Equity Transactions

a)
On June 5, 1998, the Company acquired Pice Products Corporation ("Pice"), a nonoperating company. In this transaction, 1,200,272 common shares of the Company were issued to the Pice stockholders in return for all of the outstanding shares of Pice. The Company acquired no identifiable assets or liabilities. The purpose of this merger was to enable the Company to obtain stockholders. The shares were valued at $1 per share based on the estimated fair value. As the Company acquired no assets, the Company incurred a charge for $1,200,272.

b)
As part of the original operating agreement of Electric City L.L.C., one of the members agreed to loan amounts to the Company of up to $500,000 to meet cash needs prior to the private placement offering in June 1998. These loans did not bear interest. In June 1998, based on the estimated fair market value price of $1 per share, the outstanding balance of $500,000 was converted into 500,000 shares of the Company's common stock.

c)
On June 11, 1998, the Company issued 940,000 shares of common stock in connection with a private offering in accordance with Regulation D, Section 504 of the Securities Exchange Commission's 1933 Act (500,000 upon conversion of loans described above). As a result of this offering, the Company generated $440,000 of cash less offering costs of $13,023 through the sale of 440,000 shares of common stock at the estimated fair market value price of $1 per share. In addition, the Company sold 911,978 shares of common stock for a total of $938,202 in February and March 1999. These shares were sold at approximately $1 per share. During this time period, the fair market value of the stock (trading price at that time on the "OTC") ranged from $2.57 per share to $3.19 per share.

d)
In August 1998, the Company purchased the building used as its corporate headquarters for $800,000 cash which was satisfied by a first mortgage and 340,000 shares of the Company's common stock, valued at $1 per share based on the estimated fair market value of the common stock.

e)
In July 1999, the Company issued a private placement offering under Regulation D of the Securities Act of 1933. The offering was for a minimum of 660,000 shares and a maximum of 2,200,000 shares at $4.50 per share. As of December 31, 1999, the Company had received cash proceeds, net of commissions, of $8,765,732 in exchange for 2,171,179 shares of common stock (Note 15). Two investors requested refunds totaling $110,000 prior to the issuance of the related stock certificates. This amount was refunded in January 2000 and is reflected as a current liability at December 31, 1999. As discussed below, certain common stock issued in connection with this private placement offering was sold for less than the established offering price of $4.50 per share. 820,000 shares of common stock were sold to two institutional investors at $3.75 per share. The

F–18

  Company recognized $615,000 of marketing expense for the difference between the private placement offering price and the cash received for these shares during the eight-month period ended December 31, 1999.

f)
The Company issued 70,850, 103,250 and 996,000 shares of common stock in exchange for consulting services rendered for the year ended December 31, 2000, the eight-month period ended December 31, 1999 and the year ended April 30, 1999, respectively. In April 1999, 200,000 warrants were also issued in exchange for consulting services rendered. As the fair market value of these services was not readily determinable, these services were valued based on the fair market value of the stock issued (current market price of the common stock) which ranged from $2.97 to $8.84 per share. Approximately $128,000, $472,000 and $2,503,000 was charged to operations for the year ended December 31, 2000, the eight months ended December 31, 1999 and the year ended April 30, 1999, respectively. Approximately $93,000 is classified as a prepaid expense at December 31, 2000 and will be expensed in 2001 when the related services are provided. $213,332 was classified as a prepaid expense at April 30, 1999 and subsequently charged to operations in the eight months ended December 31, 1999.

g)
During the year ended December 31, 2000 the Company issued options and warrants in exchange for consulting services rendered which are convertible into 105,000 shares of the Company's common stock at exercise prices ranging from $3.88 per share to $6.56 per share. The value of the options and warrants has been estimated using a modified Black-Sholes option pricing model. The Company charged $118,038 to operations during the year ended December 31, 2000 in recognition of the value of the options issued in exchange for the consulting services rendered.

h)
In exchange for dropping a lawsuit which alleged breach of contract, the Company agreed among other things to pay a former consultant (a) 60,000 shares of its common stock valued at $223,800 based on the then current stock price on the OTC, (b) options to purchase during a four-year period 40,000 shares of the Company's common stock at an exercise price equal to the lesser of: (i) $7.00 per share; or (ii) the price per share of the sale by the Company of its common stock within 180 days of the signing of the agreement (these options have been valued at $86,800 using a modified Black-Sholes option pricing model) and (c) a cash payment of $15,000. A total of $325,600 was charged to operations for this settlement.

i)
On October 17, 2000, the Company completed the sale of 2,000 shares of Series B Preferred Stock to Augustine Fund, L.P. at a purchase price of $1,000 per share and the issuance of warrants to purchase 200,000 shares of common stock at an exercise price of $4.425 per share, subject to certain adjustments (these warrants have been valued at $624,000 using a modified Black-Sholes option pricing model). The Company realized $2,000,000 of gross proceeds from the sale and incurred $170,000 in commissions and expenses related to the sale. The Company also issued a warrant to purchase 100,000 shares of stock at $4.71 per share to Delano Securities as part of their commission for acting as the agent on the transaction (these warrants have been valued at $309,000 using a modified Black-Sholes option pricing model). The Series B Preferred Stock accrues dividends at the rate of 8% per annum, payable in cash or common stock, at the Company's option. In the event of any liquidation, subject to the rights of any series of preferred stock that is senior to the Series B Preferred Stock, the holders of the Series B Preferred Stock will be entitled to a liquidation preference of $1,000 per share plus accrued and unpaid dividends. The Series B Preferred Stock is convertible at any time into shares of the Company's common stock at a conversion price which equals the lesser of $4.06, or 75% (the "Conversion Percentage") of the average of the three lowest closing prices for the common stock for the thirty consecutive trading days immediately preceding the date of conversion (the "Beneficial Conversion Feature"). The Company is required to file a registration statement and have it declared effective within 180 days of the date of issuance of the Series B Preferred Stock. If the registration statement has not

F–19

  been declared effective within 180 days of the date of issuance, the Conversion Percentage shall decrease by 2% per month until the registration statement is declared effective. The conversion price is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events. The intrinsic value of the beneficial conversion feature at December 31, 2000 was $1,376,000.

      The Company may redeem all or any of the shares of the Series B Preferred Stock at any time prior to conversion in cash for $1,250 per share plus accrued but unpaid dividends. The Series B Preferred Stock automatically converts into the Company's common stock on October 17, 2003 at the conversion price if not previously converted or redeemed. Except as otherwise required by law or with respect to certain matters affecting the rights of the holders of preferred stock, the holders of the Series B Preferred Stock have no voting rights.

      The preferred stock dividends are comprised of the following:

Value of warrants issued	$624,000
Intrinsic value of the beneficial conversion option	1,376,000
Cumulative preferred stock dividend	32,877

Total	$2,032,877

      With respect to the foregoing transaction, the Company relied on Section 4(2) of the Securities Act of 1933, as amended, as a basis for an exemption from registration of the securities issued, as the transaction did not involve any public offering.

j)
In January 2000, the Company repurchased 1,000 shares of its stock at a price of $8.50 per share. These shares are currently reflected as treasury stock.

k)
At December 31, 2000 and 1999, the Company had outstanding warrants to purchase 620,000 and 200,000 shares, respectively, of the Company's common stock at an exercise price of between $2.00 per share and $7.00 per share. These warrants expire between January 2001 and October 2005.

F–20

17. Stock Options

    Joseph Marino, as Chairman and former CEO, was granted options as part of an employment agreement to acquire 900,000 shares of common stock at $1.75 per share. These options vest ratably over the four-year term of the employment agreement and expire in December 2008.

    Effective December 4, 2000, Mr. Marino resigned his position as Chairman and terminated his employment with the Company. Mr. Marino's rights with respect to 450,000 options granted under his employment agreement were terminated effective the date of his resignation.

    In June 1998, both NCVC and Pino (founders of the Company) were granted options to purchase 2,000,000 shares of common stock each at an exercise price of $1.10 per share. These options were to vest in January 2000 if the Company's closing stock price exceeds $5 per share on any 20 consecutive trading days. During the eight months ended December 31, 1999, the Company's closing stock price exceeded $5 per share for 20 consecutive trading days. These options expire in June 2008.

    In January 1999, certain employees were granted options to purchase 304,000 shares of common stock at an exercise price ranging from $1.75 to $3.50 per share. 150,000 options vested upon the signing of the agreements and 154,000 vested in January 2000. These options expire in periods from December 2008 through March 2009.

    In November 1999, certain employees were granted options to purchase 40,000 shares of common stock at an exercise price of $7.50 per share. 6,000 options vested in 2000, 6,000 will vest in 2001 and 28,000 will vest in 2002.

    Effective December 4, 2000, the Company entered into an agreement with Mr. Marino in which the Company agreed to grant to him distributorship rights to the Company's EnergySaver™ product in Northern California, Nevada and Arizona. As consideration for the grant of distributorship rights the Company terminated the option to purchase 300,000 shares of common stock at $1.10 per share held by Pino, LLC.

    During 2000, certain directors, officers and key employees of the Company were granted options to acquire 4,109,503 shares of common stock at exercise prices ranging from $3.625 to $12.99 per share. These options vest over periods through 2006.

F–21

    The following table summarizes the options granted, exercised and outstanding as of December 31:

	Shares	Exercise Price Per Share	Weighted Average Exercise Price
Outstanding at May 1, 1998
Granted	5,204,000	$1.10-$3.50	$1.25
Exercised	—	—	—

Outstanding at April 30, 1999	5,204,000	$1.10-$3.50	$1.25
Granted	40,000	$7.50	$7.50
Exercised	—	—	—

Outstanding at December 31, 1999	5,244,000	$1.10-$7.50	$1.30
Granted	4,109,503	$3.63-$12.99	$7.40
Exercised	—	—	—
Cancelled	(750,000)	$1.10-$1.75	$1.49

Outstanding at December 31, 2000	8,603,503	$1.10-$12.99	$4.05

Options exercisable at December 31, 2000	5,331,668	$1.10-$7.75	$2.40

Options exercisable at December 31, 1999 and April 30, 1999	150,000	$1.75	$1.75

    The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for options. Under APB Opinion No. 25, because the exercise price of the options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized.

    The weighted-average, grant-date fair value of stock options granted to employees during the year, and the weighted-average significant assumptions used to determine those fair values, using a modified Black-Sholes option pricing model, and the proforma effect on earnings of the fair value accounting for stock options under Statement of Financial Accounting Standards No. 123 are as follows:

	Year ended December 31, 2000	Eight months ended December 31, 1999	Year ended April 30, 1999
Weighted average fair value per options granted	$1.65	$3.52	$1.27
Significant assumptions (weighted average)
Risk-free interest rate at grant date	5.28%	5.94%	5.21%
Expected stock price volatility	88%	55%	55%
Expected dividend payout	—	—	—
Expected option life (years)	8.4	3.7	4.1
Net loss
As reported	$(10,247,000)	$(3,415,000)	$(5,211,000)
Proforma	$(14,259,000)	$(3,812,000)	$(7,611,000)
Net loss per share
As reported	$(0.43)	$(0.13)	$(0.23)
Proforma	$(0.50)	$(0.14)	$(0.34)

F–22

    The following table summarizes information about stock options outstanding at December 31, 2000.

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at December 31, 2000	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2000	Weighted Average Exercise Price
$1.10-$1.75	4,450,000	7.6 years	$1.21	4,225,000	$1.18
$3.50-$3.63	54,000	9.6 years	3.62	4,000	3.50
$6.56-$7.75	3,688,003	9.0 years	7.02	1,102,668	7.02
$8.00-$12.99	411,500	9.3 years	8.29	—	N/A

	8,603,503	8.4 years	$4.05	5,331,668	$2.40

18. Related Parties

    Related party transactions, other that those disclosed in Notes 4, 6, 11 and 12 consist of the following:

  a)
  On April 1, 2000, the Company entered into a state representative agreement with Electric City of Illinois and on June 1, 2000, it entered into a state representative agreement with Electric City of Indiana. James Stumpe, one of the Company's directors, is a member of these distributors. The agreements grant to Electric City of Illinois and Electric City of Indiana distribution territories within the States of Illinois and Indiana, respectively. The members of the Company's board other than Mr. Stumpe approved the terms of the transactions and believed the terms to be substantially similar to those of other distributor or state representative agreements and as favorable to the Company as if negotiated with an unaffiliated third party. Approximately $294,000 and $345,000 due from these distributors is included in accounts receivable at December 31, 2000 and 1999, respectively. Sales to these distributors were as follows:

	Year ended December 31, 2000	Eight months ended December 31, 1999	Year ended April 30, 1999
Electric City of Illinois	$334,000	$456,000	$—
Electric City of Indiana	105,000	—	—

Total	$439,000	$456,000	$—

  b)
  On January 5, 2000, the Company entered into a distributor agreement with Electric City of Southern California L.L.C., of which Mr. Marino is a member, which provides for an initial term of 10 years. The agreement grants to Electric City of Southern California a distribution territory which extends from Monterey to Fresno to the northern edge of Death Valley, south to the southern border of California. This agreement provides for terms which are substantially similar to those of other distributor agreements and as favorable to the Company as if negotiated with an unaffiliated third party. Approximately $300,000 due from Electric City of Southern California is included in accounts receivable at December 31, 2000. Sales to Electric City of Southern California were $362,000 for the year ended December 31, 2000.

  c)
  The Augustine Fund, L.P. (which owns all of the Company's outstanding shares of series B convertible preferred stock) and Messrs. Conant, Konstant, Marino, McEneely and Stelter (each, a "Restricted Stockholder") have each entered into separate trading agreements with

F–23

    the Company which are effective for a term of three years beginning on October 17, 2000. The trading agreements restrict each Restricted Stockholder's transfer of the Company's common stock as follows:

    •
    sales in any one trading day by such Restricted Stockholder shall not exceed the greater of 10,000 shares or 10% of the average trading volume of the Company's stock during the 10 prior trading days;

    •
    public trades in an opening transaction during the last half hour of any trading day and at any time outside of regular trading hours shall be prohibited by such Restricted Stockholder; and

    •
    up to four times within any 12-month period, the Company may prohibit any Restricted Stockholder from trading the common stock for an entire trading day.

        The Company has agreed to give each Restricted Stockholder a right of first refusal to sell its common stock to any third party that contacts the Company with a desire to purchase 100,000 or more shares of its common stock. This right will be allocated equally among each of the Restricted Stockholders who elect to participate in the sale. However, this right of first refusal will not preclude the Company from raising additional capital should such need arise.

  d)
  Effective December 4, 2000, the Company entered into an agreement with Mr. Marino in which it agreed to grant to Mr. Marino distributorship rights of its EnergySaver™ product in Northern California, Nevada and Arizona and to enter into distributor agreements with Mr. Marino with respect to each of these distribution territories for an initial term of 10 years and on terms substantially similar to those of other distributor and state representative agreements. With respect to the Southern California distribution territory, the Company agreed to permit Electric City of Southern California to transfer to Mr. Marino its current distributor agreement described above. As consideration for its grant of distributorship rights, effective December 4, 2000, (1) the Company terminated the option to purchase 2,000,000 shares of its common stock at $1.10 per share held by Pino, LLC with respect to 300,000 shares and (2) Mr. Marino resigned from the Company's Board of Directors and from his executive position as Chairman of the Board. The members of the Company's board other than Mr. Marino approved the terms of the transactions and believed they were as favorable as if negotiated with an unaffiliated third party.

19. Transition Period Comparable Information (Unaudited)

    In January 2000, the Company changed its fiscal year end from April 30 to December 31. Therefore, the transition period ended December 31, 1999 includes eight months of operations.

    The unaudited information for the comparable eight-month period of May 1, 1998 through December 31, 1998 included below reflects all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of results for the comparable transition period.

Eight-month period ended December 31, 1998
(Unaudited)
Revenues	$50,000
Gross loss	(39,000)
Net loss	(1,880,000)
Basic and diluted loss per share	(0.09)

F–24

Electric City Corp.

Condensed Consolidated Balance Sheet

	June 30, 2001 (Unaudited)	December 31, 2000(1)
Assets
Current Assets
Cash and cash equivalents	$268,974	$629,436
Accounts receivable, net	2,955,143	2,611,291
Inventories	1,918,087	2,000,353
Capitalized Cost of Financing, net of amortization of $140,822 as of June 30, 2001	45,831	—
Prepaid expenses and other, including $31,000 in notes receivable from employees as of June 30, 2001 and December 31, 2000	115,230	300,620

Total Current Assets	5,303,265	5,541,700
Net Property and Equipment	1,863,357	1,962,778
Cost in Excess of Assets Acquired, net of amortization of $859,902 and $593,319 at June 30, 2001 and December 31, 2000 respectively	4,903,718	4,626,939
Other Assets	2,420	2,699

	$12,072,760	$12,134,116

Liabilities and Stockholders' Equity
Current Liabilities
Line(s) of credit	$1,900,000	$852,200
Due to former distributors	1,329,928	1,252,853
Senior Subordinated Convertible Promissory Note	1,734,001	—
Current maturities of long-term debt	594,479	577,984
Accounts payable	3,194,146	2,846,764
Accrued expenses	1,622,047	1,132,792
Deferred revenue	40,090	50,000
Other current liabilities	41,120	—

Total Current Liabilities	10,455,811	6,712,593

Deferred Revenue	354,167	379,167

Long-Term Debt, less current maturities	1,116,047	1,348,310

Common Stock Subject to Rescission	—	45,000

Stockholders' Equity
Preferred stock, $.01 par value; 5,000,000 shares authorized, 2,000 shares issued and outstanding as of December 31, 2000	—	20
Common stock, $.0001 par value; 60,000,000 shares authorized, 30,722,167 issued as of June 30, 2001 and 30,000,000 authorized, 28,954,755 issued as of December 31, 2000	3,072	2,894
Additional paid-in capital	25,260,176	22,456,335
Accumulated deficit	(25,108,013)	(18,801,703)

	155,235	3,657,546
Less treasury stock, at cost, 1,000 shares as of June 30, 2001 and December 31, 2000	(8,500)	(8,500)

Total Stockholders' Equity	146,735	3,649,046

	$12,072,760	$12,134,116

(1)
Derived from audited financial statements in the Company's annual report on Form 10-KSB for the twelve month period ended December 31, 2000

See accompanying notes to condensed consolidated financial statements

F–25

Electric City Corp.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three months ended, June 30
	2001	2000
Revenue	$2,778,099	$1,152,427

Expenses
Cost of sales	2,590,247	1,024,327
Selling, general and administrative	2,433,051	1,945,710
Repurchase of distributor territories & legal settlement	—	1,680,394

	5,023,298	4,650,431

Operating loss	(2,245,199)	(3,498,004)

Other Income (Expense)
Interest income	350	33,960
Interest expense	(1,709,083)	(39,718)

Total other income (expense)	(1,708,733)	(5,758)

Net Loss	(3,953,932)	(3,503,762)

Less Preferred Stock Dividends	(217,802)	—

Net Loss Available to Common Shareholder	$(4,171,734)	$(3,503,762)

Basic and Diluted Loss Per Common Share	$(0.14)	$(0.12)

Weighted Average Common Shares Outstanding	29,295,445	28,272,799

See accompanying notes to condensed consolidated financial statements

F–26

Electric City Corp.

Condensed Consolidated Statement of Operations (Continued)

(Unaudited)

	Six months ended, June 30
	2001	2000
Revenue	$5,940,323	$2,151,530

Expenses
Cost of sales	5,405,494	1,931,355
Selling, general and administrative	5,019,684	3,568.614
Repurchase of distributor territories & legal settlement	—	1,680,394

	10,425,178	7,180,363

Operating loss	(4,484,855)	(5,028,833)

Other Income (Expense)
Interest income	759	217,729
Interest expense	(1,822,214)	(96,274)

Total other income (expense)	(1,821,455)	121,455

Net Loss	(6,306,310)	(4,907,378)

Less Preferred Stock Dividends	(257,254)	—

Net Loss Available to Common Shareholder	$(6,563,564)	$(4,907,378)

Basic and Diluted Loss Per Common Share	$(0.23)	$(0.17)

Weighted Average Common Shares Outstanding	29,127,947	28,264,378

See accompanying notes to condensed consolidated financial statements

F–27

Electric City Corp.

Statement of Condensed Consolidated Stockholders' Equity

(Unaudited)

	Common Shares	Common Stock	Preferred Shares	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders' Equity
Balance, December 31, 2000	28,944,755	$2,894	2,000	$20	$22,456,335	$(18,801,703)	$(8,500)	$3,649,046
Release of shares subject to rescission	10,000	1	—	—	44,999	—	—	45,000
Shares issued for acquisition of Great Lakes Controlled Energy Corporation	212,904	21	—	—	678,479	—	—	678,500
Conversion of Series B Preferred Stock	1,472,244	147	(2,000)	(20)	(127)	—	—	—
Cumulative dividends on Series B Preferred Stock	—	—	—	—	(165,230)	—	—	(165,230)
Satisfaction of accrued dividends through the issuance of common stock	56,764	6	—	—	198,100	—	—	198,106
Issuance of shares in exchange for services received	25,500	3	—	—	59,809	—	—	59,812
Warrants issued in exchange for services received	—	—	—	—	270,811	—	—	270,811
Warrants issued in connection with Senior Subordinated Convertible Promissory Note	—	—	—	—	1,717,000	—	—	1,717,000
Net loss for the six months ended June 30, 2001	—	—	—	—	—	(6,306,310)	—	(6,306,310)

Balance, June 30, 2001	30,722,167	$3,072	—	$—	$25,260,176	$(25,108,013)	$(8,500)	$146,735

See accompanying notes to condensed consolidated financial statements.

F–28

Electric City Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30
	2001	2000
Cash Flow from Operating Activities
Net loss	$(6,306,310)	$(4,907,378)
Adjustments to reconcile net loss to net cash used in operating activities, net of assets acquired
Depreciation and amortization	395,108	250,634
Amortization of capitalized cost of financing	140,822	—
Amortization of original issue discount	1,424,330
Issuance of shares and warrants in exchange for services received	330,623	—
Repurchase of distributor territories	—	1,354,794
Settlement of lawsuit	—	325,600
Accrued interest on notes payable	103,746	—
Loss on disposal of fixed assets	11,616	—
Changes in assets and liabilities, net of acquisition
Accounts receivable	(174,561)	(124,423)
Inventories	107,266	(823,716)
Other current assets	185,390	(83,582)
Accounts payable	463,590	(238,163)
Accrued expenses	375,204	(117,017)
Deferred revenue	(25,234)	(5,000)

Net cash used in operating activities	(2,968,410)	(4,368,250)

Cash Flows Provided by Investing Activities
Repayment of note receivable from stockholder	—	600,000
Proceeds from the disposal of fixed assets	25,242	—
Purchase of property and equipment	(62,673)	(175,938)

Net cash provided by investing activities	(37,431)	424,062

Cash Flows Provided by (Used in) Financing Activities
Payments of amounts due sellers	(238,715)	(856,524)
Borrowings on line of credit	1,047,800	—
Payment on long-term debt	(486,053)	(14,040)
Proceeds from issuance of senior subordinated convertible promissory note	2,000,000	—
Proceeds from long-term debt	509,000
Cash paid for deferred financing fees	(186,653)	—
Proceeds from private placement — net	—	44,900
Amounts refundable from private placement	—	(110,000)
Purchase of treasury stock	—	(8,500)

Net cash provided by (used in) financing activities	2,645,379)	(944,164)

Net Increase (Decrease) in Cash and Cash Equivalents	(360,462)	(4,888,353)
Cash and Cash Equivalents, at beginning of period	629,436	6,166,197
Cash and Cash Equivalents, at end of period	$268,974	$1,277,844

Supplemental Disclosure of Cash Flow Information
In June 2001, the Company acquired the stock of Great Lakes Controlled Energy Corporation for 212,904 shares valued at $678,500. The related assets and liabilities at the date of acquisition were as follows:
Accounts receivable	$340,570
Inventory	25,000
Property and equipment	3,011
Cost in excess of assets acquired	543,361

Assets acquired	911,942
Accounts payable	45,396
Accrued expenses	188,046
Stock issued to seller	678,500

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for interest	$133,108	$136,594
Accrual satisfied through issuance of stock	198,106	35,372

See accompanying notes to condensed consolidated financial statements

F–29

Electric City Corp.

Notes to Financial Statements

1.  Basis of Presentation

    The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of results for the interim periods.

    The results of operations for the six-months ended June 30, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year.

    For further information, refer to the audited financial statements and the related footnotes included in the Electric City Corp. Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2000.

2.  Recent Accounting Pronouncements

    In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

    SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

    The Company's previous business combinations were accounted for using the purchase method. As of June 30, 2001, the net carrying amount of goodwill is $4,903,718. Amortization expense during the six-month period ended June 30, 2001 was $266,582. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

3.  Acquisition of Great Lakes Controlled Energy Corporation

    Effective June 7, 2001, the Company acquired Great Lakes Controlled Energy Corporation ("Great Lakes"), a building and environmental control systems integrator, from Great Lake's shareholders for 212,904 shares of the Company's common stock valued at $678,500, based on quoted market prices. The purchase price was arrived at through arms' length negotiations between Electric City and the Sellers. Great Lakes is currently operated as a wholly-owned subsidiary of the Company.

F–30

    The purchase price paid exceeded the value of the assets acquired by $543,361, which is being amortized on a straight-line basis over ten years. The acquisition was recorded using the purchase method of accounting. The Company's statement of operations includes the results of Great Lakes from the date of the acquisition.

4.  Net Loss Per Share

    The Company computes net loss per share under Statement of Financial Accounting Standards No. 128 "Earnings Per Share." This Statement requires presentation of two amounts: the basic and the diluted net loss per common share. Basic net loss per common share is computed by dividing net loss available to common stockholders by the number of weighted average common shares outstanding. Included in the computation of weighted average common shares outstanding for the six months ended June 30, 2000 are shares of common stock subject to possible rescission. Basic net loss per share includes all common stock issued. The Company has not included the outstanding options or warrants as common stock equivalents in the computation of diluted net loss per share for six months ended June 30, 2001 and 2000 because the effect would be antidilutive.

5.  Inventories

    Inventories consisted of the following:

	June 30, 2001	December 31, 2000
Raw Materials	$1,507,158	$1,356,874
Work in process	9,728	36,333
Finished goods	401,201	607,146
	$1,918,087	$2,000,353

6.  Debt Refinancing

    During March 2001, the Company refinanced its loans with LaSalle Bank N.A. and Oxford Bank & Trust with a credit facility from American National Bank and Trust Company of Chicago. The new facility includes a $2 million revolving credit line and a $500,000 term note. The revolving credit line has an initial term of one year and bears interest at a rate equal to American National Bank's corporate base rate, which was 6 3/4% on June 30th. Availability under the line is tied to the Company's inventory and receivable balances. The term note has a term of three years and bears interest at the bank's corporate base rate, which was 6 3/4% on June 30th. These credit facilities are secured by all of the Company's assets, other than real estate and require the Company to meet certain financial covenants including total debt service coverage ratio and a minimum net worth requirement. At June 30, 2001 the Company was in violation of these covenants, however the lender has agreed to waive these covenants at June 30, 2001.

7.  Senior Subordinated Convertible Promissory Notes

    In September 2000, the Company retained Newcourt Capital Securities, Inc. ("Newcourt Capital Securities"), an affiliate of the CIT Group, Inc., to act as its exclusive placement agent in an effort to raise additional equity to improve the Company's liquidity and provide the growth capital required to support the execution of its business plan. To provide liquidity during the equity raising process, the Company issued to Newcourt two $1 million Senior Subordinated Convertible Promissory Notes (the "Notes"), in April and June, 2001. These promissory notes were issued with detachable warrants to

F–31

purchase 1,700,000 shares of common stock. The warrants have an exercise price of $2.50, a term of 2 years and are valued at $1,717,000 using a modified Black-Sholes option pricing model. The fair value of these warrants has been recorded as a discount on the related debt and is being amortized over the life of the debt using the interest method. The unamortized discount at June 30, 2001 is $292,670. It is expected that concurrently with the closing of the Company's Series A preferred stock issuance (see note 9) all of the principal and accrued interest on these notes will be converted into Series A preferred stock at the selling price of the preferred stock. These notes bear interest bear an interest rate of prime plus 3%, or 9.75% as of June 30th and were initially to mature on July 16, 2001, but have been extended to September 16, 2001.

8.  Conversion of Series B Preferred Stock

    On October 17, 2000, the Company completed the sale of 2,000 shares of its Series B Convertible Preferred Stock, and warrants to purchase 200,000 shares of its common stock at an exercise price of $4.425 per share, to the Augustine Fund L.P. ("Augustine") for $2,000,000 in gross proceeds. The Series B Convertible Preferred Stock accrued dividends at the rate of 8% per annum, payable in cash or the common stock of the Company, at the Company's option. The Series B Convertible Preferred Stock and all accrued but unpaid dividends thereon was convertible at any time into shares of the Company's common stock at a conversion ratio equal to the lower of $4.06 per share or 75% (the "Conversion Percentage") of the average of the three lowest closing bid prices of our common stock during the 30 consecutive trading days immediately prior to conversion. The Company was obligated to file a registration statement and have it declared effective within 180 days of the date of issuance of the Series B Convertible Preferred Stock. For every month that the registration statement was not declared effective after this 180 day period, the Conversion Percentage decreased by 2% per month until (i) the registration statement was declared effective, or (ii) the Series B Convertible Preferred Stock was converted into common stock of the Company.

    Effective June 15, 2001, Augustine elected to convert their 2,000 shares of Series B Convertible Preferred Stock outstanding into 1,472,244 shares of the Company's common stock. The conversion price was $1.36, calculated as 71% (75% minus 2 percentage points for each thirty days that such registration statement was not declared effective, beginning on April 17, 2001 and ending on June 15, 2001) of the average of the three lowest selling prices per share of the Company's common stock over the 30 consecutive trading days preceding June 15. In addition, the Company elected to pay the accrued dividends on the Series B Convertible Preferred Stock in 56,764 shares of its common stock, which dividends were calculated based upon a conversion price of $1.36 per share. The issuance of common stock at a conversion price below market in satisfaction of the Series B Preferred Stock

F–32

dividend resulted in a non-cash deemed dividend of $92,024. The total dividend reported during the six-month period ended June 30, 2001 is comprised of the following:

Series B Preferred Dividend, payable in cash or Series B Preferred Stock	$165,230
Deemed Dividend	92,024
Total	$257,254

9.  Subsequent Events

    On July 31, 2001, the Company entered into a securities purchase agreement with five investors, subject to shareholder approval, under which the Company will receive $16,000,000 in gross proceeds for the issuance 1,600,000 shares of its Series A Convertible Preferred Stock (the "Transaction"). These investors include Newcourt Capital USA Inc. ("Newcourt Capital USA"), Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C. A total of $12 million from Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C. was placed in escrow pending approval of the Transaction by the Company's shareholders at its upcoming annual meeting. Also on July 31, the Company issued a third Senior Subordinated Convertible Promissory Note to Newcourt Capital USA in an amount of $1.2 million. The note was to mature on September 16, 2001 and bore interest at a rate of prime plus 3%, or 9.75% as of June 30th. Newcourt Capital USA converted these notes into Series A Convertible Preferred Stock upon closing of the Transaction on September 7, 2001.

F–33

Report of Independent Certified Public Accountants

Switchboard Apparatus, Inc.
Broadview, Illinois

    We have audited the accompanying balance sheet of Switchboard Apparatus, Inc. as of December 31, 1999, and the related statements of income and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Switchboard Apparatus, Inc. at December 31, 1999, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                        /s/ BDO Seidman, LLP

Chicago, Illinois
January 15, 2001

F–34

Switchboard Apparatus, Inc.

Balance Sheet

December 31, 1999
Assets (Note 2)
Current Assets
Cash	$347,048
Accounts receivable, less allowance for doubtful accounts of $20,000	620,644
Inventories	319,212

Total Current Assets	1,286,904

Property and Equipment, less accumulated depreciation and amortization (Note 1)	453,519

Other Assets	10,156

$1,750,579

Liabilities and Stockholders' Equity
Current Liabilities
Line of credit (Note 2)	$272,200
Current maturities of long-term debt (Note 3)	58,054
Accounts payable	732,371
Accrued expenses	52,942
Shareholder distribution payable	17,500

Total Current Liabilities	1,133,067

Long-Term Debt, less current maturities (Note 3)	449,628

Stockholders' Equity
Common stock, no par—100,000 shares authorized, 12,500 issued and outstanding	173,000
Accumulated deficit	(5,116)

Total Stockholders' Equity	167,884

$1,750,579

See accompanying summary of accounting policies and notes to financial statements.

F–35

Switchboard Apparatus, Inc.

Statement of Income and Accumulated Deficit

Year ended December 31, 1999
Net Sales	$3,584,056
Cost of Sales	2,685,710

Gross profit	898,346
Selling, Administrative and General Expenses	816,920

Operating income	81,426
Interest Expense	49,885

Net Income	$31,541

See accompanying summary of accounting policies and notes to financial statements.

F–36

Switchboard Apparatus, Inc.

Statement of Stockholder's Equity

	Year ended December 31, 1999
	Common Stock	Accumulated Deficit	Total Stockholders' Equity
Balance, at January 1, 1999	$210,000	$(36,657)	$173,343
Net income	—	31,541	31,541
Distributions	(37,000)	—	(37,000)

Balance, at December 31, 1999	$173,000	$(5,116)	$167,884

See accompanying summary of accounting policies and notes to financial statements.

F–37

Switchboard Apparatus, Inc.

Statement of Cash Flows

Year ended December 31, 1999
Cash Flows From Operating Activities
Net income	$31,541
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	91,968
Changes in assets and liabilities
Increase in accounts receivable	(113,478)
Increase in inventories	(65,495)
Decrease in prepaid expenses	44,281
Decrease in other assets	721
Increase in accounts payable	203,898
Decrease in accrued expenses	(4,693)

Net cash provided by operating activities	188,743

Cash Flows Used in Investing Activities
Capital expenditures	(75,949)

Cash Flows From Financing Activities
Net proceeds from line of credit	2,200
Payments on long-term debt	(282,087)
Proceeds from long-term debt	521,500
Distributions to stockholders	(19,500)

Net cash provided by financing activities	222,113

Net Increase in Cash	334,907
Cash, at beginning of year	12,141

Cash, at end of year	$347,048

Supplemental Disclosure of Cash Flow Information
Interest paid during the year	$49,885
Noncash Financing and Investing Activities
At December 31, 1999, approximately $218,000 related to the purchase of equipment is included in accounts payable.

See accompanying summary of accounting policies and notes to financial statements.

F–38

Switchboard Apparatus, Inc.

Summary of Accounting Policies

Nature of Business	Switchboard Apparatus, Inc. (the "Company"), located in Broadview, Illinois, manufactures electrical panel boards and equipment primarily for commercial application. The Company's principal customers are located in the metropolitan Chicagoland area.
Inventories	Inventories, primarily raw materials, are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis.
Property and Equipment; Depreciation and Amortization
Machinery and equipment and office equipment are stated at cost and depreciated over their estimated useful lives (typically 5 or 7 years) primarily on the declining balance method. Leasehold improvements are amortized on a straight-line method over the lesser of the improvements' useful life or the lease term.
Revenue Recognition	Revenue is recognized upon transfer of ownership. Service revenue is recognized at the time the related services are provided.
Income Taxes
The Company has elected "S" corporation status and, accordingly, is not a tax-paying entity for federal income tax purposes. Its stockholders have consented to include the losses or income of the Company on their individual federal tax returns. However, the Company is a tax-paying entity for Illinois replacement tax purposes.
Advertising Costs	Advertising costs amounting to $12,000 for the year ended December 31, 1999 are expensed in the period in which they are incurred.
Estimates
Financial statements prepared by management in conformity with generally accepted accounting principles include estimated amounts and certain disclosures based on assumptions about future events. Accordingly, actual results could differ from those estimates.

F–39

Switchboard Apparatus, Inc.

Notes to Financial Statements

1. Property and Equipment

    Major classes of property and equipment consist of the following:

December 31, 1999
Machinery and equipment	$793,910
Office equipment	28,362
Leasehold improvements	21,490

843,762
Less accumulated depreciation and amortization	(390,243)

Net property and equipment	$453,519

2. Line of Credit

    The Company has a $400,000 line of credit with a bank. This line of credit is due upon demand and bears interest at the prime rate plus one-half percent (9% at December 31, 1999). There were $272,200 of borrowings under this line of credit at December 31, 1999.

    Borrowings under this line-of-credit agreement are secured by substantially all of the Company's assets and are guaranteed by a shareholder of the Company.

3. Long-Term Debt

    The Company has a bank term loan of $507,682 at December 31, 1999. This loan bears interest at 8.4% and is payable in monthly principal and interest payments of $8,265 with the balance due in September 2004. This debt is secured by substantially all of the Company's assets and is guaranteed by a shareholder of the Company.

    Following is a schedule of maturities on long-term debt for each of the next five years:

Year ending December 31,	Amount
2000	$58,054
2001	63,320
2002	68,921
2003	75,034
2004	242,353

Total	$507,682

4. Lease Commitments

    The Company leases its manufacturing facility from a partnership related through common ownership. The lease expires in April 2004. Total rent expense for this facility amounted to $104,000 for the year ended December 31, 1999. The Company also leases automobiles for certain employees.

F–40

    Future minimum rentals to be paid by the Company as of December 31, 1999 are as follows:

Year ending December 31,	Related Party	Unrelated Party	Total
2000	$111,000	$35,000	$146,000
2001	111,000	24,000	135,000
2002	117,000	4,000	121,000
2003	120,000	—	120,000
2004	40,000	—	40,000

Total	$499,000	$63,000	$562,000

    The Company subleases a portion of the facility to a third party. Total rental income for the subleased facility was $35,420 in 1999. As of December 31, 1999, future minimum rental payments to be received for 2000 are $12,650. The sublease terminated in June 2000.

5. Subsequent Event

    On August 31, 2000, the Company was acquired by Electric City Corporation for 551,226 shares of Electric City Corporation's common stock valued at $1,941,750.

F–41

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Switchboard Apparatus, Inc.

    We have audited the accompanying balance sheet of Switchboard Apparatus, Inc. (an S Corporation) as of December 31, 1998, and the related statement of income (loss), statement of changes in retained earnings (deficit), and the statement of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Switchboard Apparatus, Inc., and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ JOHN R. WATERS & COMPANY John R. Waters & Company Chicago, Illinois March 17, 1999

F–42

SWITCHBOARD APPARATUS, INC.
(An S Corporation)

BALANCE SHEET

DECEMBER 31, 1998

ASSETS
CURRENT ASSETS:
Cash	$12,141
Accounts receivable, trade (Net of allowance for doubtful accounts of $10,000)	507,166
Inventory	253,717
Prepaid expenses and advances	44,281

TOTAL CURRENT ASSETS	817,305

PROPERTY AND EQUIPMENT:
Machinery and equipment	515,490
Drafting equipment	6,190
Office equipment	21,604
Furniture	6,260

549,544
Less accumulated depreciation	298,275

NET PROPERTY AND EQUIPMENT	251,269

OTHER ASSETS:
Goodwill, patents, other (Net of accumulated amortization)	5,237
Deposits	5,640

TOTAL OTHER ASSETS	10,877

TOTAL ASSETS	$1,079,451

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable—Bank	$270,000
Current portion of long-term debt	84,429
Accounts payable	310,204
Accrued expenses	57,435
State replacement tax payable	200

TOTAL CURRENT LIABILITIES	722,268

LONG-TERM DEBT	183,840

STOCKHOLDERS' EQUITY:
Common stock, no par value; 100,000 shares authorized, 12,500 issued and outstanding	210,000
Retained earnings (deficit)	(36,657)

TOTAL STOCKHOLDERS' EQUITY	173,343

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,079,451

The accompanying notes are an integral part of this statement.

F–43

SWITCHBOARD APPARATUS, INC.
(An S Corporation)

STATEMENT OF INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 1998

NET SALES	$2,364,570
COST OF SALES	1,917,842

GROSS PROFIT	446,728

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	466,511

INCOME (LOSS) FROM OPERATIONS	(19,783)

OTHER INCOME (EXPENSE):
Interest expense	(41,468)
Other income, including gain on sale of equipment totaling $5,054, and rental income of $29,700)	28,183

NET OTHER INCOME (EXPENSE)	(13,285)

NET INCOME (LOSS)	$(33,068)

The accompanying notes are an integral part of this statement.

F–44

SWITCHBOARD APPARATUS, INC.
(An S Corporation)

STATEMENT OF CHANGES IN RETAINED EARNINGS (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 1998

RETAINED EARNINGS, JANUARY 1, 1998, as previously reported	$26,411
Prior period adjustments	(30,000)

RETAINED EARNINGS (DEFICIT), JANUARY 1, 1998, as restated	(3,589)
Net income (loss) for the year	(33,068)

RETAINED EARNINGS (DEFICIT), DECEMBER 31, 1998	$(36,657)

The accompanying notes are an integral part of this statement.

F–45

SWITCHBOARD APPARATUS, INC.
(An S Corporation)

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 1998

CASH PROVIDED BY (APPLIED TO) OPERATING ACTIVITIES:
Net income (loss)	$(33,068)
Items which did not affect cash:
Depreciation and amortization expense	108,371
Changes in operating assets and liabilities:
Accounts receivable	(249,893)
Inventory	(83,393)
Prepaid expenses	(15,263)
Accounts payable	195,606
Accrued expenses	9,466
State replacement tax	(328)
Customer deposits	(5,589)

Net cash (applied to) operating activities	(74,091)

CASH (APPLIED TO) INVESTING ACTIVITIES:
Purchase of property and equipment	(1,045)

CASH PROVIDED BY (APPLIED TO) FINANCING ACTIVITIES:
Proceeds from note payable, bank (Net)	120,000
Payment of long-term debt	(63,643)

Net cash provided by financing activities	56,357

(DECREASE) IN CASH	(18,779)
CASH, BEGINNING OF YEAR	30,920

CASH, END OF YEAR	$12,141

SUPPLEMENTARY INFORMATION:
Interest paid	$41,780

The accompanying notes are an integral part of this statement.

F–46

SWITCHBOARD APPARATUS, INC.
(An S Corporation)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1998

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

    The Company manufacturers electrical panel boards and equipment primarily for commercial application.

    Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Deferred expenses represent the estimated value of services contributed by certain stockholders during the developmental stage of operations. Deferred expenses are being amortized over forty months using the straight-line method.

    Property and equipment are stated at cost and are being depreciated over their estimated economic useful lives of five years using the modified accelerated cost recovery system.

    Goodwill represents the excess cost over fair value of assets purchased from Switchboard Apparatus Company. Goodwill is being amortized over the estimated period benefits are received of fifteen years.

    Patents are stated at cost. No amortization expense has been provided for in the accompanying financial statements.

NOTE 2—NOTE PAYABLE, BANK

    The Company has a bank line-of-credit in the amount of $300,000. Interest is due monthly at the bank's prime interest rate. The note is secured by all business assets and is guaranteed by certain stockholders. The line-of-credit expires June 1, 1999. The outstanding balance on the line-of-credit aggregated $250,000 in 1998.

NOTE 3—LONG-TERM DEBT

    The following is a summary of long-term debt at December 31, 1998:

Note payable, bank, due in monthly installments of $5,100 including interest at 8.15%, secured by accounts receivable.	$250,000
Note payable, bank, due in monthly installments of $2,272 including interest at 8.65%, secured by certain equipment.	18,269

268,269
Less current portion	84,429

Total Long-Term Debt	$183,840

F–47

    A summary of future minimum principal payments follows:

1999	$84,429
2000	74,841
2001	66,867
2002	42,132

Total	$268,269

NOTE 4—INCOME TAXES

    The Company, with the consent of its stockholders, elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Under this provision, the stockholders will be taxed on the Company's taxable income in lieu of the corporate income tax. Therefore, no provision or liability for federal or state income taxes is reflected in the financial statements. However, the Company remains liable for state replacement tax which has been provided for in the accompanying financial statements.

NOTE 5—OPERATING LEASES/SUBLEASES

    The Company rents its manufacturing facility on an annual basis from a partnership related through common ownership. The term of this lease requires monthly payments of $7,500. Total rent expense for this facility aggregated $90,000 in 1998.

    The Company subleases a portion of the facility to a third party. Total rental income for the subleased facility aggregated $29,700 in 1998.

NOTE 6—PRIOR PERIOD ADJUSTMENTS

    Retained earnings at the beginning of 1998 have been adjusted to properly reflect adjustments to the allowance for doubtful accounts and accrued expenses at December 31, 1997. The accrued expenses which were significantly affected include payroll and vacation pay. Had these accruals been properly recorded at December 31, 1997, net income for 1997 would have been decreased by $30,000.

F–48

SWITCHBOARD APPARATUS, INC.

CONDENSED BALANCE SHEET

    The following unaudited financial statements of Switchboard Apparatus, Inc. should be read in conjunction with, the historical financial statements of Switchboard Apparatus, Inc. and the related notes.

June 30, 2000
(unaudited)
Assets
Current assets
Cash and cash equivalents	$68,779
Accounts receivable, net	721,792
Inventories	385,754
Other	3,532

Total Current Assets	1,179,857
Property and equipment	888,520
Less accumulated depreciation	(463,976)

Net Property and Equipment	424,544
Other Assets	512

$1,604,913

Liabilities and Stockholders' Equity
Current liabilities
Line of credit	$352,200
Current portion of long-term debt	60,683
Accounts payable	416,583
Accrued expenses	20,000
Other current liabilities	—

Total Current Liabilities	849,466
Long-Term Debt, less current portion	418,590

Stockholders' Equity
Common Stock, no par value, 12,500 issued and outstanding	120,500
Accumulated earnings (deficit)	216,357

Total Stockholders' Equity	336,857
$1,604,913

F–49

SWITCHBOARD APPARATUS, INC.

UNAUDITED STATEMENT OF OPERATIONS

	Six months ended June 30
	2000	1999
Revenue	$2,481,378	$1,622,179

Expenses
Cost of sales	1,690,262	1,237,529
Selling, general and administrative	541,340	380,685

Total expenses	2,231,602	1,618,214
Operating Profit	249,776	3,945

Other Expense
Interest income	1,613	—
Interest expense	(29,916)	(20,898)

Total other expense	(28,303)	(20,898)

Net Income (Loss)	$221,473	$(16,933)

F–50

SWITCHBOARD APPARATUS, INC.

UNAUDITED STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock	Accumulated Deficit	Total Stockholders' Equity
Balance, at January 1, 2000	$173,000	$(5,116)	$167,884
Net Income	—	221,473	221,473
Distributions	(52,500)	—	(52,500)

Balance, at June 30, 2000	$120,500	$216,357	$336,857

F–51

SWITCHBOARD APPARATUS, INC.

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	Six months ended June 30
	2000	1999
Cash Flows from Operating Activities
Net income (loss)	$221,473	$(16,933)
Adjustments to reconcile net income (loss) to net cash
Provided by (used in) operating activities
Depreciation and amortization	75,748	46,737
Changes in assets and liabilities
Decrease (increase) in accounts receivable	(101,147)	146,054
Decrease (increase) in inventories	(66,542)	16,727
Decrease in other assets	4,098	22,543
Decrease in accounts payable	(327,270)	(135,148)
Decrease in accrued expenses	(36,461)	(8,750)
Decrease (increase) in other liabilities	2,500	(2,500)

Net cash provided by (used in) operating activities	(232,601)	73,730

Cash Flows Provided by (Used in) Investing Activities
Purchase of property and equipment	(44,758)	(5,750)

Cash Flows Provided by (Used in) Financing Activities
Borrowings on line of credit	80,000	—
Payments on long-term debt	(28,410)	(33,614)
Distributions to stockholders	(52,500)	—

Net cash used in financing activities	(910)	(33,614)

Net Increase (Decrease) in Cash and Cash Equivalents	(278,269)	34,366

Cash and Cash Equivalents, at beginning of period	347,048	12,141
Cash and Cash Equivalents, at end of period	$68,779	$46,507

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for interest	$29,916	$39,061

F–52

SWITCHBOARD APPARATUS, INC.

FOOTNOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

    The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of results for the interim periods.

    The results of operations for the six-month period ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.

    For further information, refer to the audited financial statements and the related footnotes included as exhibits (a) and (b) to this current report.

2. Income Taxes

    The Company has elected "S" corporation status and, accordingly, is not a tax-paying entity for federal income tax purposes. Its tockholders have consented to include the losses or income of the Company on their individual federal tax returns. However, the Company is a tax paying entity for Illinois replacement tax purposes.

3. Line of Credit

    The Company has a $400,000 line of credit with a bank. This line of credit is due upon demand and bears interest at the prime rate plus one-half percent (9.5% at June 20, 2000). There were $272,200 of borrowings under this line of credit at June 30, 2000

4. Long-Term Debt

    The Company has a bank term loan of $479,272 at June 30, 2000. This loan bears interest at 8.4% and is payable in monthly principal and interest payments of $8,265 with the balance due in September 2004. The debt is secured by substantially all of the Company's assets and is guaranteed by a shareholder of the Company.

F–53

Report of Independent Certified Public Accountants

Marino Electric, Inc.

    We have audited the accompanying balance sheet of Marino Electric, Inc. as of December 31, 1998 and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marino Electric, Inc. at December 31, 1998, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ BDO Seidman, LLP

Chicago, Illinois
August 30, 1999

F–54

Marino Electric, Inc.

Balance Sheet

	December 31, 1998	April 30, 1999
		(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$246,359	$444,198
Accounts receivable (net of allowance for doubtful accounts of $182,000) (Note 6)	556,251	559,808
Inventories	227,580	291,130

Total Current Assets	1,030,190	1,295,136

Property and Equipment
Shop equipment	160,942	160,942
Transportation and other equipment	154,987	156,517

	315,929	317,459
Accumulated depreciation	(71,985)	(85,599)

Net Property and Equipment	243,944	231,860

	$1,274,134	$1,526,996

Liabilities and Stockholder's Equity
Current Liabilities
Loan payable to stockholder (Note 3)	$228,114	$228,114
Bank note payable (Note 4)	39,893	34,170
Accounts payable	51,113	139,883
Accrued expenses	178,132	281,688
Deferred tax liability (Note 5)	194,500	149,500

Total Current Liabilities	691,752	833,355

Commitments
Stockholder's Equity
Common stock, $1.00 par value; 10,000 shares authorized, 1,000 issued and outstanding	1,000	1,000
Additional paid-in capital	89,975	94,535
Retained earnings	491,407	598,106

Total Stockholder's Equity	582,382	693,641

	$1,274,134	$1,526,996

See accompanying notes to financial statements.

F–55

Marino Electric, Inc.

Statement of Operations and Retained Earnings

			Four months ended
	Year ended December 31,
			April 30, 1999	April 30, 1998
	1998	1997
		(Unaudited)	(Unaudited)	(Unaudited)
Revenue (Note 6)	$3,017,087	$3,066,577	$823,796	$705,391

Expenses
Cost of sales	1,689,905	1,438,981	366,549	540,961
Selling, general and administrative	1,234,826	876,585	289,195	322,267

Total	2,924,731	2,315,566	655,744	863,228

Operating Income (Loss)	92,356	751,011	168,052	(157,837)

Other Income (Expense)
Interest income	11,539	1,432	1,569	2,926
Interest expense	(35,336)	(18,095)	(7,922)	(14,672)

Total other expense	(23,797)	(16,663)	(6,353)	(11,746)

Income (loss) before income taxes (benefit)	68,559	734,348	161,699	(169,583)
Taxes (Benefit) on Income (Note 5)	22,000	289,500	55,000	(46,850)

Net Income (Loss)	46,559	444,848	106,699	(122,733)
Retained Earnings, at beginning of period	444,848	—	491,407	444,848

Retained Earnings, at end of period	$491,407	$444,848	$598,106	$322,115

See accompanying notes to financial statements.

F–56

Marino Electric, Inc.

Statement of Cash Flows

			Four months ended
	Year ended December 31,
			April 30, 1999	April 30, 1998
	1998	1997
		(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income (loss)	$46,559	$444,848	$106,699	$(122,733)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	40,841	31,144	13,614	10,380
Interest imputation	18,625	9,850	4,560	6,560
Increase (decrease) in deferred tax liability	(95,000)	289,500	(45,000)	(48,850)
Change in allowance for doubtful Accounts	154,000	28,000	—	—
Changes in assets and liabilities
Accounts receivable	73,902	(812,153)	(3,557)	163,742
Inventories	(147,580)	(80,000)	(63,550)	—
Accounts payable	(66,096)	117,209	88,770	12,486
Accrued liabilities	144,785	32,213	103,556	12,383

Net cash provided by operating activities	170,036	60,611	205,092	33,968

Cash Flows Used in Investing Activities
Purchase of property and equipment	(48,487)	(204,942)	(1,530)	—

Cash Flows Used in Financing Activities
Borrowings (repayments) of bank debt	(22,653)	62,546	(5,723)	(4,000)
Borrowings (repayments) on stockholder loan	(100,000)	328,114	—	—

Net cash used in financing activities	(122,653)	390,690	(5,723)	(4,000)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,104)	246,359	197,839	29,968
Cash and Cash Equivalents, at beginning of Period	247,463	—	246,359	247,463

Cash and Cash Equivalents, at end of period	$246,359	$246,359	$444,198	$277,431

Supplemental Disclosure of Cash Flow Information
Stock issued in exchange for fixed assets	$—	$62,500	$—	$—

See accompanying notes to financial statements.

F–57

Marino Electric, Inc.

Notes to Financial Statements

(Information as of April 30, 1999 and for the year ended December 31, 1997 and four months ended April 30, 1999 and 1998 is unaudited)

1.  Nature of Business

    Marino Electric, Inc. ("Marino") is a designer and manufacturer of custom electrical switching gear and distribution panels which serve to distribute electricity from a building's principal power source to the various electric switches within a building. Marino's principal customers are located in the metropolitan Chicagoland area.

2.  Summary of Significant Accounting Policies

  Cash and Cash Equivalents

    The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Inventories

    Inventories, principally raw material components, are stated at the lower of average cost or market.

  Property and Equipment

    Property and equipment are stated at cost. For financial reporting purposes, depreciation is computed over the estimated useful lives of the assets by the straight-line method over the following lives:

Shop equipment	10 years
Transportation equipment	5 years
Other	10 years

  Revenue Recognition

    Revenue is recognized from sales when a product is shipped if the Company has no further obligation. On those contracts where the Company is required to perform installation services, revenue is recognized when the services have been provided.

  Income Taxes

    The Company follows the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax basis and financial reporting basis of assets and liabilities.

  Concentration of Credit Risk

    Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash instruments and accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

F–58

  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements

    The financial information as of April 30, 1999 and with respect to the four months ended April 30, 1999 and 1998 is unaudited. In the opinion of management, the financial statements contain all adjustments consisting of normal recurring accruals necessary for the fair presentation of the results for such periods. The information is not necessarily indicative of the results of operations to be expected for the fiscal year end.

3.  Loans Payable to Stockholder

    The balance represents amounts due the sole stockholder of the Company. The amounts are noninterest bearing and payable on demand. The Company has reflected interest expense and a corresponding credit to additional paid-in capital in accordance with SAB Topic 1:B in the amounts of $18,625, $9,850, $4,560 and $6,560 for the years ended December 31, 1999 and 1998 and the four months ended April 30, 1999 and 1998, respectively.

4.  Bank Note Payable

    The Company has an equipment loan, payable in monthly installments of $3,028 including interest through August 1999, with a balloon payment of approximately $20,000 in September 1999. Interest is computed at the Bank's prime rate plus 1% (8.75% at December 31, 1998).

5.  Income Taxes

    Income taxes (benefit) in the statement of income are comprised of the following:

			Four months ended
	Year ended December 31,
			April 30, 1999	April 30, 1998
	1998	1997
Current	$117,000	$—	$100,000	$2,000
Deferred	(95,000)	289,500	(45,000)	(48,850)

Total taxes (benefit) on income	$22,000	$289,500	$55,000	$(46,850)

    The deferred tax liability recorded on the balance sheet is comprised of the following:

	December 31, 1998	April 30, 1999
Differences in cash/accrual method of accounting	$194,500	$149,500

Total	$194,500	$149,500

6.  Significant Customer

    One customer accounted for 11% and 12% of sales in the years ended December 31, 1998 and 1997, respectively. No customer accounted for more than 10% of sales in the four months ended

F–59

April 30, 1999 or 1998. Receivables from this customer represented 19.0% of total receivables at December 31, 1998.

7.  Related Party Transactions

    During the year ended December 31, 1998, the Company sold approximately $219,500 of goods sold to Electric City Corp. The sole stockholder of the Company is a significant stockholder of Electric City Corp.

8.  Sale of Assets

    In January 1999, the Company agreed, subject to an appraisal, to sell certain assets to Electric City Corp., a related entity, for $1,792,000 in cash and 1,600,000 shares of stock. The closing took place effective May 24, 1999.

F–60

Unaudited Pro Forma Consolidated Financial Statements of Electric City,

Electric City Acquisition Corporation and Switchboard Apparatus, Inc.

    The following unaudited pro forma statement of operations for the year ended December 31, 2000 of Electric City Corp. (the "Company") gives effect to the acquisition of all of the outstanding stock of Switchboard Apparatus, Inc. which was made as of August 31, 2000. The acquisition was accounted for using the purchase method of accounting. Accordingly, the results of operations of the acquired company are included in Electric City Corp.'s results only from the acquisition date. The unaudited pro forma statement of operations has been prepared as if the acquisition occurred on January 1, 2000 and is based on historical financial statements of Electric City Corp. for the year ended December 31, 2000 and Switchboard Apparatus, Inc. for the eight months ended August 31, 2000.

    The purchase method of accounting has been used in preparation of the unaudited pro forma financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired based on their estimated fair values. For purposes of the unaudited pro forma financial statements, the purchase price has been allocated based primarily on the information furnished by management.

    In the opinion of the Company's management, all adjustments have been made that are necessary to present fairly the pro forma data.

    The unaudited pro forma financial statement should be read in conjunction with the respective financial statements and related notes included elsewhere in this report. The unaudited pro forma financial statement is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have been achieved had the transaction reflected therein been consummated as of the date indicated, or of the results of operations for any future periods or dates.

F–61

Electric City Corp.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Twelve months ended December 31, 2000
		Switchboard Apparatus, Inc. (Unaudited)(2)	Pro forma adjustments
	Electric City Corp. (1)				Pro forma Consolidated (Unaudited)
			Debit	Credit
Revenue	$7,227,212	$3,387,506	$—	$—	$10,614,718

Expenses
Cost of sales	6,660,545	2,316,242	—	—	8,976,787
Selling, general and administrative	9,086,315	913,337	125,992 (3)	—	10,125,644
Repurchase of distributor territories & legal settlement	1,680,394	—	—	—	1,680,394

Total expenses	17,427,254	3,229,579	125,992	—	20,782,825
Operating Profit (Loss)	(10,200,042)	157,927	(125,992)	—	(10,168,177)

Other Income (Expense)
Interest income	232,242	2,006	—	—	234,248
Interest expense	(278,876)	(42,670)	—	—	(321,546)

Total other income (expense)	(46,634)	(40,664)	—	—	(87,298)

Net Income (Loss)	(10,246,676)	117,263	(125,992)	—	(10,255,405)

Less Preferred Stock Dividends	2,032,877	—	—	—	(2,032,877)

Net Loss Available to Common Shareholder	$(12,279,553)	$117,263	$(125,992)	$—	$(12,288,280)

Basic and Diluted Net Loss Per Common Share	(0.43)				(0.43)

Weighted Average Common Shares Outstanding	28,505,175				28,874,496

F–62

Electric City Corp.

Notes to Unaudited Pro Forma Statement of Operations

Twelve Months Ended December 31, 2000

    Effective August 31, 2000, the Company acquired all of the issued and outstanding shares of capital stock of Switchboard Apparatus, Inc. ("Switchboard") a manufacturer of electrical switchgear and distribution panels, from Switchboard's shareholders for 551,226 shares of the Company's common stock valued at $1,941,750, based on quoted market prices, plus the assumption of Switchboard's liabilities. The purchase price was arrived at through arms' length negotiations between Electric City and the Sellers. The Company intends to operate Switchboard as a wholly owned subsidiary.

    The transaction was recorded under the purchase method of accounting. The total cost of the acquisition was approximately $3,641,000, which exceeded the fair market value of the assets acquired by approximately $1,857,000. The fair market value of inventories and equipment approximated book value. Costs in excess of the value of assets acquired will be amortized over a 10-year period.

    The following adjustments were made to the historical condensed statement of operations to reflect the acquisition of Switchboard Apparatus as if the acquisition had occurred on January 1, 2000:

  1.
  Represents the consolidated statement of operations of Electric City Corp. as presented in the Company's 10-KSB dated December 31, 2000. These consolidated results include four month's results of operations of Switchboard.

  2.
  Represents the operating results of Switchboard for the eight month period prior to the acquisition.

  3.
  Represents the amortization of the cost in excess of the assets acquired for a full year, based on a 10-year amortization period. The total goodwill amount amortized is $1,857,443.

F–63

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The statutes, charter provisions, by-laws, contract or other arrangements under which controlling persons, directors or officers of the Company are insured or indemnified against any liability which they may view in such capacity are as follows:

1.
Our Certificate of Incorporation provides that we may indemnify our directors and officers as permitted by the General Corporation Law of the State of Delaware as amended from time to time. Our by-laws provide that we may indemnify our directors and officers to the fullest extent permitted by law.

2.
Our Certificate of Incorporation and by-laws provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company.

3.
Paragraph 7 of our Certificate of Incorporation limits the liability of directors as follows:

Liability of Directors: No directors of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect the Corporation existing at the time of such repeal or modification. Nothing herein shall limit or otherwise affect the obligation or right of the Corporation to indemnify its directors pursuant to the provisions of this Certificate of Incorporation, the by laws of the Corporation or as may be permitted by the General Corporation Law of the State of Delaware.

    As of the date of this registration statement, we do not have any indemnification agreements with any of our directors or officers.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Estimated expenses, other than underwriting discounts and commissions, payable in connection with the sale of the shares of our common stock offered by this registration statement are as follows:

SEC registration fee.		$3,649.00

Blue Sky fees and expenses	$

Legal fees and expenses		$75,000.00

Accountants fees and expenses		$30,000.00

Printing and shipping expenses	$

Transfer agent and registrar fees and expenses.	$

Miscellaneous expenses.		$2,500.00

Total		$111,149.00

    We will pay all of the expenses incident to the registration, offering and sale of the shares of our common stock offered by this registration statement other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Those commissions, fees and discounts, if any, will be borne by the selling stockholders.

II–1

RECENT SALES OF UNREGISTERED SECURITIES

    Since our organization as a limited liability company on December 5, 1997, we have sold securities in the transactions described below without registering the securities under the Securities Act of 1933, as amended. No underwriter or sales or placement agent was involved in the transactions.

(1)
In February 1998, initial membership interests in Electric City L.L.C. were issued to Joseph Marino and NCVC L.L.C. in exchange for the sublicense of Mr. Marino's rights under his license agreement with Giorgio Reverberi to the technology underlying the EnergySaver™, and an agreement by NCVC L.L.C. to make capital contributions of up to $500,000 to the Company. Mr. Marino subsequently transferred his membership interests in Electric City L.L.C. to Pino, L.L.C.

(2)
In June 1998, in connection with the merger of Electric City L.L.C. with and into Electric City Corp., the membership interests held by Pino and NCVC were converted into an aggregate of 20,000,000 shares of our common stock.

(3)
In June 1998, we issued an aggregate of 1,200,272 shares of common stock valued at $1,200,272 to the approximately 330 shareholders of Pice Products Corporation, an inactive, unaffiliated company with minimal assets, in connection with the merger of Pice Products with and into us.

(4)
In June 1998, we issued 940,000 shares of our common stock in a private placement to 47 persons in exchange for an aggregate of $440,000 in cash and the conversion of our indebtedness to NCVC in the amount of $500,000.

(5)
In July 1998, we granted to Pino and NCVC options to acquire up to an aggregate of 4,000,000 shares of our common stock at an exercise price of $1.10 per share. These options become exercisable on January 2, 2000 and expire on January 2, 2010.

(6)
In September 1998, we issued an aggregate of 340,000 shares of common stock to Giovanni and Maria Gullo, Anthony and Rebecca Petropoulos and James and Rosanne Spanola pursuant to a Real Estate Sales Contract dated July 3, 1998 under which we acquired real estate for our new headquarters. The total purchase price for the property was $1,140,000, of which $800,000 was paid by issuing a mortgage with a bank and $340,000 of which was paid by issuing 340,000 shares of common stock.

(7)
In February and March 1999, we issued 911,978 shares of common stock to a small group of approximately 30 individuals closely related to, or affiliates of, long standing personal and/or business relationships of ours in exchange for $938,202.

(8)
In April 1999, we issued an aggregate of 200,000 shares of common stock and warrants to purchase 200,000 shares of our common stock at an exercise price of $2.00 per share to 1252996 Ontario Limited (d/b/a thestockpage.com, inc.) pursuant to a Consulting Agreement dated January 18, 1999 under which thestockpage.com, inc. provided investor relations services to us. We valued these services at $512,000. The value attributed to the warrants ($94,000) took into consideration the possibility of fluctuations in the per share trading price of the common stock pending exercise. The per share price used to value the shares of common stock was a five day average of the closing price of our common stock on the OTC Bulletin Board prior to January 18, 1999; the total value attributed to the shares was $418,000. The agreement has expired and will not be renewed. Under the agreement, we are obligated to commence registration of the 200,000 shares of common stock within six months from the date of the agreement.

(9)
In April 1999, we issued an aggregate of 796,000 shares of common stock for services rendered to us that we valued at $2,232,789. TJ Riley and Associates received 46,000 shares for marketing consulting services. Giorgio Reverberi received 400,000 shares for research and development services. Giuseppe Tagliati received 100,000 shares for services rendered in research and

II–2

  development. Richard Levy received 250,000 shares in exchange for marketing consulting services. The per share price used to value the shares was a five day average of the closing price of our common stock on the OTC Bulletin Board prior to April 20, 1999.

(10)
In April 1999, we entered into a Consulting Agreement with John Prinz & Associates LLC ("Prinz") pursuant to which Prinz provided consulting and promotional services to us. The term of the agreement was for six months and has expired. Prinz was to have received shares of stock as compensation as follows: (1) 50,000 shares for the introduction to a market maker with whom we would work; (2) 30,000 shares for the development of an acceptable financial plan; (3) a ten percent (10%) fee for each equity transaction consummated by us initiated by Prinz; (4) a three percent (3%) fee and 10,000 shares for each debt transaction consummated by us initiated by Prinz; (5) 15,000 shares for facilitating our transition to a NASDAQ small cap company; and (6) a ten percent (10%) fee and 20,000 shares for facilitating funding of our purchase of Marino Electric. We agreed to provide Prinz with piggyback registration rights for all shares of common stock issued to Prinz under the Consulting Agreement. In May, 1999 we issued 80,000 shares of common stock to Prinz under the agreement for an introduction to a market maker and the preparation of a financial plan for us. We valued the services to be provided under the agreement at $212,496. The per share price used to value the shares was a five day average of the closing price of our common stock on the OTC Bulletin Board prior to April 18, 1999. On June 30, 2000, we entered into a settlement/option agreement with Prinz in settlement of a suit filed by Prinz alleging the breach of the aforementioned Consulting Agreement. Under the settlement/option agreement, we paid Prinz the following: (1) 60,000 shares of our common stock; (2) options to purchase 40,000 shares, exercisable at a rate of 10,000 quarterly from the date of the agreement; (3) $15,000 upon the earlier of 180 days after the agreement or upon our closing of equity funding in excess of $1,000,000.

(11)
In May 1999, in connection with the acquisition of the assets of Marino Electric for the purchase price of $3,880,000, we issued 1,600,000 shares of common stock to Joseph Marino.

(12)
From July 1999 through January 2000, we conducted an offering to sell 2,200,000 shares of common stock on a best efforts basis pursuant to a confidential private placement memorandum. We issued an aggregate of 2,149,401 shares to 83 individuals or entities, of whom 65 were accredited investors and 28 were non-accredited investors, for an aggregate purchase price of $9,057,380.50.

(13)
During the first three-months of 2000, we issued 28,055 shares of common stock at $4.50 per share to six individual investors in exchange for $126,247.50 in cash, a portion of which was received during 1999.

(14)
On February 15, 2000, we issued 4,000 shares of our common stock with an aggregate value of $35,372 to the Griffing Group Inc., one of our consultants, for services rendered during 1999.

(15)
On July 14, 2000, we issued 2,000 shares of our common stock with an aggregate value of $7,750 to Global Investment Opportunities for consulting services rendered during 2000.

(16)
On July 24, 2000, we issued to Wall and Broad Equities warrants to purchase 50,000 shares of our common stock for services rendered. In connection therewith, we recorded an expense of $22,500. The warrants are exercisable at $5.50 per share anytime prior to the later of December 24, 2000 or 14 days following the date of registration of our first SEC registration statement for our common stock following the effective date of the warrant.

(17)
On August 1, 2000, we issued 60,000 shares of our common stock to John Prinz as part of a settlement agreement with Mr. Prinz more fully described in item 10 above.

II–3

(18)
On August 1, 2000, we issued 3,100 shares of our common stock and on August 18, 2000, we issued an additional 55,500 shares of our common stock, collectively valued at $186,554, to thestockpage.com, inc., for services that were provided by thestockpage.com, inc. through January 2001.

(19)
On August 30, 2000, we issued 5,000 shares of our common stock with an aggregate value of $17,500 to T.J. Riley for consulting services rendered during 2000.

(20)
On August 31, 2000, pursuant to an Agreement and Plan of Merger by and among Electric City Corp. and Electric City Acquisition Corporation, a wholly-owned subsidiary of Electric City ("Acquisition Co.") on the one hand, and Switchboard Apparatus, Inc. ("Switchboard") and Dale Hoppensteadt, George Miller and Helmut Hoppe (collectively, the "Sellers"), on the other hand, we acquired Switchboard. In connection with the acquisition, Switchboard was merged with and into Acquisition Co., with Acquisition Co. continuing as the surviving corporation under the name Switchboard Apparatus, Inc. The aggregate purchase price of $1,941,750 was paid to the Sellers in the form of 551,226 shares of our common stock. Fifteen percent (15%) of the shares issued are being held in escrow to indemnify us against potential claims that may arise in connection with the acquisition. We have agreed to register the shares of our common stock issued to the Sellers under the Securities Act of 1933, as amended.

(21)
On October 17, 2000, we issued to the Augustine Fund, L.P. (i) 2,000 shares of our Series B Convertible Preferred Stock for the purchase price of $1,000 per share and (ii) warrants to purchase 200,000 shares of common stock at an exercise price of $4.425 per share, subject to certain adjustments.

(22)
On October 17, 2000, we issued to Delano Group Securities warrants to purchase 100,000 shares of our common stock for services rendered in connection with the issuance of our Series B Convertible Preferred Stock. In connection therewith, we recorded an expense of $309,000. The warrants are exercisable at $4.71 per share anytime prior to October 17, 2005.

(23)
On October 20, 2000, we issued to Investor Awareness warrants to purchase 25,000 shares of our common stock for consulting services. In connection therewith, we recorded an expense of $43,500. The warrants are exercisable at $3.875 per share anytime prior to April 19, 2003.

(24)
On December 20, 2000, we issued to Paul Stock warrants to purchase 5,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $4,350. The warrants are exercisable at $4.00 per share anytime prior to December 20, 2001

(25)
On January 22, 2001, we issued to Christopher Kelly 5,000 shares of our common stock valued at $11,562 based on the closing price of our common stock on the preceding day to a for consulting services rendered.

(26)
On January 23, 2001, we issued to Wall & Broad Equities warrants to purchase 20,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $12,800. The warrants are exercisable at $3.30 per share anytime prior to December 31, 2001.

(27)
On March 27, 2001, we issued to Wall & Broad Equities warrants to purchase 10,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $8,200. The warrants are exercisable at $2.15 per share anytime prior to December 31, 2001.

(28)
On April 18, 2001, we issued to Newcourt Capital USA, Inc. warrants to purchase 1,700,000 shares of our common stock as consideration related to Newcourt providing the Company with $2,000,000 of Senior Subordinated Convertible Promissory Notes. In connection therewith, we recorded an expense of $1,717,000. The warrants are exercisable at $2.50 per share anytime prior to April 19, 2004.

II–4

(29)
On May 3, 2001, we issued to Wall & Broad Equities warrants to purchase 30,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $16,500. The warrants are exercisable at $2.50 per share anytime prior to May 3, 2004.

(30)
On May 3, 2001, we issued 15,000 shares of our common stock valued at $30,150 based on the closing price of our common stock on the preceding day to John Prinz of Associates LLC.

(31)
On June 7, 2001, pursuant to an Agreement and Plan of Merger by and among us, Electric City Great Lakes Acquisition Corporation, Great Lakes Controlled Energy Corporation ("Great Lakes"), Eugene Borucki and Denis Enberg, we acquired ownership of Great Lakes. In connection with the acquisition, Great Lakes was merged into our wholly-owned subsidiary, Electric City Great Lakes Acquisition Corporation, with our subsidiary continuing as the surviving corporation under the name Great Lakes Controlled Energy Corp. The aggregate purchase price was $350,000, paid by issuing 137,904 shares of our common stock priced at $2.538 per share (equal to the average closing price of our common stock during the 120 day period prior to the closing of the acquisition) plus 75,000 shares of our common stock. We have agreed to register the shares of our common stock issued to the Sellers under the Securities Act of 1933, as amended.

(32)
On June 14, 2001, we issued 5,000 shares of our common stock valued at $16,500 based on the closing price of our common stock on the preceding day to Cambell Becher for services rendered.

(33)
On June 15, 2001, Augustine Fund, L.P. elected to convert their 2,000 shares of Series B Preferred Stock outstanding into 1,472,244 shares of our common stock. The conversion price was $1.36 calculated as 71% (75% minus 2 percentage points for each thirty days that a registration statement was not declared effective, beginning on April 17, 2001 and ending on June 15, 2001) of the average of the three lowest selling prices per share of our common stock over the 30 consecutive trading days preceding June 15. In addition, we elected to pay the accrued dividends on the Series B Preferred Stock in 56,764 shares of our common stock, which dividends were calculated based upon a conversion price of $1.36 per share.

(34)
On June 23, 2001, we issued 500 shares of our common stock valued at $1,600 based on the closing price of our common stock on the preceding day to Evelyn Ber for her participation in a promotional event sponsored by the Company.

(35)
On July 31, 2001, we issued to Newcourt Capital Securities, Inc. warrants to purchase 3,314,830 shares of our common stock as consideration related to Newcourt providing the Company with $3,200,000 of Senior Subordinated Convertible Promissory Notes and services performed as placement agent in the issuance of our Series A Convertible Preferred Stock. In connection therewith, we recorded an expense of $1,200,000. The warrants are exercisable at $1.00 per share and have an exercise period of seven years from the closing of the Series A Convertible Preferred Stock issuance, which was September 7, 2001. Concurrent with this issuance, we cancelled the warrants for 1,700,000 shares of our common stock previously issued to Newcourt Capital Securities, Inc. on April 18, 2001.

(36)
On August 8, 2001, we issued to Jerome Lipman warrants to purchase 3,500 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $5,775. The warrants are exercisable at $2.00 per share anytime prior to December 31, 2001.

(37)
On August 14, 2001, we issued to John Bendheim warrants to purchase 15,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $19,650. The warrants are exercisable at $2.30 per share anytime prior to December 31, 2001.

(38)
On August 28, 2001, we issued to John Bendheim warrants to purchase 15,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $7,800. The warrants are exercisable at $2.30 per share anytime prior to December 31, 2001.

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(39)
On September 7, 2001, we issued the following securities to a group of investors for an aggregate purchase price of $16,000,000 (See "Description of Securities—Preferred Stock"):

•
400,000 shares of our Series A Convertible Preferred Stock to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., 380,000 shares of our Series A Convertible Preferred Stock to Morgan Stanley Dean Witter Equity Funding, Inc. and 20,000 shares of our Series A Convertible Preferred Stock to Originators Investment Plan, L.P.;

•
Warrants to purchase 100,000 shares of our Series A Convertible Preferred Stock with an exercise price of $10.00 per share to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., warrants to purchase 95,000 shares of our Series A Convertible Preferred Stock with an exercise price of $10.00 per share to Morgan Stanley Dean Witter Equity Funding, Inc. and warrants to purchase 5,000 shares of our Series A Convertible Preferred Stock with an exercise price of $10.00 per share to Originators Investment Plan, L.P.;

•
80,217 shares of our common stock to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., 76,206 shares of our common stock to Morgan Stanley Dean Witter Equity Funding, Inc. and 4,011 shares of our common stock to Originators Investment Plan, L.P.;

•
Warrants to purchase 750,000 shares of our common stock with an exercise price of $1.00 to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., warrants to purchase 712,500 shares of our common stock with an exercise price of $1.00 per share to Morgan Stanley Dean Witter Equity Funding, Inc. and warrants to purchase 37,500 shares of our common stock with an exercise price of $1.00 per share to Originators Investment Plan, L.P.

    No underwriters were involved in any of the transactions described above. All of the securities issued in the foregoing transactions were issued by us in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, in that the transactions involved the issuance and sale of our securities to financially sophisticated individuals or entities that were aware of our activities and business and financial condition and took the securities for investment purposes and understood the ramifications of their actions. Certain of the purchasers also represented that they were "accredited investors" as defined in Regulation D and/or were acquiring such securities for investment for their own account and not for distribution. All certificates representing the common stock so issued have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.

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EXHIBITS

Exhibit Number	Description of Exhibit
2.1(1)	Agreement and Plan of Merger, dated June 5, 1998, by and between Electric City Corp. and Pice Products Corporation
2.2(2)	Agreement and Plan of Merger, dated August 31, 2000, by and among Electric City Corp., Electric City Acquisition, a wholly owned subsidiary of the Company, Switchboard Apparatus, Inc., Dale Hoppensteadt, George Miller and Helmut Hoppe.
2.3(8)	Letter Agreement, dated November 21, 2000, amending the Agreement and Plan of Merger, dated August 31, 2000, by and among Electric City Corp., Electric City Acquisition, Switchboard Apparatus and the stockholders of Switchboard Apparatus.
2.4(8)	Letter Agreement, dated December 22, 2000, amending the Agreement and Plan of Merger dated August 31, 2000 among Electric City Corp., Electric City Acquisition, Switchboard Apparatus and the stockholders of Switchboard Apparatus.
2.5(7)	Agreement and Plan of Merger, dated June 7, 2001, by and among Electric City Corp., Electric City Great Lakes Acquisition Corporation, a wholly owned subsidiary of the Company, Great Lakes Controlled Energy Corporation, Eugene Borucki and Denis Enberg.
2.6(7)	Commercial Building Lease Dated June 7, 2001, by and between Electric City Corp. and Eugene Borucki and Denis Enberg.
3.1(1)	Certificate of Incorporation
3.2(1)	Bylaws
4.1(2)	Indemnification and Stockholder Agreement, dated as of August 31, 2000, by and among Electric City Corp. and Dale Hoppensteadt, George Miller and Helmut Hoppe.
4.2(5)	The Securities Purchase Agreement, made as of October 17, 2000, by and between Electric City Corp. and Augustine Fund, L.P.
4.3(5)	Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Electric City Corp.
4.4(5)	The Registration Rights Agreement, made as of October 17, 2000, by and between Electric City Corp. and Augustine Fund, L.P.
4.5(5)	Warrant to Purchase Shares of Common Stock of Electric City Corp.
4.6(5)	Trading Agreement, made as of October 17, 2000, by and between Augustine Fund, L.P. and Electric City Corp.
4.6(6)	Specimen stock certificate representing the common stock
4.7(7)	Securities Purchase Agreement Dated July 31, 2001 between Electric City Corp. and Newcourt Capital USA, Inc., Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C.
4.8(7)	Investor Rights Agreement, dated as of July 31, 2001 made by and among Electric City Corp. and Newcourt Capital USA, Inc., Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C.
4.9(7)	Stockholders Agreement, dated as of July 31, 2001 made by and among Electric City Corp. and Newcourt Capital USA, Inc., Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C.
4.10(7)	Stock Trading Agreement, dated as of July 31, 2001 made by and among Electric City Corp. and Newcourt Capital USA, Inc., Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C.
4.11(7)	Escrow Agreement, dated as of July 31, 2001 made by and among Electric City Corp., EP Power Finance, L.L.C., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Duke Capital Partners, L.L.C., Newcourt Capital Securities, Inc. and American National Bank and Trust Company of Chicago.

II–7

4.12(7)	Registration Rights Agreement dated April 18, 2001 by and between Electric City Corp. and Newcourt Securities, Inc.
4.13*	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of Electric City Corp. dated August 30, 2001.
5(8)	Legality of Securities Opinion from Greg Rice, General Counsel of Electric City Corp.
10.1(1)	Sales, Distribution and Patent License Agreement, dated January 1, 1998, by and between Giorgio Reverberi and Joseph C. Marino
10.2(1)	Sublicense Agreement, dated June 24, 1998, by and between the Electric City Corp. and Joseph C. Marino
10.3(1)	Real Estate Sales Contract, dated July 3, 1998, by and between Electric City Corp. and the Giovanni Gullo and Mario Gullo Family Limited Partnership
10.4(1)	Asset Purchase Agreement, dated May 24, 1999 by and between Electric City Corp. and Marino Electric, Inc.
10.5(1)	Distribution Agreement, dated September 7, 1999 by and between Electric City Corp. and Electric City of Illinois LLC
10.6(1)	Consulting Agreement, dated April 16, 1999 by and between Electric City Corp. and John Prinz & Associates
10.7(1)	Consulting Agreement, dated January 18, 1999 by and between Electric City Corp. and 1252996 Ontario Limited d/b/a The Stockpage)
10.8(1)	Warrant to Purchase Common Stock dated January 15, 1999, from Electric City Corp. to 1252996 Ontario Limited (d/b/a The Stockpage)
10.9(1)	Professional Services Agreement dated September 1, 1998 between the Company and TJ Riley and Associates
10.10(3)	Employment Agreement, dated November 19, 1999 by and between John Mitola and Electric City Corp.
10.11(3)	Employment Agreement, dated November 19, 1999 by and between Brian Kawamura and Electric City Corp.
10.12(3)	Employment Agreement, dated November 19, 1999 by and between Michael Pokora and Electric City Corp.
10.13(3)	Employment Agreement, dated November 19, 1999 by and between Jeffrey Mistarz and Electric City Corp.
10.14(4)	Loan agreement, dated June 28, 2000 by and between LaSalle Bank National Association and Electric City Corp.
10.15(4)	Revolving Credit Note, dated June 28, 2000 issued by Electric City Corp. to LaSalle Bank National Association
10.16(4)	Security Agreement, dated June 28, 2000, made between Electric City Corp. and LaSalle Bank National Association
10.17(4)	Equipment Term Note, dated June 28, 2000, issued by Electric City Corp. to LaSalle Bank National Association
10.18(4)	Subordinated Secured Term Note between Joseph Marino and Electric City Corp., dated May 30, 2000
10.19(4)	General Security Agreement between Electric City Corp. and Joseph Marino, dated May 30, 2000
10.20(7)	Convertible Senior Subordinated Promissory Note and Warrant Purchase Agreement Dated as of April 18, 2001 by and between Electric City Corp. and Newcourt Capital USA, Inc.
10.21(7)	Convertible Senior Subordinated Promissory Note Dated as of April 18, 2001 by and between Electric City Corp. and Newcourt Capital USA, Inc.

II–8

10.22(7)	Warrant Certificate to Purchase 1,700,000 Shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Newcourt Capital USA, Inc.
10.23(7)	Convertible Senior Subordinated Promissory Note Dated as of June 8, 2001 by and between Electric City Corp. and Newcourt Capital USA, Inc.
10.24(7)	First Amendment to Convertible Senior Subordinated Promissory Note and Warrant Purchase Agreement dated July 31, 2001 by and between Electric City Corp. and Newcourt Capital USA, Inc.
10.25(7)	Convertible Senior Subordinated Promissory Note Dated as of July 31, 2001 by and between Electric City Corp. and Newcourt Capital USA, Inc.
10.26(7)	Warrant Certificate to Purchase 3,314,830 Shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Newcourt Securities, Inc.
10.27*	Warrant Certificate to Purchase 750,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Newcourt Capital USA, Inc.
10.28*	Warrant Certificate to Purchase 712,500 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Morgan Stanley Dean Witter Equity Funding, Inc.
10.29*	Warrant Certificate to Purchase 37,500 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Originators Investment Plan, L.P.
10.30*	Warrant Certificate to Purchase 750,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Duke Capital Partners, LLC.
10.31*	Warrant Certificate to Purchase 750,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to EP Power Finance, L.L.C.
10.32*	Warrant Certificate to Purchase 100,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to Newcourt Capital USA, Inc.
10.33*	Warrant Certificate to Purchase 100,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to EP Power Finance, L.L.C.
10.34*	Warrant Certificate to Purchase 95,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to Morgan Stanley Dean Witter Equity Funding, Inc.
10.35*	Warrant Certificate to Purchase 5,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to Originators Investment Plan, L.P.
10.36*	Warrant Certificate to Purchase 100,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to Duke Capital Partners, LLC.
21(8)	List of subsidiaries
23.1*	Consent of BDO Seidman LLP with respect to the financial statements of Electric City Corp.
23.2*	Consent of BDO Seidman LLP with respect to the financial statements of Marino Electric, Inc.
23.3*	Consent of BDO Seidman LLP with respect to the financial statements of Switchboard Apparatus, Inc.
23.4*	Consent of John R. Waters and Company
23.5(8)	Consent of Greg Rice, General Counsel of Electric City Corp. (contained in Exhibit 5)
24	Power of Attorney (included on signature page hereto)

*
Filed herewith

(1)
Incorporated herein by reference to Electric City Corp.'s registration statement on Form 10SB as amended (No. 000-27291).

(2)
Incorporated herein by reference to Electric City Corp.'s Current Report on Form 8K dated August 31, 2000 and filed with the SEC on September 14, 2000 (No. 0-2791).

II–9

(3)
Incorporated herein by reference to Electric City Corp's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 (No. 0-27291).

(4)
Incorporated herein by reference to Electric City Corp.'s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2000 (No. 0-27291).

(5)
Incorporated herein by reference to Electric City Corp's Current Report on Form 8K dated October 17, 2000 filed with the SEC on November 30, 2000 (No. 0-2791).

(6)
Incorporated herein by reference to Electric City Corp's registration statement of Form 8-A filed with the SEC on December 8, 2000 (No. 0-2791).

(7)
Incorporated herein by reference to Electric City Corp's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001 (No. 0-27291).

(8)
Incorporated herein by reference to Electric City Corp's registration statement on Form SB-2 filed August 16, 2001

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UNDERTAKINGS

Rule 415 Offering.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in this registration statement; and

    (iii)
    To include any additional or changed material information with respect to the plan of distribution.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Request for Acceleration of Effective Date.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

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SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Elk Grove Village, State of Illinois, on the 26th day of September, 2001.

ELECTRIC CITY CORP.
BY:	/S/ JOHN P. MITOLA John P. Mitola, Chief Executive Officer and Director

POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints John P. Mitola, Jeffrey R. Mistarz and Greg M. Rice, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form SB-2 (including any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN P. MITOLA John P. Mitola	Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2001
/s/ JEFFREY R. MISTARZ Jeffrey R. Mistarz	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 26, 2001
/s/ BRIAN J. KAWAMURA Brian J. Kawamura	President, Chief Operating Officer and Director	September 26, 2001
/s/ MICHAEL S. STELTER Michael S. Stelter	Vice President of Sales and Director	September 26, 2001
/s/ ROBERT J. MANNING Robert J. Manning	Director	September 26, 2001
/s/ KEVIN P. MCENEELY Kevin P. McEneely	Director	September 26, 2001

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/s/ GERALD A. PIENTKA Gerald A. Pientka	Director	September 26, 2001
/s/ ROSCOE C. YOUNG, II Roscoe C. Young, II	Director	September 26, 2001

II–13

QuickLinks

TABLE OF CONTENTS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SELLING SECURITY HOLDERS, SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERTS AND COUNSEL
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY
DESCRIPTION OF BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION
DESCRIPTION OF PROPERTY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
FINANCIAL STATEMENTS Index to Financial Statements
Electric City Corp. Consolidated Balance Sheets
Electric City Corp. Consolidated Statements of Operations
Electric City Corp. Consolidated Statements of Stockholders' Equity for the Year Ended December 31, 2000, the Eight Months Ended December 31, 1999 and the Year Ended April 30, 1999
Electric City Corp. Statements of Cash Flows
Electric City Corp. Notes to Consolidate Financial Statements
Condensed Consolidated Balance Sheet
Condensed Consolidated Statement of Operations
Statement of Condensed Consolidated Stockholders’ Equity
Condensed Consolidated Statements of Cash Flows
Electric City Corp. Notes to Financial Statements
Switchboard Apparatus, Inc. Balance Sheet
Switchboard Apparatus, Inc. Statement of Income and Accumulated Deficit
Switchboard Apparatus, Inc. Statement of Stockholder's Equity
Switchboard Apparatus, Inc. Statement of Cash Flows
Switchboard Apparatus, Inc. Summary of Accounting Policies
Switchboard Apparatus, Inc. Notes to Financial Statements
SWITCHBOARD APPARATUS, INC. (An S Corporation) BALANCE SHEET DECEMBER 31, 1998
SWITCHBOARD APPARATUS, INC. (An S Corporation) STATEMENT OF INCOME (LOSS) FOR THE YEAR ENDED DECEMBER 31, 1998
SWITCHBOARD APPARATUS, INC. (An S Corporation) STATEMENT OF CHANGES IN RETAINED EARNINGS (DEFICIT) FOR THE YEAR ENDED DECEMBER 31, 1998
SWITCHBOARD APPARATUS, INC. (An S Corporation) STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1998
SWITCHBOARD APPARATUS, INC. CONDENSED BALANCE SHEET
SWITCHBOARD APPARATUS, INC. UNAUDITED STATEMENT OF OPERATIONS
SWITCHBOARD APPARATUS, INC. UNAUDITED STATEMENT OF STOCKHOLDERS' EQUITY
SWITCHBOARD APPARATUS, INC. CONDENSED STATEMENT OF CASH FLOWS (Unaudited)
SWITCHBOARD APPARATUS, INC. FOOTNOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Marino Electric, Inc. Balance Sheet
Marino Electric, Inc. Statement of Operations and Retained Earnings
Marino Electric, Inc. Statement of Cash Flows
Marino Electric, Inc. Notes to Financial Statements
Unaudited Pro Forma Consolidated Financial Statements of Electric City, Electric City Acquisition Corporation and Switchboard Apparatus, Inc.
Electric City Corp. Unaudited Pro Forma Condensed Consolidated Statement of Operations
Electric City Corp. Notes to Unaudited Pro Forma Statement of Operations Twelve Months Ended December 31, 2000
PART II INFORMATION NOT REQUIRED IN PROSPECTUS INDEMNIFICATION OF DIRECTORS AND OFFICERS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
RECENT SALES OF UNREGISTERED SECURITIES
EXHIBITS
UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY